Exhibit 1

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to what action you should take, you are recommended to seek your own personal financial advice immediately from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser authorised under the Financial Services and Markets Act 2000 if you are resident in the United Kingdom or, if not, from another appropriately authorised independent financial adviser.

If you have sold or otherwise transferred all of your WPP Shares, please forward this document, together with the accompanying documents (including the Forms of Proxy), at once to the purchaser or transferee, or to the bank, stockbroker or other agent through whom the sale or transfer was effected for delivery to the purchaser or transferee. However, these documents should not be forwarded or transmitted in or into any jurisdiction in which such act would constitute a violation of the relevant laws of such jurisdiction. If you have sold or transferred only part of your holding of WPP Shares, you should retain these documents and consult the bank, stockbroker or other agent through whom the sale or transfer was effected.

The distribution of this document in certain jurisdictions other than the United Kingdom and Jersey may be restricted by law. Accordingly, neither this document nor any advertisement may be distributed or published in any jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations. Persons into whose possession this document comes should inform themselves about and observe any such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. This document does not constitute an invitation or offer to sell or exchange, or the solicitation of an invitation or offer to buy or exchange, any security or to become a member of New WPP. None of the securities referred to in this document shall be sold, issued, exchanged or transferred in any jurisdiction in contravention of applicable law.

WPP Group plc

(Incorporated in England and Wales with Registered Number 05537577)

Recommended proposals for:

(i) the introduction of a new Jersey incorporated and Republic of Ireland tax resident parent company by means of a scheme of arrangement under

Part 26 of the Companies Act 2006; and

(ii) the New WPP Reduction of Capital;

and

Notices of Court Meeting and General Meeting

Share Owners should read the whole of this document.

Merrill Lynch, which is authorised and regulated in the UK by the FSA, is acting exclusively for WPP and New WPP and no one else in connection with the Proposals and will not be responsible to anyone other than WPP and New WPP for providing the protections afforded to its clients for the contents of this document or for providing any advice in relation to this document and the Proposals.

Your attention is drawn to the letter from the Chairman of WPP in Part 1 of this document, which contains the unanimous recommendation of your Board that you vote in favour of the Scheme at both the Court Meeting and the General Meeting and in favour of the other Proposals and the Share Plan Proposals at the General Meeting. A letter from Merrill Lynch explaining the Scheme is set out in Part 2 of this document.

A copy of the Prospectus relating to New WPP, prepared in accordance with the Prospectus Rules of the UK Listing Authority made under section 73A of the FSMA, has been filed with the FSA in accordance with the Prospectus Rules. A copy of the Prospectus is available on request up until Admission free of charge by writing to the head office of WPP (27 Farm Street, London W1J 5RJ) or the registered office of New WPP (22 Grenville Street, St Helier, Jersey JE4 8PX) or by calling the Share Owner Helpline (0870 707 1411 (+44 870 707 1411 from outside the UK)), further details of which are included on page 5 of this document. A copy of the Prospectus may also be downloaded via WPP’s website (www.wpp.com) and inspected at the registered offices of both WPP (Pennypot Industrial Estate, Hythe, Kent CT21 6PE) and New WPP (22 Grenville Street, St Helier, Jersey JE4 8PX) and at the offices of Allen & Overy LLP (One Bishops Square, London E1 6AD).

Application will be made to the UK Listing Authority for the New WPP Shares to be admitted to the Official List and to trading on the London Stock Exchange’s main market for listed securities. It is expected that dealings in WPP Shares will continue until the close of business on 18 November 2008 and that Admission will become effective and trading will commence at 8.00 a.m. on 19 November 2008. Application has also been made to list the New WPP ADSs representing New WPP Shares on NASDAQ. It is expected that dealings in WPP ADSs will continue on NASDAQ until the close of business on 18 November 2008 and that listing will be effective and trading of the New WPP ADSs will commence on NASDAQ at 9.30 a.m. (New York time) on 19 November 2008.

Notices of the Court Meeting and the General Meeting, each of which will be held at Allen & Overy LLP, One Bishops Square, London E1 6AD on 30 October 2008, are set out in Parts 6 and 7 respectively of this document. The Court Meeting will start at 11.30 a.m. and the General Meeting at 11.45 a.m. (or as soon thereafter as the Court Meeting concludes or adjourns).

The action to be taken in respect of the Meetings is set out in the paragraph headed “Action to be taken” in Part 1 of this document. Share Owners will find enclosed with this document a white Form of Proxy for use in connection with the Court Meeting and a blue Form of Proxy for use in connection with the General Meeting. Whether or not you intend to attend the Meetings in person, please complete and sign each of the enclosed Forms of Proxy in accordance with the instructions printed on them and return them to the Registrars, Computershare Investor Services PLC, PO Box 1075, The Pavilions, Bridgwater Road, Bristol BS99 3FA as soon as possible and, in any event, so as to be received at least 48 hours before the time appointed for the relevant Meeting. If the white Form of Proxy for the Court Meeting is not returned by the above time, it may be handed to the Chairman of the Court Meeting or the Registrars, Computershare Investor Services PLC, before the start of that Meeting. However, in the case of the General Meeting, unless the blue Form of Proxy is returned by the time mentioned in the instructions printed on it, it will be invalid. The completion and return of a Form of Proxy will not prevent you from attending and voting in person at the Court Meeting, the General Meeting or any adjournment thereof if you so wish and are so entitled to attend. Holders of WPP ADSs who do not wish to attend and vote in person should complete their ADS proxy cards in relation to the voting rights attached to the WPP Shares represented by their WPP ADSs and return such cards to the US Depositary, Citibank N.A., at Citigroup Shareholder Services, PO Box 43099, Providence RI 02940-5000, USA as soon as possible and in any event by 10 a.m. (New York time) on 27 October 2008. If you hold your WPP ADSs indirectly, you must rely on the procedures of your bank, broker or financial institution through which you hold your WPP ADSs.

The New WPP Shares have not been, and will not be, registered under the US Securities Act. The New WPP Shares will be issued in reliance on the exemption provided by section 3(a)(10) of the US Securities Act. Neither the SEC nor any US state securities commission has reviewed or approved this document or the Scheme. Any representation to the contrary is a criminal offence in the United States.

In connection with the provisions of the Reform Act, WPP and/or New WPP may include forward-looking statements (as defined in the Reform Act) in oral or written public statements issued by or on behalf of WPP and/or New WPP. These forward-looking statements may include, among other things, plans, objectives, projections and anticipated future economic performance based on assumptions that are subject to risks and uncertainties. As such, actual results or outcomes may differ materially from those discussed in the forward-looking statements. Important factors which may cause actual results to differ include but are not limited to: the unanticipated loss of a material client or key personnel, delays or reductions in client advertising budgets, shifts in industry rates of compensation, regulatory compliance costs or litigation, natural disasters or acts of terrorism, WPP’s and/or New WPP’s exposure to changes in the values of other major currencies other than the UK pound sterling (because a substantial portion of their revenues are derived and costs incurred outside of the United Kingdom) and the overall level of economic activity in WPP’s and/or New WPP’s major markets (which varies depending on, among other things, regional, national and international political and economic conditions and government regulations in the world’s advertising markets). In light of these and other uncertainties, the forward-looking statements included in this document should not be regarded as a representation by WPP or New WPP that WPP’s or New WPP’s plans and objectives will be achieved.

Neither WPP nor New WPP undertake any obligation to update the forward-looking statements to reflect actual results, or any change in events, conditions or assumptions or other factors, unless required to do so by the Prospectus Rules, the Listing Rules or the Disclosure Rules.

NOTICE TO NEW HAMPSHIRE RESIDENTS

Neither the fact that a registration statement or an application for a licence has been filed under chapter 421-B of the New Hampshire Revised Statutes with the State of New Hampshire, nor the fact that a security is effectively registered or a person is licensed in the State of New Hampshire, constitutes a finding by the Secretary of State of New Hampshire that any document filed under RSA 421-B is true, complete and not misleading. Neither any such fact, nor the fact that an exemption or exception is available for a security or a transaction, means that the Secretary of State has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security or transaction. It is unlawful to make, or cause to be made, to any prospective purchaser, customer or client, any representation inconsistent with the provisions of this paragraph.

CURRENCIES

All references to “pounds”, “pounds sterling”, “sterling”, “£”, “pence”, “penny” and “p” are to the lawful currency of the United Kingdom, all references to “US dollars”, “$”, “US$” or “cents” are to the lawful currency of the United States and all references to “Euro”, “€” or “EUR” are to the lawful currency of the European Union.

EXPECTED TIMETABLE OF PRINCIPAL EVENTS

Event	Time and/or date
Latest time for receipt by the trustees of the 401k Plans of instructions in respect of WPP ADSs held under the 401k Plans	10.00 a.m. (New York time) on 24 October 2008
Latest time for lodging voting instructions in respect of the WPP ADSs	10.00 a.m. (New York time) on 27 October 2008
Latest time for lodging white Forms of Proxy for the Court Meeting	11.30 a.m. on 28 October 2008(1)
Latest time for lodging blue Forms of Proxy for the General Meeting	11.45 a.m. on 28 October 2008
Voting Record Time	6.00 p.m. on 28 October 2008(2)
Court Meeting	11.30 a.m. on 30 October 2008
General Meeting	11.45 a.m. on 30 October 2008(3)

The following dates are subject to change:
Court Hearing to sanction the Scheme and the Scheme Reduction of Capital	18 November 2008(4)
Last day of dealings in, and for registration of transfers of, WPP Shares and WPP ADSs	18 November 2008(5)
Scheme Record Time	6.00 p.m. on 18 November 2008(5)
Effective Date of the Scheme	19 November 2008(5)

Cancellation of listings of WPP Shares, New WPP Shares admitted to Official List, crediting of New WPP Shares in uncertificated form to CREST accounts and dealings in New WPP Shares commence on the London Stock Exchange

8.00 a.m. on 19 November 2008(5)
Cancellation of listing of WPP ADSs and dealings in New WPP ADSs commence on NASDAQ	9.30 a.m. (New York Time) on 19 November 2008(5) (6)
Jersey Court hearing to sanction the New WPP Reduction of Capital	24 November 2008(5)
New WPP Reduction of Capital becomes effective	25 November 2008(5) (7)
Despatch of New WPP Share certificates for New WPP Shares in certificated form	by 25 November 2008(5)

Notes:

Unless otherwise stated, all references in this document to times are to London times.

(1)	Forms of Proxy for the Court Meeting not returned by this time may be handed to the Registrars, Computershare Investor Services PLC, or to the Chairman of WPP, at the Court Meeting.
(2)	If either the Court Meeting or the General Meeting is adjourned, the Voting Record Time for the adjourned meeting will be 6.00 p.m. on the date two days before the date set for the adjourned meeting.
(3)	To commence at 11.45 a.m. or, if later, immediately after the conclusion or adjournment of the Court Meeting.
(4)	This date is indicative only and will depend, among other things, on the date upon which the Court sanctions the Scheme.
(5)	These dates are indicative only and will depend, among other things, on the date upon which the Scheme becomes effective.
(6)

New WPP Shares credited to the account of the US Depositary will be represented by the New WPP ADSs (in book-entry form, direct registration book-entry form or in the form of a registered New WPP ADR certificate). The US Depositary will effect the cancellation of the WPP ADSs and the issuance of New WPP ADSs, including the exchange of WPP ADSs represented by WPP ADR certificates.

(7)

This date is indicative only and will depend, among other things, on the date on which the Jersey Court confirms the New WPP Reduction of Capital and the Jersey registrar of companies registers the act of court and approved minute of the Jersey Court.

The dates given in this expected timetable are based on WPP’s current expectations and may be subject to change. If the scheduled date of the Court Hearing to sanction the Scheme is changed, WPP will give notice of the change by issuing an announcement through a Regulatory Information Service. All WPP Share Owners have the right to attend the Court Hearing to sanction the Scheme.

SUMMARY

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR

IMMEDIATE ATTENTION

If you are in any doubt as to the action you should take, you are recommended to seek your own personal financial advice immediately from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser authorised under the Financial Services and Markets Act 2000 if you are in the United Kingdom or, if not, from another appropriately authorised independent financial adviser.

This document tells you about:

(a)	the proposals for a reorganisation of the WPP Group which will result in a new Jersey incorporated, Irish tax resident company becoming the holding company of the WPP Group (the Scheme);

(b)

the proposals for New WPP to reduce its share premium account to create distributable reserves to support the payment of future dividends and share repurchases by New WPP in the medium to long term (the New WPP Reduction of Capital); and

(c)	the proposals in respect of the employees’ share plans operated by the WPP Group in connection with the Scheme (the Share Plan Proposals).

Here is what you need to do now:

•	Review this summary and the remainder of this document.

•	Read the Chairman’s letter on pages 14 to 22 of this document. This explains what is happening and why your Board recommends that you should vote in favour of the Proposals.

•	If you have any further queries, please call our Share Owner Helpline, the number of which is below.

WPP Share Owners and holders of WPP ADSs should read the whole of this document and not just rely on this summary. This summary should not be regarded as a substitute for reading the whole document.

SHARE OWNER HELPLINE TELEPHONE NUMBER:

0870 707 1411

(+44 870 707 1411 if you are calling from outside the UK)

Monday to Friday, 8.30 a.m. to 5.30 p.m. (UK time)

Calls cost 7.9 pence (plus VAT) per minute from a standard BT landline.

Charges from mobiles and other operators may vary.

Note: For legal reasons, this helpline will only be able to provide practical information and will not provide advice on the merits of any of the Proposals or Admission or give any financial, legal or taxation advice. For financial, legal or taxation advice, you will need to consult an independent financial or legal adviser.

To help you understand what is involved in the Scheme and the other matters referred to below, WPP has prepared this summary. You should read the whole of this document and not rely solely on the summary set out below.

Unless otherwise noted in this summary, discussion of WPP Shares and New WPP Shares includes WPP Shares represented by WPP ADSs and New WPP Shares represented by New WPP ADSs.

1.	Why is WPP proposing the Scheme?

WPP is an international business, with over 110,000 people (including associate companies) working for WPP Group companies in 106 countries. In recent years, the UK has contributed less than 15 per cent. of WPP’s revenues and headline profits before tax.

For historical reasons, the WPP Group’s parent company has been incorporated and tax resident in the UK. As a result of recent concerns regarding possible changes to the UK’s taxation of foreign profits, the WPP Board has reassessed the location of the parent company of the WPP Group and, given these concerns and the complexity of the current UK tax system, the WPP Board has concluded that the long term interests of the WPP Group and its Share Owners are best served by a new parent company corporate structure.

The WPP Board believes that the most appropriate structure to protect the WPP Group’s taxation position and better facilitate its financial management is to introduce a new Jersey incorporated parent company for the WPP Group which will be tax resident in the Republic of Ireland. This should provide the opportunity to reduce the overall tax rate of the WPP Group in the short to medium term.

This international parent structure should allow WPP to continue its successful strategy of developing its portfolio internationally, particularly in fast-growing geographic markets such as Brazil, Russia, India and China, and also in other countries in Asia, Latin America, Africa and the Middle East and Central and Eastern Europe.

2.	Why is WPP implementing the introduction of the new parent company by way of a scheme of arrangement?

The Scheme is a formal procedure under the Companies Acts 1985 and 2006 which is commonly used to carry out corporate reorganisations. The Scheme requires the approval of WPP Share Owners and the Court. If the relevant approvals are obtained, all WPP Share Owners will be bound by the Scheme regardless of whether or how they voted.

3.	What is the New WPP Reduction of Capital and why is it proposed?

The New WPP Directors wish to continue WPP’s existing dividend policy and share repurchase programme in a financially and operationally efficient way. Accordingly, the purpose of the New WPP Reduction of Capital is to create distributable reserves in the accounts of New WPP to support the payment of future dividends and share repurchases by New WPP in the medium to long term.

Pursuant to the New WPP Reduction of Capital, it is proposed that the share capital of New WPP be reduced by re-characterising the entire amount (or such other amount as is approved by the Jersey Court) standing to the credit of New WPP’s share premium account as a distributable reserve that will be available to New WPP to be distributed as dividends or applied toward any other lawful purpose.

The New WPP Reduction of Capital is conditional upon:

(a)	the WPP Share Owners passing special resolutions at the General Meeting to approve the Scheme and the New WPP Reduction of Capital;

(b)	the Scheme becoming effective;

(c)	the Jersey Court confirming the New WPP Reduction of Capital; and

(d)	the Jersey registrar of companies registering the act of court and approved minute of the Jersey Court.

The amount of the distributable reserves to be created by the New WPP Reduction of Capital will depend upon the price at which New WPP Shares are issued by New WPP pursuant to the Scheme. Such New WPP Shares will be issued at a price equal to the actual closing price of WPP Shares on the last day of dealings in WPP Shares (currently anticipated to be 18 November 2008).

Based on the closing price of a WPP Share of 456.75 pence on 2 October 2008 (being the last practicable date prior to the publication of this document) and assuming that no further WPP Shares are issued after 2 October 2008, the New WPP Reduction of Capital will create a distributable reserve of approximately £5.2 billion in the accounts of New WPP and leave New WPP with paid up share capital of approximately £117.5 million. If the TNS Offer (referred to in question 18 below) becomes unconditional in all respects, before the New WPP Reduction of Capital becomes effective, the size of the distributable reserve will increase.

The New WPP Reduction of Capital is expected to become effective on 25 November 2008.

Please see paragraph 2(b) of Part 1 of this document for further details.

4.	Why is WPP proposing the Share Plan Proposals?

It is WPP’s intention that the Scheme should, where possible, have no impact on the rights outstanding under the WPP Share Plans and the Inherited Share Plans and that those rights and the ability to grant new awards over New WPP Shares should continue after the Scheme becomes effective. Accordingly, where permitted under the rules of the WPP Share Plans and the Inherited Share Plans, rights will not vest or become exercisable early as a result of the Scheme becoming effective but will continue on the same terms, other than that they will be satisfied using New WPP Shares rather than WPP Shares.

To achieve this, it is proposed that the New WPP Directors will be authorised to:

(i)	adopt the Replacement Share Plans to replace the WPP 2005 Executive Stock Option Plan and the WPP 2005 Worldwide Ownership Plan;

(ii)	ensure that existing awards under the WPP Share Plans are satisfied using New WPP Shares;

(iii)	adopt the Continuing Share Plans to enable New WPP to grant new awards under these plans over New WPP Shares; and

(iv)	ensure that existing awards under the Inherited Share Plans can be satisfied using New WPP Shares including, if appropriate, newly issued New WPP Shares or New WPP Treasury Shares.

Minor amendments will need to be made to the rules of certain of the WPP Share Plans and the Inherited Share Plans to enable the awards under the relevant plans to be satisfied using New WPP Shares.

The Inherited Share Plans were adopted by companies which are now part of the WPP Group but which were not part of the WPP Group at the time those incentive plans were adopted. Awards remain outstanding under the Inherited Share Plans. The ability to satisfy existing awards under the Inherited Share Plans using newly issued New WPP Shares or New WPP Treasury Shares will create maximum flexibility to avoid US tax charges that could arise if the awards were satisfied out of shares held by the ESOPs.

5.	Why am I being sent this document?

The Scheme requires WPP Share Owners to vote on certain matters at both the Court Meeting and the General Meeting. The other Proposals require WPP Share Owners to vote on certain matters at the General Meeting. This document contains information to assist you in your voting decision in relation to all of the Proposals.

6.	Is there a prospectus relating to the New WPP Shares that I am being issued?

The Prospectus relating to New WPP Shares, which contains prescribed information relating to New WPP, is not being sent to WPP Share Owners but is available on request up until Admission free of charge by writing to the head office of WPP (27 Farm Street, London W1J 5RJ) or the registered office of New WPP (22 Grenville Street, St Helier, Jersey JE4 8PX) or by calling the Share Owner Helpline (0870 707 1411) (+44 870 707 1411 from outside the UK)), further details of which are included on page 5 of this document. A copy of the Prospectus may also be downloaded via WPP’s website (www.wpp.com) and may be inspected at the registered offices of both WPP (Pennypot Industrial Estate, Hythe, Kent CT21 6PE) and New WPP (22 Grenville Street, St Helier, Jersey JE4 8PX).

A copy of the Prospectus may also be viewed at the Document Viewing Facility of the FSA (25 North Colonnade, London E14 5HS) or inspected at the offices of Allen & Overy LLP (One Bishops Square, London E1 6AD) during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) until close of business on the day of the Meetings and will also be available for inspection for 15 minutes before and during the Meetings.

7.	Why are there two Meetings and do I need to attend?

There are two WPP Share Owner Meetings, being the Court Meeting and a subsequent General Meeting, which are being called for different purposes and which will be held on the same day.

The sole purpose of the Court Meeting is to seek the approval of WPP Share Owners for the Scheme.

The subsequent General Meeting, which will be held immediately after the Court Meeting, is being called to enable WPP Share Owners to approve elements of the Scheme and various matters in connection with the Scheme, the New WPP Reduction of Capital and the Share Plan Proposals, each as described in Part 1 of this document.

The Court and General Meetings will be held on 30 October 2008.

If you hold WPP Shares, you are entitled and encouraged to attend the Meetings. If you do not attend, you are still entitled to vote at the Meetings by appointing a proxy — see question 8 below.

If you hold WPP ADSs, you may attend the Court Meeting and/or the General Meeting as proxy of the US Depositary, you may instruct the US Depositary to vote at the Court Meeting and/or the General Meeting or you may appoint a third party as proxy to vote at the Court Meeting and/or the General Meeting — see question 8 below.

8.	Do I need to vote?

It is important that as many WPP Share Owners as possible cast their votes and that holders of WPP ADSs either vote in person or instruct the US Depositary or other substitute proxy to vote. This applies to both the Court Meeting and the General Meeting. In particular, it is important that a considerable number of votes are cast at the Court Meeting so as to demonstrate that there is a fair representation of WPP Share Owner opinion.

The proposed resolution at the Court Meeting will be decided by way of a poll and pursuant to the requirements of the WPP Articles, the special resolutions proposed at the General Meeting will also be decided by way of a poll. In accordance with the Articles, the Ordinary Resolution proposed at the General Meeting would ordinarily be voted on by a show of hands. However, in accordance with the Articles, the Chairman will require it to be put to a poll so that WPP Share Owners’ views can be fully represented and so that the same procedure is used for all the resolutions under consideration. On each poll, each WPP Share Owner present in person or by proxy will have one vote for each WPP Share held. Your votes count.

If you do not wish, or are unable, to attend the Court Meeting and/or the General Meeting you may appoint someone (known as a “proxy”) to act on your behalf and vote on the poll at the Court Meeting and/or the General Meeting. You may appoint your proxy by completing the Forms of Proxy and returning them in accordance with the instructions set out in paragraph 8 of Part 1 of this document and on the relevant Form of Proxy.

You are therefore strongly encouraged to complete, sign and return your Forms of Proxy as soon as possible. You have been sent a white Form of Proxy for the Court Meeting and a blue Form of Proxy for the General Meeting.

If you hold WPP Shares in uncertificated form you may also appoint a proxy by completing and transmitting a CREST proxy instruction in accordance with the procedures set out in the CREST manual ensuring that it is received by the Registrars (under CREST Participant ID 3RA50) by no later than 48 hours before the time appointed for the relevant Meeting.

Should you later change your mind and decide to attend the Meetings in person, returning the Forms of Proxy will not preclude you from doing so.

Holders of WPP ADSs have been sent ADS proxy cards. Holders of WPP ADSs are strongly encouraged to complete, sign and return their ADS proxy cards in accordance with the instructions set out in paragraph 8 of Part 1 of this document and on the relevant ADS proxy card. If you hold your WPP ADSs indirectly, you must rely on the procedures of your bank, broker or financial institution through which you hold your WPP ADSs.

A holder of WPP ADSs has three options:

(a)

each WPP ADS holder has already been appointed as proxy over the relevant number of WPP Shares underlying their WPP ADSs (an Appointed Proxy). Therefore a holder of WPP ADSs may attend and vote at the Court Meeting and/or General Meeting in person by bringing the ADS proxy card(s) to the relevant Meeting(s);

(b)

the WPP ADS holder may appoint a nominee of the US Depositary as substitute Appointed Proxy and instruct such nominee how to vote at the Court Meeting and/or the General Meeting in relation to the WPP Shares underlying such holder’s WPP ADSs by completing the ADS proxy card(s) and returning them to the US Depositary; or

(c)

the WPP ADS holder may appoint a substitute Appointed Proxy over the WPP Shares underlying such holder’s WPP ADSs. Such substitute Appointed Proxy can then vote at the Court Meeting and/or the General Meeting in relation to the WPP Shares underlying such holder’s WPP ADSs by bringing the completed ADS proxy card(s) so appointing them to the relevant Meeting(s).

Holders of WPP ADSs also have the right to cancel their WPP ADSs and withdraw the relevant WPP Shares from the ADS programme. To ensure that they become registered WPP Share Owners by 48 hours prior to the relevant meetings, such WPP Share Owners should present their WPP ADSs to the US Depositary for withdrawal (upon compliance with the terms of the WPP ADS deposit agreement, including payment of the US Depositary’s fees and any applicable taxes and governmental charges) and delivery of WPP Shares at least seven Business Days prior to the relevant meeting.

9.	What will I end up with after the Scheme comes into effect?

When the Scheme becomes effective, you will receive one New WPP Share in place of each WPP Share held at the Scheme Record Time (which is expected to be 6.00 p.m. (London time) on 18 November 2008). The register of members of New WPP will be updated to reflect your shareholding on the Scheme becoming effective. If you hold your WPP Shares in a CREST account, the New WPP Shares will be credited to your CREST account and if you hold your WPP Shares in certificated form, share certificates will be sent to you in due course.

Citibank, N.A. is the US Depositary for the WPP ADSs and is the holder of all the WPP Shares represented by WPP ADSs. As holder of those WPP Shares, the US Depositary will receive one New WPP Share for every WPP Share held at the Scheme Record Time. The US Depositary will effect the cancellation of WPP ADSs, including WPP ADSs held in the form of WPP ADR certificates, and the issuance of New WPP ADSs under the terms of a New WPP ADS Deposit Agreement, as promptly as practicable after the Effective Date. The US Depositary will cancel the WPP ADSs held in book-entry form in an account maintained by a participant in DTC and issue New WPP ADSs through the book-entry transfer facilities of DTC as soon as practicable upon receipt by the US Depositary of the applicable number of New WPP Shares in its CREST account. The US Depositary will also cancel WPP ADSs registered in book-entry uncertificated form in the direct registration system maintained by it and issue New WPP ADSs in book-entry uncertificated form in the direct registration system maintained by it promptly upon receipt of the applicable number of New WPP Shares in its CREST account. You will need to surrender any WPP ADSs you hold in the form of WPP ADR certificates (including any WPP ADSs held in the form of WPP ADR certificates that are restricted) to the US Depositary for cancellation and exchange for New WPP ADSs. Promptly following the Effective Date, the US Depositary will mail materials to effect the exchange of WPP ADSs represented by WPP ADR certificates for New WPP ADSs to the holders of WPP ADSs represented by WPP ADR certificates registered on its books as of the Effective Date. The holders of WPP ADSs represented by WPP ADR certificates will receive their New WPP ADSs in the form of book-entry direct registration with the US Depositary. The holders of WPP ADSs that are represented by WPP ADR certificates and are restricted will receive new WPP ADSs in the form of New WPP ADR certificates subject to the same restrictions as the WPP ADR certificates.

10.	Do I have to pay anything under the Scheme?

No. All New WPP Shares and New WPP ADSs arising as a result of the Scheme are being issued to WPP Share Owners and WPP ADS holders in return for their existing WPP Shares and WPP ADSs. No additional payment is required.

11.	What about future dividends? What if I do not want to receive a dividend having an Irish source? Do I need to change my existing instructions so far as the payment of dividends is concerned?

The New WPP Board expects to continue to pay dividends in line with the policy which WPP has adopted to date.

New WPP will, shortly after the Scheme becomes effective, put in place the Dividend Access Plan. The Dividend Access Plan is primarily designed to ensure that, as under current WPP dividend payment arrangements, New WPP Share Owners may continue to receive UK dividends, meaning in particular that under the Dividend Access Plan no tax is required to be withheld from the payment of dividends to New WPP Share Owners. If you hold 100,000 or fewer New WPP Shares, you will be deemed to have elected to participate in the Dividend Access Plan, unless you serve a Withdrawal Notice to opt out. If you hold more than 100,000 New WPP Shares, you must complete an Election Notice (enclosed with this document) to participate in the Dividend Access Plan. The general tax consequences of making, or not making, an election to participate in the Dividend Access Plan are set out in paragraphs 11 and 12 of Part 4 of this document.

Your present dividend instructions will be continued for New WPP after the Scheme becomes effective, unless and until you revoke them. If you wish to change your instructions you should contact the Share Owner Helpline on telephone number 0870 707 1411 (+44 870 707 1411 if you are calling from outside the UK), further details of which are included at the beginning of this summary.

In accordance with the provisions of the New WPP ADS Deposit Agreement, the US Depositary will make an election on behalf of all holders of New WPP ADSs such that, if the Dividend Access Plan is adopted, they will receive dividends from WPP UK Dividend Co under the Dividend Access Plan. Dividends paid by WPP UK

Dividend Co through the Dividend Access Plan will not, under current legislation, be subject to any UK or Irish withholding taxes. If the Dividend Access Plan is adopted and a holder of New WPP ADSs does not wish to receive dividends from WPP UK Dividend Co under the Dividend Access Plan, he must withdraw his New WPP Shares from the New WPP ADS programme prior to the dividend record date set by the US Depositary and request delivery of the New WPP Shares. This will enable him to receive dividends from New WPP (if necessary, by making an election to that effect).

Further details of the Dividend Access Plan are set out in paragraph 4 of Part 1 of this document and in the Prospectus.

12.	What do I do with my old share certificates?

When the Scheme becomes effective, your holding of WPP Shares will be replaced by an equivalent holding of New WPP Shares. Thus, all your certificates for WPP Shares held in certificated form will cease to be valid. Upon receipt of your share certificates for New WPP Shares, your share certificates for WPP Shares should be destroyed.

If you hold WPP ADSs in the form of WPP ADR certificates, promptly following the Effective Date you will receive instructions from the US Depositary as to how to exchange your WPP ADR certificates for New WPP ADSs.

13.	When will I receive share certificates for my New WPP Shares?

It is currently proposed that share certificates for New WPP Shares held in certificated form will be despatched to you by 25 November 2008. If you hold your WPP Shares in a CREST account, the New WPP Shares will be credited to your account on 19 November 2008.

14.	How will ADS holders receive their entitlements?

If you hold WPP ADSs in the form of WPP ADR certificates, following the Effective Date the US Depositary will deliver your New WPP ADSs in the form of book-entry direct registration with the US Depositary to you as promptly as practicable after receipt by it of the applicable number of New WPP Shares in its CREST account and receipt from you of properly completed and signed documentation together with your surrendered WPP ADR certificates.

The holders of WPP ADSs that are represented by WPP ADR certificates and are restricted will receive New WPP ADSs in the form of New WPP ADR certificates subject to the same restrictions as the WPP ADR certificates. The relevant documentation will be mailed to you by the US Depositary promptly after the Effective Date. If you hold WPP ADSs in the DTC system, the US Depositary will cancel the WPP ADSs and issue New WPP ADSs through the DTC system promptly upon receipt of the applicable number of New WPP Shares in its CREST account. The US Depositary will also cancel WPP ADSs registered in book-entry uncertificated form in the direct registration system maintained by it and issue New WPP ADSs in book-entry uncertificated form in the direct registration system maintained by it promptly upon receipt of the applicable number of New WPP Shares in its CREST account.

15.	Will I have to pay any tax as a result of the Scheme?

There should generally be no tax liabilities for UK-resident WPP Share Owners arising from the Scheme.

Details of the UK, Republic of Ireland, Jersey and US tax treatment of WPP Share Owners arising under the Scheme are set out in paragraphs 11 to 14 respectively of Part 4 of this document.

If you are in any doubt about your tax position, you should consult a professional adviser.

16.	What if I hold my WPP Shares in an ISA?

If you hold your WPP Shares in an ISA, you should be able to hold your replacement New WPP Shares in the ISA, depending on the ISA terms and conditions. If you require further details, you should contact your ISA manager.

If you do not currently hold WPP Shares in an ISA, the New WPP Shares should qualify for inclusion in a stocks and shares ISA, should you subsequently wish to hold your New WPP Shares in an ISA.

17.	What if I participate in a 401k Plan?

Members of any of the 401k Plans who hold WPP ADSs under the 401k Plans have been sent a voting instruction form by the respective trustees of the 401k Plans. This form must be completed by the members in accordance with the accompanying instructions and delivered either by hand or post to the appropriate 401k Plan trustee at the address shown thereon in order to instruct the trustee how to direct the US Depositary to vote the WPP Shares underlying the WPP ADSs on behalf of the members at the Court Meeting and the General Meeting. The voting instruction form must be returned to the appropriate 401k Plan trustee by 10.00 a.m. (New York time) on 24 October 2008. Members of the 401k Plans will not be entitled to attend the Court Meeting or the General Meeting or to be present at the Court Hearing.

Members of the 401k Plans who hold WPP ADSs under such plans will automatically receive New WPP ADSs in their plan accounts in exchange for their WPP ADSs.

18.	How will the Proposals impact on the TNS Offer?

On 9 July 2008, the WPP Board announced the terms of an offer for the whole of the issued and to be issued share capital of TNS. On 1 August 2008, WPP published the TNS Offer Document and the Prospectus Equivalent Document in relation to the TNS Offer.

On 23 September 2008, following the announcement by the European Commission that it had cleared the TNS Acquisition under the EC Merger Regulation, subject to the commitments which WPP has offered in relation to television audience measurement services in the EEA and marketing research services in the Republic of Ireland, WPP announced that the condition of the TNS Offer relating to the notification sought from the European Commission, as set out in paragraph (d) of Part A in the Appendix to Part 1 of the TNS Offer Document, has been satisfied. The TNS Offer remains subject to the other conditions set out in Part A in the Appendix to Part 1 of the TNS Offer Document.

Under the terms of the TNS Offer, TNS Share Owners are being offered 173 pence in cash and 0.1889 of a WPP Share for each TNS Share. On 2 October 2008, the WPP Board announced that the TNS Offer was final and would not be increased (except that WPP reserved the right to set that statement aside in the event a competitive situation arises or otherwise with the consent of the Panel). On 3 October 2008, WPP announced that the TNS Offer will remain open for acceptance until 3.00 p.m. (London time) on 8 October 2008 and that it was waiving down its acceptance condition (as summarised on pages 16 and 17 of the Prospectus Equivalent Document and as set out in paragraph 9 of Part 2 of the Prospectus) from 90 per cent. to 75 per cent. Except with the consent of the Takeover Panel, the last date by which the TNS Offer must become unconditional as to acceptances is 16 October 2008.

If the TNS Offer becomes unconditional in all respects and the Scheme subsequently becomes effective, the Scheme and related proposals will have the following effect in relation to the share consideration receivable by TNS Share Owners under the TNS Offer:

(a)

to the extent that TNS Share Owners who have validly accepted the TNS Offer are issued with WPP Shares before the Scheme Record Time, such accepting TNS Share Owners who become WPP Share Owners by the Scheme Record Time (expected to be 6.00 p.m. on 18 November 2008) will, like all other WPP Share Owners at that time, receive one New WPP Share for each WPP Share cancelled under the Scheme; and

(b)

to the extent that TNS Share Owners are issued with WPP Shares after the Scheme Record Time, either as a result of validly accepting the TNS Offer or as a result of WPP exercising its rights pursuant to the provisions of Part 28 of the Companies Act 2006 to acquire compulsorily any remaining TNS Shares in respect of which acceptances have not been received, the WPP Shares to which such TNS Share Owners become entitled will be transferred to New WPP and New WPP will issue one New WPP Share for each WPP Share so transferred to it.

If the TNS Offer becomes unconditional in all respects, TNS Share Owners who have accepted the TNS Offer and who are issued with WPP Shares before the Voting Record Time will be entitled to vote in connection with the Scheme. The latest time for WPP Share Owners to lodge forms of proxy in respect of the Court Meeting is 11.30 a.m. on 28 October 2008 (or by hand to the Chairman before the Court Meeting on 30 October 2008) and the latest time for WPP Share Owners to lodge forms of proxy in relation to the General Meeting is 11.45 a.m. on 28 October 2008.

If the Scheme is approved and becomes effective (expected to be on or around 19 November 2008), it will be binding on all WPP Share Owners irrespective of whether they attended the meetings or the way they voted. Accordingly, if the TNS Offer becomes unconditional in all respects and if the Scheme becomes effective, TNS Share Owners who become WPP Share Owners as a result of the TNS Offer will subsequently receive New WPP Shares.

Full acceptance of the TNS Offer will result in the issue of up to 82,807,368 new WPP Shares which will represent approximately 6.6 per cent. of the enlarged issued share capital of WPP. Accordingly, if the TNS Offer becomes unconditional in all respects and the Scheme also becomes effective, up to 82,807,368 New WPP Shares would be issued to former TNS Share Owners who become WPP Share Owners as a result of the Scheme becoming effective and related proposals. These shares are therefore included in the number of New WPP Shares in respect of which application will be made for admission to the Official List maintained by the UKLA and to trading on the London Stock Exchange’s main market for listed securities.

For further details about the TNS Offer please see the announcement of the TNS Offer dated 9 July 2008, the TNS Offer Document dated 1 August 2008 and the Prospectus Equivalent Document issued in connection therewith, copies of which are available on WPP’s website at www.wpp.com.

19.	What will happen to the WPP interim dividend for the six months ended 30 June 2008?

WPP Share Owners who are on the register of members of WPP on 10 October 2008 will be entitled to such dividend, which will be payable on 10 November 2008.

20.	What is the estimated cost of implementing the Proposals?

The total cost payable by WPP in connection with the Proposals is estimated to amount to approximately £5 million (exclusive of any value added tax).

21.	Do I need to take further action?

It is important that you vote at the Court Meeting and the General Meeting. You are strongly encouraged to complete, sign and return your Forms of Proxy as soon as possible. See question 8 above and the instructions set out in paragraph 8 of Part 1 of this document and on the relevant Form of Proxy.

22.	What if I still have questions?

If you have read this document and still have questions, please call our Share Owner Helpline (0870 707 1411 (+44 870 707 1411 if you are calling from outside the United Kingdom)), further details of which are included at the beginning of this summary.

Note: For legal reasons this helpline will only be able to provide practical information and will not provide advice on the merits of any of the Proposals or Admission or give any financial, legal or taxation advice. For financial, legal or taxation advice, you will need to consult an independent financial or legal adviser.

PART 1

LETTER FROM THE CHAIRMAN

WPP Group plc

(Registered in England No. 05537577)

Registered Office:

Pennypot Industrial Estate

Hythe

Kent CT21 6PE

United Kingdom

6 October 2008

Dear Share Owner,

1.	Introduction

On 29 September 2008, WPP announced its intention to change its corporate structure by putting in place a new parent company for the WPP Group, New WPP, and to re-characterise the entire amount (or such other amount as is approved by the Jersey Court) standing to the credit of New WPP’s share premium account as a distributable reserve to support the payment of future dividends and share repurchases by New WPP in the medium to long term.

New WPP was incorporated under the Jersey Companies Law on 12 September 2008 as a public company limited by shares with the name Project Air Limited and changed its name on 30 September 2008 to WPP plc. If the Scheme becomes effective, New WPP will become the new parent company of the WPP Group and the existing parent company, WPP Group plc, is expected to be renamed WPP 2008 plc and will be re-registered as a private company immediately after the Scheme becomes effective.

It is also proposed that, subject to the Scheme becoming effective, the WPP Share Owners authorise the New WPP Directors to adopt the Replacement Share Plans and the Continuing Share Plans and to ensure that existing awards under the WPP Share Plans and the Inherited Share Plans are satisfied using New WPP Shares, including, if appropriate, newly issued New WPP Shares or New WPP Treasury Shares, in the manner described in paragraph 2(c) below.

The purpose of this letter is to explain why the WPP Board considers the Scheme to be on fair and reasonable terms and all of the Proposals to be in the best interests of WPP and its Share Owners.

2.	Reasons for the Proposals

(a)	Background to and reasons for the Scheme

The Scheme will create a new parent company registered in Jersey, with its tax residence in the Republic of Ireland.

WPP is an international business, with over 110,000 people (including associate companies) working for WPP Group companies in 106 countries. In recent years, the UK has contributed less than 15 per cent. of WPP’s revenues and headline profits before tax.

For historical reasons, the WPP Group’s parent company has been incorporated and tax resident in the UK. As a result of recent concerns regarding possible changes to the UK’s taxation of foreign profits, the WPP Board has reassessed the location of the parent company of the WPP Group and, given these concerns and the complexity of the current UK tax system, the WPP Board has concluded that the long term interests of the WPP Group and its Share Owners are best served by a new parent company corporate structure.

The WPP Board believes that the most appropriate structure to protect the WPP Group’s taxation position and better facilitate its financial management is to introduce a new Jersey incorporated parent company for the WPP Group which will be tax resident in the Republic of Ireland. This should provide the opportunity to reduce the overall tax rate of the WPP Group in the short to medium term.

This international parent structure should allow WPP to continue its successful strategy of developing its portfolio internationally, particularly in fast-growing geographic markets, such as Brazil, Russia, India and China, and also in other countries in Asia, Latin America, Africa and the Middle East and Central and Eastern Europe.

(b)	Creation of distributable reserves

The New WPP Directors wish to continue WPP’s existing dividend policy and share repurchase programme in a financially and operationally efficient way. Accordingly, the purpose of the New WPP Reduction of Capital is to create distributable reserves in the accounts of New WPP to support the payment of future dividends and share repurchases by New WPP in the medium to long term.

Pursuant to the New WPP Reduction of Capital, it is proposed that the share capital of New WPP be reduced by re-characterising the entire amount (or such other amount as is approved by the Jersey Court) standing to the credit of New WPP’s share premium account as a distributable reserve that will be available to New WPP to be distributed as dividends or applied toward any other lawful purpose.

The New WPP Reduction of Capital is conditional upon:

(a)	the WPP Share Owners passing special resolutions at the General Meeting to approve the Scheme and the New WPP Reduction of Capital;

(b)	the Scheme becoming effective;

(c)	the Jersey Court confirming the New WPP Reduction of Capital; and

(d)	the Jersey registrar of companies registering the act of court and approved minute of the Jersey Court.

The amount of the distributable reserves to be created by the New WPP Reduction of Capital will depend upon the price at which New WPP Shares are issued by New WPP pursuant to the Scheme. Such New WPP Shares will be issued at a price equal to the actual closing price of WPP Shares on the last day of dealings in WPP Shares (currently anticipated to be 18 November 2008).

Based on the closing price of a WPP Share of 456.75 pence on 2 October 2008 (being the last practicable date prior to the publication of this document) and assuming that no further WPP Shares are issued after 2 October 2008, the New WPP Reduction of Capital will create a distributable reserve of approximately £5.2 billion in the accounts of New WPP and leave New WPP with paid up share capital of approximately £117.5 million. If the TNS Offer becomes unconditional in all respects before the New WPP Reduction of Capital becomes effective, the size of the distributable reserve will increase.

The necessary shareholder resolution for New WPP to implement the New WPP Reduction of Capital has already been passed by the current shareholders of New WPP, conditional upon the Scheme becoming effective. Confirmatory approval relating to the New WPP Reduction of Capital is being sought from the WPP Share Owners as one of the special resolutions to be proposed at the General Meeting.

The New WPP Reduction of Capital is expected to become effective on 25 November 2008.

(c)	The Share Plan Proposals

It is WPP’s intention that the Scheme should, where possible, have no impact on the rights outstanding under the WPP Share Plans and the Inherited Share Plans and that those rights and the ability to grant new awards over New WPP Shares should continue after the Scheme becomes effective. Accordingly, where permitted under the rules of the WPP Share Plans and the Inherited Share Plans, rights will not vest or become exercisable early as a result of the Scheme becoming effective but will continue on the same terms, other than that they will be satisfied using New WPP Shares rather than WPP Shares.

To achieve this, it is proposed that the New WPP Directors will be authorised to:

(i)	adopt the Replacement Share Plans to replace the WPP 2005 Executive Stock Option Plan and the WPP 2005 Worldwide Ownership Plan;

(ii)	ensure that existing awards under the WPP Share Plans are satisfied using New WPP Shares;

(iii)	adopt the Continuing Share Plans to enable New WPP to grant new awards under these plans over New WPP Shares; and

(iv)	ensure that existing awards under the Inherited Share Plans can be satisfied using New WPP Shares, including, if appropriate, newly issued New WPP Shares or New WPP Treasury Shares.

Minor amendments will need to be made to the rules of certain of the WPP Share Plans and the Inherited Share Plans to enable the awards under the relevant plans to be satisfied using New WPP Shares.

The Inherited Share Plans were adopted by companies which are now part of the WPP Group but which were not part of the WPP Group at the time those incentive plans were adopted. Awards remain outstanding under the Inherited Share Plans. The ability to satisfy existing awards under the Inherited Share Plans using newly issued New WPP Shares or New WPP Treasury Shares will create maximum flexibility to avoid US tax charges that could arise if the awards were satisfied out of shares held by the ESOPs.

3.	Key features of the Scheme

The introduction of New WPP as the new parent company of the WPP Group will be carried out by way of the Scheme. The key features of the Scheme are as follows:

Under the Scheme:

•	all WPP Shares (including WPP Shares represented by WPP ADSs) will be cancelled;

•	WPP will issue New Shares and the New Voting Share to New WPP so that New WPP will own the entire issued share capital of WPP; and

•	WPP Share Owners (including the US Depositary) at the Scheme Record Time will receive one New WPP Share for each WPP Share cancelled under the Scheme.

Promptly following the Effective Date:

•

the US Depositary will cancel WPP ADSs registered in the name of a nominee of DTC and issue New WPP ADSs through the book-entry transfer facilities of DTC promptly upon receipt of the applicable number of New WPP Shares in its CREST account;

•

the US Depositary will mail documentation to enable the exchange of WPP ADSs represented by WPP ADR certificates (including WPP ADSs which are represented by WPP ADR certificates and are restricted) for New WPP ADSs to the holders of WPP ADSs represented by WPP ADR certificates registered on the books of the US Depositary at the Effective Date. New WPP ADSs will be issued in the form of book-entry direct registration with the US Depositary, unless the WPP ADSs are restricted, in which case New WPP ADR certificates subject to the same restrictions as the WPP ADR certificates will be issued; and

•

the US Depositary will cancel WPP ADSs registered in book-entry uncertificated form in the direct registration system maintained by it and issue New WPP ADSs in book-entry uncertificated form in the direct registration system maintained by it promptly upon receipt of the applicable number of New WPP Shares in its CREST account.

Members of any of the 401k Plans who hold WPP ADSs under such plans will automatically receive New WPP ADSs in their plan accounts in exchange for their WPP ADSs.

The Scheme requires the approval of WPP Share Owners at the Court Meeting. WPP Share Owners will also be asked to approve a resolution covering various matters in connection with the Scheme at the General Meeting and the Scheme will also be conditional upon the passing of certain resolutions (as set out in the Notice of the General Meeting). If the Scheme is approved by the requisite majority at the Court Meeting, and approval is also obtained at the General Meeting, an application will be made to the Court to sanction the Scheme at the Court Hearing.

Effective Date of new parent company structure

It is expected that the Scheme will become effective on 19 November 2008.

Listing

Application will be made to the UK Listing Authority for the New WPP Shares to be admitted to the Official List and to trading on the London Stock Exchange’s main market for listed securities. It is expected that the New WPP Shares will be listed and that dealings in them will commence at 8.00 a.m. on 19 November 2008. The listing of WPP Shares is also expected to be cancelled on that date.

Application has also been made to list the New WPP ADSs on NASDAQ. It is expected that the WPP ADSs will be delisted and the New WPP ADSs will be listed and trading on them will commence on NASDAQ at 9.30 a.m. (New York time) on 19 November 2008.

New WPP Board and WPP Directors’ interests

Sir Martin Sorrell, Philip Lader, Paul Richardson, Mark Read, Colin Day, Esther Dyson, Orit Gadiesh, David Komansky, Stanley Morten, Koichiro Naganuma, Lubna Olayan, John Quelch, Jeffrey Rosen, Timothy Shriver and Paul Spencer, were appointed directors of New WPP on 29 September 2008. Conditional on the Scheme becoming effective, each of the executive WPP Directors will enter into amended service agreements with Old WPP and/or, as appropriate, WPP USA and all WPP Directors will enter into letters of appointment with New WPP in order to reflect the new structure of the WPP Group and any revised duties once the Scheme becomes effective. Details of the executive WPP Directors’ service agreements and the terms of the WPP Directors’ letters of appointment are set out in paragraph 7 of Part 4 of this document. The interests of the WPP Directors in the existing share capital of WPP as at 2 October 2008 (being the last practicable date prior to the publication of this document) are set out in paragraph 4 of Part 4 of this document.

Further details of the New WPP Directors are contained in paragraph 7 of Part 6 of the Prospectus.

Any rights held by the WPP Directors under the WPP Share Plans will, where permitted under the rules of the relevant WPP Share Plan, be preserved so that New WPP Shares will ultimately be delivered in satisfaction of any of those rights under their terms, in the manner described in paragraphs 9 and 10 of Part 4 of this document. The effect of the Scheme on the interests of WPP Directors is set out in paragraph 4 of Part 4 of this document.

Save as described above, the effect of the Scheme on the interests of WPP Directors does not differ from its effect on the same interests of other persons.

Shareholder safeguards

Similar shareholder safeguards will apply to New WPP as those that currently apply to WPP. Although New WPP will be a Jersey incorporated company, the City Code will continue to apply to it. New WPP will comply with the Listing Rules and will voluntarily comply with the Combined Code and relevant institutional shareholder guidelines to the same extent that WPP currently complies with the Combined Code and such institutional shareholder guidelines. As New WPP is a Jersey incorporated company, it will be subject to Jersey law. As Jersey law does not contain certain statutory safeguards (e.g. pre-emption rights) which English law does, New WPP will adopt and enshrine these safeguards in the New WPP Articles. For further details of these safeguards, please see paragraph 11 of Part 6 of the Prospectus. For further details of the differences between English law and Jersey law, please see Part 7 of the Prospectus.

Amendments to the Articles

In order to facilitate the Scheme, certain amendments are proposed to the Articles. These are set out in full in the Notice of the General Meeting in Part 7 of this document.

4.	Dividend policy and share repurchases and the Dividend Access Plan

New WPP will, shortly after the Scheme becomes effective, put in place the Dividend Access Plan. The Dividend Access Plan is primarily designed to ensure that, as under current WPP dividend payment arrangements, New WPP Share Owners may continue to receive UK dividends, meaning in particular that under the Dividend Access Plan no tax is required to be withheld from the payment of dividends to New WPP Share Owners. WPP Share Owners are referred to paragraphs 11 and 12 of Part 4 of this document for a general description of the United Kingdom and Irish tax consequences of receiving dividends under the Dividend Access Plan or directly from New WPP.

In order to participate in the Dividend Access Plan, the following will apply:

(a)	New WPP Share Owners who hold 100,000 or fewer New WPP Shares

If a New WPP Share Owner holds 100,000 or fewer New WPP Shares upon the Scheme becoming effective, or if a person subsequently becomes a New WPP Share Owner with 100,000 or fewer New WPP Shares, such persons will be deemed to have elected to participate in the Dividend Access Plan and will receive their dividends via the Dividend Access Plan. Such New WPP Share Owners must serve a Withdrawal Notice to opt out of the Dividend Access Plan.

(b)	New WPP Share Owners holding more than 100,000 New WPP Shares

If a New WPP Share Owner holds more than 100,000 New WPP Shares upon the Scheme becoming effective, or if a person subsequently becomes a New WPP Share Owner with more than 100,000 New WPP Shares, such persons must complete, sign and return to the Jersey Registrars (c/o Computershare Investor Services (Channel Islands) Limited, PO Box 83, Ordnance House, 31 Pier Road, St Helier, Jersey JE4 8PW) the Election Notice which is enclosed with this document and is also available at any time on request from the Jersey Registrars.

In order to rank for the dividend of New WPP for the year ending 31 December 2008, a New WPP Share Owner (unless he is deemed to have made an election to participate in the Dividend Access Plan) will need to return the Election Notice enclosed with this document to the Jersey Registrars (c/o Computershare Investor Services (Channel Islands) Limited, PO Box 83, Ordnance House, 31 Pier Road, St Helier, Jersey JE4 8PW) by the close of business on a date to be determined in June 2009 (the proposed record date for the dividend of New WPP) which will be a second interim dividend for the year ending 31 December 2008.

New WPP Share Owners who elect to participate (or are deemed to have elected to participate) in the Dividend Access Plan will do so in respect of all the New WPP Shares registered in their name from time to time. Elections to participate in the Dividend Access Plan are personal only and shall not bind successors in title. A New WPP Share Owner may only withdraw from the Dividend Access Plan by completing, signing and returning to the Jersey Registrars a Withdrawal Notice, which will be available at any time on request from the Jersey Registrars. Such participation will cease upon receipt by the Jersey Registrars of the Withdrawal Notice, unless it is received after the record date for payment of a dividend, in which event participation will cease immediately after payment of that dividend.

Where a New WPP Share Owner holds New WPP Shares in more than one designated account, each designated account shall be considered separately for the purposes of any Dividend Access Election made or deemed to have been made.

The Dividend Access Plan will be effected by WPP UK Dividend Co issuing one Dividend Access Share to the Trustee who will then hold any dividend received on the Dividend Access Share on trust for relevant New WPP Share Owners who have elected (or are deemed to have elected) to receive dividends from WPP UK Dividend Co. If New WPP announces or declares a dividend, WPP UK Dividend Co will, assuming it has sufficient distributable reserves, declare a proportionate dividend on the Dividend Access Share, payable by WPP UK Dividend Co from its distributable reserves. New WPP will seek, so far as it is able, to ensure that it has distributable reserves. To the extent that dividends paid to the Dividend Access Trust are insufficient to fund an amount equal to the dividend paid on the relevant New WPP Shares, any dividend on the Dividend Access Share received by the Dividend Access Trust will be allocated pro rata to the relevant New WPP Share Owners and New WPP will pay the balance of the dividend due to those New WPP Share Owners by way of a dividend on the New WPP Shares. In such circumstances, there will be no grossing up by New WPP nor will WPP UK Dividend Co or New WPP compensate New WPP Share Owners for any adverse consequences, including any Irish dividend withholding tax. In such case, however, any dividend paid on New WPP Shares will have an Irish source and will generally be subject to the Irish dividend withholding tax at such rate as may be applicable under Irish law, the exemptions from the Irish dividend withholding tax contained in Irish law or any applicable double tax treaty. A summary of the tax consequences of the Dividend Access Plan arrangements is contained in paragraphs 11 and 12 of Part 4 of this document.

New WPP and WPP UK Dividend Co reserve the right to suspend or terminate the arrangements under the Dividend Access Plan at any time, in which case the full dividend will be paid directly to all New WPP Share Owners (including New WPP Share Owners who have currently made (or are deemed to have made) an election to participate in the Dividend Access Plan) by New WPP. In such circumstances, New WPP and WPP UK Dividend Co will not compensate New WPP Share Owners for any adverse tax consequences.

In accordance with the provisions of the New WPP ADS Deposit Agreement, the US Depositary will make an election on behalf of all holders of New WPP ADSs such that, if the Dividend Access Plan is adopted, they will receive dividends from WPP UK Dividend Co under the Dividend Access Plan. Dividends paid by WPP UK Dividend Co through the Dividend Access Plan will not, under current legislation, be subject to any UK or Irish withholding taxes. If the Dividend Access Plan is adopted and a holder of New WPP ADSs does not wish to receive dividends from WPP UK Dividend Co under the Dividend Access Plan, he must withdraw his New WPP Shares from the New WPP ADS programme prior to the dividend record date set by the US Depositary and request delivery of the New WPP Shares. This will enable him to receive dividends from New WPP (if necessary, by making an election to that effect).

For further details of the terms and conditions applying to the Dividend Access Plan, please see Part 4 of the Prospectus.

5.	Effect of the Scheme in relation to the TNS Offer

On 9 July 2008, the WPP Board announced the terms of an offer for the whole of the issued and to be issued share capital of TNS. On 1 August 2008, WPP published the TNS Offer Document and the Prospectus Equivalent Document in relation to the TNS Offer.

On 23 September 2008, following the announcement by the European Commission that it had cleared the TNS Acquisition under the EC Merger Regulation, subject to the commitments which WPP has offered in relation to television audience measurement services in the EEA and marketing research services in the Republic of Ireland, WPP announced that the condition of the TNS Offer relating to the notification sought from the European Commission, as set out in paragraph (d) of Part A in the Appendix to Part 1 of the TNS Offer Document, has been satisfied. The TNS Offer remains subject to the other conditions set out in Part A in the Appendix to Part 1 of the TNS Offer Document.

Under the terms of the TNS Offer, TNS Share Owners are being offered 173 pence in cash and 0.1889 of a WPP Share for each TNS Share. On 2 October 2008, the WPP Board announced that the TNS Offer was final and would not be increased (except that WPP reserved the right to set that statement aside in the event a competitive situation arises or otherwise with the consent of the Panel). On 3 October 2008, WPP announced that the TNS Offer will remain open for acceptance until 3.00 p.m. (London time) on 8 October 2008 and that it was waiving down its acceptance condition (as summarised on pages 16 and 17 of the Prospectus Equivalent Document and as set out in paragraph 9 of Part 2 of the Prospectus) from 90 per cent. to 75 per cent. Except with the consent of the Takeover Panel, the last date by which the TNS Offer must become unconditional as to acceptances is 16 October 2008.

If the TNS Offer becomes unconditional in all respects and the Scheme subsequently becomes effective, the Scheme and related proposals will have the following effect in relation to the share consideration receivable by TNS Share Owners under the TNS Offer:

(a)

to the extent that TNS Share Owners who have validly accepted the TNS Offer are issued with WPP Shares before the Scheme Record Time, such accepting TNS Share Owners who become WPP Share Owners by the Scheme Record Time (expected to be 6.00 p.m. on 18 November 2008) will, like all other WPP Share Owners at that time, receive one New WPP Share for each WPP Share cancelled under the Scheme; and

(b)

to the extent that TNS Share Owners are issued with WPP Shares after the Scheme Record Time, either as a result of validly accepting the TNS Offer or as a result of WPP exercising its rights pursuant to the provisions of Part 28 of the Companies Act 2006 to acquire compulsorily any remaining TNS Shares in respect of which acceptances have not been received, the WPP Shares to which such TNS Share Owners become entitled will be transferred to New WPP and New WPP will issue one New WPP Share for each WPP Share so transferred to it.

If the TNS Offer becomes unconditional in all respects, TNS Share Owners who have accepted the Offer and who are issued with WPP Shares before the Voting Record Time will be entitled to vote in connection with the Scheme. The latest time for WPP Share Owners to lodge forms of proxy in respect of the Court Meeting is 11.30 a.m. on 28 October 2008 (or by hand to the Chairman before the Court Meeting on 30 October 2008) and the latest time for WPP Share Owners to lodge forms of proxy in relation to the General Meeting is 11.45 a.m. on 28 October 2008.

If the Scheme is approved and becomes effective (expected to be on or around 19 November 2008), it will be binding on all WPP Share Owners irrespective of whether they attended the meetings or the way they voted. Accordingly, if the TNS Offer becomes unconditional in all respects and if the Scheme becomes effective, TNS Share Owners who become WPP Share Owners as a result of the TNS Offer will subsequently receive New WPP Shares.

Full acceptance of the TNS Offer will, if the TNS Offer becomes unconditional in all respects, result in the issue of up to 82,807,368 new WPP Shares which will represent approximately 6.6 per cent. of the enlarged issued share capital of WPP. Accordingly, if the TNS Offer becomes unconditional in all respects and the Scheme also becomes effective, up to 82,807,368 New WPP Shares would fall to be issued to former TNS Share Owners who become WPP Share Owners as a result of the Scheme becoming effective and related proposals. These shares are therefore included in the number of New WPP Shares in respect of which application will be made for admission to the Official List maintained by the UKLA and to trading on the London Stock Exchange’s main market for listed securities.

If the Scheme becomes effective, and assuming the TNS Offer has become unconditional in all respects and the maximum number of 82,807,368 WPP Shares are issued by WPP in connection with the TNS Acquisition, and there is no exercise of any options over WPP Shares that are capable of being exercised or issue of any other further WPP Shares and that WPP does not make any market purchases after 2 October 2008 (being the last practicable date prior to the publication of this document), before the Scheme becomes effective, the number of New WPP Shares in issue immediately after the Scheme becomes effective will be 1,257,572,651 New WPP Shares.

For further details about the TNS Offer please see the announcement of the TNS Offer dated 9 July 2008, the TNS Offer Document dated 1 August 2008 and the Prospectus Equivalent Document in connection therewith, copies of which are available on WPP’s website at www.wpp.com.

6.	The WPP interim dividend for the six months ended 30 June 2008

WPP Share Owners who are on the register of members of WPP on 10 October 2008 will still be entitled to the interim dividend of 5.19 pence per ordinary share payable on 10 November 2008.

7.	Current trading, trends and prospects

On 22 August 2008, the WPP Board announced its unaudited interim results for the six months ended 30 June 2008. The results reflected record levels of performance throughout all regions and sectors of the business and good revenue and operating profit growth. Reportable revenue was up 14.3 per cent. to £3.3 billion. Revenue on a constant currency basis was up 8.1 per cent. compared with the first half of 2007, chiefly reflecting the strength of the Euro against the £ sterling in the first six months of 2008. On a like-for-like basis, which excludes the impact of acquisitions and currency, revenues were up 4.3 per cent. in the first half. Headline operating margins rose in line with objectives by 0.5 margin points to 13.6 per cent.

The WPP Group’s profit performance in the first half of the year was strong, despite the general economic tightening in the United States and Western Europe in the second quarter. The faster growing geographical markets of Asia Pacific, Latin America, Africa and the Middle East and Central and Eastern Europe continued to show double digit revenue growth, with the United Kingdom and Western Continental Europe improving in the second quarter, although they remained at mid single-digit rates. The United States, despite the uncertainties surrounding the financial markets, continued to grow, with revenues on a constant currency basis up 5.8 per cent.

Trading remains in line with the Board of WPP’s expectations for the year ending 31 December 2008. WPP believes that there will be a tougher trading environment in 2009 and the lengthening financial crisis has the potential to further impact consumer and client confidence.

8.	Action to be taken

On 30 October 2008, the Court Meeting and the General Meeting will be held to seek approval for the Scheme. Approval for the Proposals (other than the Scheme) will be sought at the General Meeting only. The Notice of the Court Meeting is set out in Part 6 of this document. The Notice of the General Meeting is set out in Part 7 of this document.

In order that the Court can be satisfied that the votes cast fairly represent the views of WPP Share Owners, it is important that as many votes as possible are cast at the Court Meeting. WPP Share Owners are therefore encouraged to attend the Court Meeting in person or by proxy. Holders of WPP ADSs are also encouraged to use the ADS proxy cards to appoint a nominee of the US Depositary as proxy and to instruct such proxy as to how to vote the WPP Shares underlying their WPP ADSs unless they intend to attend and vote in person.

The proposed resolution at the Court Meeting will be decided by way of a poll. On the poll each WPP Share Owner present in person or by proxy will have one vote for each WPP Share held.

Each of the resolutions to be proposed at the General Meeting will be decided by way of a poll. On a poll each WPP Share Owner present in person or by proxy will have one vote for each WPP Share held.

Whether or not you propose to attend the meetings, you are requested to complete, sign and return the enclosed white Form of Proxy for use at the Court Meeting and blue Form of Proxy for use at the General Meeting to the Registrars. The Forms of Proxy should be sent to Computershare Investor Services PLC, P.O. Box 1075, The Pavilions, Bridgwater Road, Bristol BS99 3FA. If you hold WPP Shares in uncertificated form you may also appoint a proxy by completing and transmitting a CREST proxy instruction in accordance with the procedures set out in the CREST manual ensuring that it is received by the Registrars by no later than 48 hours before the time appointed for the relevant meeting.

If you hold WPP ADSs, you are requested to complete, sign and return the enclosed ADS proxy cards as soon as possible to the US Depositary, Citibank N.A., at Citigroup Shareholder Services, PO Box 43099, Providence RI 02940-5000 and in any event by 10.00 a.m. (New York Time) on 27 October 2008. If you hold your WPP ADSs indirectly, you must rely on the procedures of your bank, broker or financial institution through which you hold your WPP ADSs.

9.	Overseas WPP Share Owners

If you are a citizen or resident or national of a jurisdiction outside the United Kingdom, your attention is drawn to paragraph 11 of Part 2 of this document.

10.	Bond Issues and WPP Facilities

On or after the Effective Date, New WPP will become a guarantor of the UK Bond Issues by entering into a supplemental trust deed in respect of each UK Bond Issue.

Upon the Effective Date, each US$1,000 of principal amount of the Contingent Convertible Subordinated Debentures due 2033 issued by Grey Global Inc. currently convertible into 11.820362 WPP ADSs and US$499.31 of cash at the option of the holder at any time (subject to adjustment), will become convertible at the option of the holder into the same number of New WPP ADSs and cash at any time (subject to adjustment).

On the Effective Date, New WPP will become an additional obligor of each of the WPP Facilities pursuant to an amendment and restatement agreement in respect of each WPP Facility.

11.	Recommendation

The WPP Directors, who have received financial advice from Merrill Lynch, consider the Scheme to be fair and reasonable. In providing its advice, Merrill Lynch has relied on the WPP Directors’ commercial assessments.

In addition, the WPP Directors believe all of the Proposals to be in the best interests of WPP Share Owners as a whole, and, accordingly, unanimously recommend that WPP Share Owners vote (and that holders of WPP ADSs vote, appoint a proxy to vote, instruct the US Depositary to vote or instruct the US Depositary to appoint a proxy who will in turn vote) in favour of the Scheme at the Court Meeting and at the General Meeting and in favour of all of the Proposals at the General Meeting.

The WPP Directors urge you to complete, sign and return the enclosed Forms of Proxy (or the enclosed ADS proxy cards in the case of holders of WPP ADSs) as soon as possible and, in any event, by no later than 11.30 a.m. (in respect of the white Form of Proxy for use at the Court Meeting) or 11.45 a.m. (in respect of the blue Form of Proxy for use at the General Meeting) on 28 October 2008 (or 10.00 a.m. New York time on 27 October 2008 in the case of holders of WPP ADSs).

The WPP Directors intend to vote their own shareholdings, totalling 17,027,880 WPP Shares (representing in aggregate approximately 1.45 per cent. of the issued ordinary share capital of WPP), in favour of each of the Proposals.

Yours faithfully

Philip Lader
Chairman

PART 2

EXPLANATORY STATEMENT

(in compliance with section 897 of the Companies Act 2006)

6 October 2008

Dear Share Owner,

Recommended Scheme Proposals

1.	Introduction

On 29 September 2008, WPP announced its intention to change its corporate structure by putting in place a new parent company for the WPP Group, New WPP, and to re-characterise the entire amount (or such other amount as is approved by the Jersey Court) standing to the credit of New WPP’s share premium account as a distributable reserve to support the payment of future dividends and share repurchases by New WPP in the medium to long term. New WPP is a newly incorporated Jersey company. The introduction of New WPP is to be effected by way of a scheme of arrangement under Part 26 of the Companies Act 2006. The Scheme is subject to various conditions. If these conditions are satisfied and the Scheme is approved and implemented, New WPP will own the entire issued share capital of WPP.

It is also proposed that, subject to the Scheme becoming effective, WPP Share Owners authorise the New WPP Directors to adopt the Replacement Share Plans and the Continuing Share Plans and to ensure that existing awards under the WPP Share Plans and the Inherited Share Plans are satisfied using New WPP Shares in the manner described in paragraph 2(c) of Part 1 of this document. However, this explanatory statement only relates to the Scheme and not the other Proposals. Please see the letter from the Chairman of WPP in Part 1 of this document in relation to the other Proposals and Part 1 of this document and paragraphs 9 and 10 of Part 4 of this document in relation to the Share Plan Proposals. The proposed resolution at the General Meeting of WPP relating to the Scheme is conditional on the New WPP Reduction of Capital Resolution being passed and on the resolution relating to the delisting of the WPP Shares being passed but not on the resolution relating to the Inherited Share Plans.

Your attention is drawn to the letter from Philip Lader, the Chairman of WPP, set out in Part 1 of this document, which forms part of this explanatory statement. That letter contains, amongst other things, the unanimous recommendation by the WPP Board to WPP Share Owners to vote (and holders of WPP ADSs to either vote, appoint a proxy to vote or instruct the US Depositary to appoint a proxy who will vote) in favour of the resolutions to approve and implement the Scheme to be proposed at the Court Meeting and the General Meeting. Your attention is also drawn to the Prospectus and, in particular the risk factors in relation to holding New WPP Shares set out in the Prospectus.

The WPP Directors have been advised by Merrill Lynch in connection with the Scheme. We have been authorised by the WPP Directors to write to you to explain the terms of the Scheme and to provide you with other relevant information. The Scheme is set out in full in Part 3 of this document. The Notice of the Court Meeting, at which approval for the Scheme will be sought, and the Notice of the General Meeting, at which the resolutions relating to the Scheme will be proposed, are set out in Parts 6 and 7 of this document respectively.

2.	Background to and reasons for the Scheme

The background to and reasons for the Scheme and the New WPP Reduction of Capital are described in Part 1 of this document.

3.	Summary of the Scheme

Under the Scheme, all the Scheme Shares will be cancelled on the Effective Date. In consideration for the cancellation, Scheme Share Owners will receive in respect of any Scheme Shares held as at the Scheme Record Time:

for each WPP Share cancelled : one New WPP Share

Citibank, N.A. is the US Depositary for the WPP ADSs and is the holder of all the WPP Shares represented by WPP ADSs. As holder of those WPP Shares, the US Depositary will receive one New WPP Share for every Scheme Share held at the Scheme Record Time. The US Depositary will effect the cancellation of WPP ADSs, including WPP ADSs held in the form of WPP ADR certificates, and the issuance of New WPP ADSs under the terms of a New WPP ADS Deposit Agreement, as promptly as practicable after the Effective Date. The US Depositary will cancel the WPP ADSs held in book-entry form in an account maintained by a participant in DTC and issue New WPP ADSs through the book-entry transfer facilities of DTC as soon as practicable upon receipt by the US Depositary of the applicable number of New WPP Shares in its CREST account. The US Depositary will also cancel WPP ADSs registered in book-entry uncertificated form in the direct registration system maintained by it and issue New WPP ADSs in book-entry uncertificated form in the direct registration system maintained by it promptly upon receipt of the applicable number of New WPP Shares in its CREST account. You will need to surrender any WPP ADSs you hold in the form of WPP ADR certificates (including any WPP ADSs held in the form of WPP ADR certificates that are restricted) to the US Depositary for cancellation and exchange for New WPP ADSs. Promptly following the Effective Date, the US Depositary will mail materials to effect the exchange of WPP ADSs represented by WPP ADR certificates for New WPP ADSs to the holders of WPP ADSs represented by WPP ADR certificates registered on its books as of the Effective Date. The holders of WPP ADSs represented by WPP ADR certificates will receive their New WPP ADSs in the form of book-entry direct registration with the US Depositary. The holders of WPP ADSs that are represented by WPP ADR certificates and are restricted will receive new WPP ADSs in the form of New WPP ADR certificates subject to the same restrictions as the WPP ADR certificates.

Following the cancellation of the Scheme Shares, the share capital of WPP will be increased to its former amount by the creation of the New Shares and the New Voting Share and the credit arising in the books of WPP as a result of the Scheme Reduction of Capital will be applied in paying up in full, at par, the New Shares and the New Voting Share. The New Shares and the New Voting Share will be issued to New WPP which will, as a result, become the parent company of WPP and the WPP Group.

4.	Conditions to implementation of the Scheme

The implementation of the Scheme is conditional on the following having occurred:

(a)	the Scheme being approved by a majority in number, representing three-fourths in value, of the holders of WPP Shares present and voting, either in person or by proxy, at the Court Meeting;

(b)

Resolution 1 (as set out in the Notice of the General Meeting in Part 7 of this document) to approve the matters in connection with the Scheme having been duly passed at the General Meeting by a majority of not less than three-fourths of the votes cast;

(c)

both the New WPP Reduction of Capital Resolution and Special Resolutions 2 and 4 (as set out in the Notice of the General Meeting in Part 7 of this document) having been duly passed at the General Meeting;

(d)	the Scheme having been sanctioned by the Court at the Court Hearing;

(e)

an office copy of the Court Order sanctioning the Scheme under Part 26 of the Companies Act 2006 having been delivered to the Registrar of Companies for registration and the minute confirming the Scheme Reduction of Capital having been registered by the Registrar of Companies; and

(f)	permission having been granted by the UK Listing Authority to admit the New WPP Shares to the Official List and to trading on the London Stock Exchange’s main market for listed securities.

The WPP Directors will not take the necessary steps to implement the Scheme unless the above conditions have been satisfied or waived and, at the relevant time, they consider that it continues to be in WPP’s and WPP Share Owners’ best interests that the Scheme should be implemented.

The Court Hearing to sanction the Scheme is expected to be held on 18 November 2008. WPP Share Owners will have the right to attend the Court Hearing and, if lodging a response to the application to the Court to sanction the Scheme, to appear in person or be represented by counsel to support or oppose the sanction of the Scheme. The Court Hearing will be held at the Royal Courts of Justice, The Strand, London WC2A 2LL.

The Scheme contains a provision for WPP and New WPP jointly to consent, on behalf of all persons concerned, to any modification of, or addition to, the Scheme, or to any condition that the Court may think fit to approve or impose. The Court would be unlikely to approve or impose any modification of, or addition or condition to, the Scheme which might be material to the interests of WPP Share Owners, unless WPP Share Owners were informed of any such modification, addition or condition. It will be a matter for the Court to decide, in its discretion, whether or not the consent of WPP Share Owners should be sought at a further meeting. Similarly, if a modification, addition or condition is put forward which, in the opinion of the WPP Directors, is of such a nature or importance as to require the consent of the WPP Share Owners at a further meeting, the WPP Directors will not take the necessary steps to enable the Scheme to become effective unless and until such consent is obtained.

If the Scheme is sanctioned at the Court Hearing and the other conditions to the Scheme have been satisfied, the Scheme is expected to become effective, and dealings in New WPP Shares are expected to commence, at 8.00 a.m. on 19 November 2008. If the Scheme has not become effective by 31 March 2009 (or such later date as WPP and New WPP may agree and the Court may allow), it will lapse, in which event there will not be a new parent company of WPP and Share Owners will remain WPP Share Owners and the existing WPP Shares will continue to be listed on the Official List.

5.	Effects of the Scheme

Under the Scheme, Scheme Share Owners will have their WPP Shares replaced by the same number of New WPP Shares, which will be denominated in sterling. Scheme Share Owners’ proportionate entitlement to participate in WPP’s capital and income will not be affected by reason of the implementation of the Scheme or the New WPP Reduction of Capital. Scheme Share Owners will not receive any amount in cash pursuant to the terms of the Scheme (other than in the circumstances referred to in Clause 3(b) of the Scheme).

Members of any of the 401k Plans who hold WPP ADSs under such plans will automatically receive New WPP ADSs in their plan accounts in exchange for their WPP ADSs.

Immediately following the Scheme becoming effective, New WPP will own no assets other than: (a) the New Shares; (b) the New Voting Share; (c) 20 WPP Non-Voting Shares; (d) the Irish Shares; and (e) nominal cash balances. The New Voting Share will be issued to New WPP pursuant to the Scheme in order to facilitate, in an administratively convenient way for the WPP Group, UK tax rollover for TNS Share Owners accepting the TNS Offer after the Scheme becomes effective. The WPP Non-Voting Shares were issued to New WPP on 25 September 2008 and will not be cancelled pursuant to the Scheme in order to facilitate, for the purposes of section 103(2) of the Companies Act 1985, the allotment of the New Shares and the New Voting Share to WPP pursuant to the Scheme.

WPP will make announcements to WPP Share Owners from time to time in relation to the progress of the Scheme, including upon the Scheme becoming effective.

The Scheme is expected to become effective and dealings in New WPP Shares are expected to commence on 19 November 2008. If the Scheme does not become effective, Admission will not occur.

6.	Effect of the Scheme on WPP ADSs

Promptly following the Effective Date:

•

the US Depositary will cancel WPP ADSs registered in the name of a nominee of DTC and issue New WPP ADSs through the book-entry transfer facilities of DTC promptly upon receipt of the applicable number of New WPP Shares in its CREST account;

•

the US Depositary will mail documentation to enable the exchange of WPP ADSs represented by WPP ADR certificates (including WPP ADSs which are represented by WPP ADR certificates and are restricted) for New WPP ADSs to the holders of WPP ADSs represented by WPP ADR certificates registered on the books of the US Depositary at the Effective Date and New WPP ADSs will be issued in the form of book-entry direct registration with the US Depositary, unless the WPP ADSs are restricted, in which case New WPP ADR certificates subject to the same restrictions as the WPP ADR certificates will be issued; and

•

The US Depositary will cancel WPP ADSs registered in “book-entry” uncertificated form in the direct registration system maintained by it and issue New WPP ADSs in “book-entry” uncertificated form in the direct registration system maintained by it promptly upon receipt of the applicable number of New WPP Shares in its CREST account.

7.	Listing, dealings, share certificates and settlement

Application will be made to the UK Listing Authority for the admission of up to 1,280,000,000 New WPP Shares to the Official List and for the New WPP Shares to be admitted to trading on the London Stock Exchange’s main market for listed securities. The last day of dealings in WPP Shares is expected to be 18 November 2008. The last time for registration of transfers of Scheme Shares is expected to be 6.00 p.m. on 18 November 2008. It is expected that Admission will become effective and that dealings in the New WPP Shares will commence at 8.00 a.m. on 19 November 2008, the Effective Date. The listing of WPP Shares will be cancelled on that date.

Application will be made to list the New WPP ADSs for trading on NASDAQ. It is expected that the WPP ADSs will be delisted and the New WPP ADSs will be listed and trading in the New WPP ADSs will commence on NASDAQ at 9.30 a.m. (New York time) on 19 November 2008.

These dates may be deferred if it is necessary to adjourn any meetings required to approve the arrangements described in this document or if there is any delay in obtaining the Court’s sanction of the Scheme. In the event of a delay, the application for the WPP Shares to be delisted will be deferred, so that the listing will not be cancelled until immediately before the Scheme becomes effective.

With effect from (and including) the Effective Date, all share certificates representing the Scheme Shares in certificated form will cease to be valid and binding in respect of such holdings and should be destroyed.

The US Depositary will effect the cancellation of WPP ADSs, including WPP ADSs held in the form of WPP ADR certificates, and the issuance of New WPP ADSs under the terms of a New WPP ADS Deposit Agreement, as promptly as practicable after the Effective Date. The US Depositary will cancel the WPP ADSs held in book-entry form in an account maintained by a participant in DTC and issue New WPP ADSs through the book-entry transfer facilities of DTC as soon as practicable upon receipt by the US Depositary of the applicable number of New WPP Shares in its CREST account. The US Depositary will also cancel WPP ADSs registered in book-entry uncertificated form in the direct registration system maintained by it and issue New WPP ADSs in book-entry uncertificated form in the direct registration system maintained by it promptly upon receipt of the applicable number of New WPP Shares in its CREST account. You will need to surrender any WPP ADSs you hold in the form of WPP ADR certificates (including any WPP ADSs held in the form of WPP ADR certificates that are restricted) to the US Depositary for cancellation and exchange for New WPP ADSs. Promptly following the Effective Date, the US Depositary will mail materials to effect the exchange of WPP ADSs represented by WPP ADR certificates for New WPP ADSs to the holders of WPP ADSs represented by WPP ADR certificates registered on its books as of the Effective Date. The holders of WPP ADSs represented by WPP ADR certificates will receive their New WPP ADSs in the form of book-entry direct registration with the US Depositary. The holders of WPP ADSs that are represented by WPP ADR certificates and are restricted will receive new WPP ADSs in the form of New WPP ADR certificates subject to the same restrictions as the WPP ADR certificates.

All documents, certificates or other communications sent by, to, from or on behalf of Scheme Share Owners, or as such persons shall direct, will be sent at their own risk and may be sent by post.

Application will be made for the New WPP Shares to be admitted to CREST for settlement and transfer purposes. Euroclear requires WPP to confirm to it that certain conditions imposed by the CREST Regulations are satisfied before Euroclear will admit any security to CREST. It is expected that these conditions will be satisfied in respect of the New WPP Shares on admission of the New WPP Shares to the Official List. As soon as practicable after satisfaction of the conditions, WPP will confirm this to Euroclear.

Subject to the satisfaction of the conditions referred to in paragraph 4 of this Part 2, on which this Scheme is subject, the New WPP Shares to which WPP Share Owners are entitled under this Scheme (as the case may be) will:

(a)

to the extent the entitlement arises as a result of a holding of WPP Shares in certificated form at the Scheme Record Time, be delivered in certificated form in the name of the relevant WPP Share Owner with the relevant share certificate expected to be despatched by post, at the applicant’s risk, by no later than 25 November 2008; and

(b)

to the extent the entitlement arises as a result of a holding of WPP Shares in uncertificated form at the Scheme Record Time, be credited to the appropriate CREST accounts (under the same participant and account ID that applied to the WPP Shares), with corresponding entitlements to New WPP Shares with effect from 19 November 2008.

Notwithstanding anything above or any other provision of this document or any other document relating to the New WPP Shares, WPP and New WPP reserve the right to deliver any New WPP Shares applied for through CREST in certificated form. In normal circumstances, this right is only likely to be exercised in the event of any interruption, failure or breakdown of CREST (or any part of CREST), or on the part of the facilities and/or systems operated by the Registrars in connection with CREST. This right may also be exercised if the correct details in respect of bona fide market claims (such as the CREST member account ID and CREST participation ID details) are not provided as requested on any application form relating to the New WPP Shares.

Scheme Share Owners who are CREST-sponsored members should refer to their CREST sponsor regarding the action to be taken in connection with this document.

The Prospectus, which is required to be published in accordance with the Prospectus Rules to effect the introduction of the New WPP Shares to the Official List, is available on request up until Admission free of charge by writing to the head office of WPP (27 Farm Street, London W1J 5RJ) or the registered office of New WPP (22 Grenville Street, St Helier, Jersey JE4 8PX) or by calling the Share Owner Helpline (0870 707 1411 (+44 870 707 1411 from outside the UK)), further details of which are included on page 5 of this document. A copy of the Prospectus may also be downloaded via WPP’s website (www.wpp.com) and inspected at the registered offices of both WPP (Pennypot Industrial Estate, Hythe, Kent CT21 6PE) and New WPP (22 Grenville Street, St Helier, Jersey JE4 8PX). A copy of the Prospectus may also be viewed at the Document Viewing Facility of the FSA, (25 North Colonnade, London E14 5HS) or inspected at the offices of Allen & Overy LLP (One Bishops Square, London E1 6AD) during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) until close of business on the day of the Meetings and will also be available for inspection for 15 minutes before and during the Meetings.

8.	WPP Directors’ and other interests

Sir Martin Sorrell, Philip Lader, Paul Richardson, Mark Read, Colin Day, Esther Dyson, Orit Gadiesh, David Komansky, Stanley Morten, Koichiro Naganuma, Lubna Olayan, John Quelch, Jeffrey Rosen, Timothy Shriver and Paul Spencer were appointed directors of New WPP on 29 September 2008. Conditional on the Scheme

becoming effective, each of the executive WPP Directors will enter into amended service agreements with Old WPP and/or, as appropriate, WPP USA and all WPP Directors will enter into new letters of appointment with New WPP in order that they reflect the new structure of the WPP Group and any revised duties once the Scheme becomes effective. Details of the amended service agreements and the new letters of appointment are set out in paragraph 7 of Part 4 of this document. The interests of the WPP Directors in the existing share capital of WPP as at 2 October 2008 (being the last practicable date prior to the publication of this document) and in New WPP immediately after the Scheme becomes effective are set out in paragraph 4 of Part 4 of this document.

Any rights held by the WPP Directors under the WPP Share Plans will, where permitted under the rules of the relevant WPP Share Plan, be preserved so that the New WPP Shares will ultimately be delivered in satisfaction of any of those rights under their terms, in the manner described in paragraphs 9 and 10 of Part 4 of this document. The effect of the Scheme on the interests of New WPP Directors is set out in paragraph 4 of Part 4 of this document. Save as described above, the effect of the Scheme on the interests of New WPP Directors does not differ from its effect on the same interests of other persons.

9.	Delisting of WPP Shares

The London Stock Exchange and the UK Listing Authority will be requested respectively to cancel trading in WPP Shares on the London Stock Exchange’s main market for listed securities with effect from the close of business on the Business Day immediately prior to the Effective Date and to delist the WPP Shares from the Official List with effect from 8.00 a.m. on the Effective Date. The last day of dealings in WPP Shares on the London Stock Exchange is expected to be 18 November 2008 (being the Business Day immediately prior to the Effective Date) and no transfers of WPP Shares will be registered after 6.00 p.m. on that date. On the Effective Date, share certificates in respect of the Scheme Shares in certificated form will cease to be valid and should be destroyed.

10.	Taxation

It is intended that the Scheme should be generally neutral in tax terms for UK-resident WPP Share Owners. WPP Share Owners are referred to the tax sections at paragraphs 11 and 12 of Part 4 of this document for further information about the taxation consequences of the Scheme (including making (or being deemed to have made) an election under the Dividend Access Plan).

Further information regarding the UK taxation consequences of holding and disposing of the New WPP Shares is set out in paragraph 19 of Part 6 of the Prospectus.

11.	Overseas Share Owners

11.1	General

The implications of the Scheme for, and the distribution of this document to, Overseas Persons may be affected by the laws of the relevant jurisdictions. Such Overseas Persons should inform themselves about and observe all applicable legal requirements.

It is the responsibility of any person into whose possession this document comes to satisfy themselves as to their full observance of the laws of the relevant jurisdiction in connection with the Scheme and the distribution of this document, including the obtaining of any governmental, exchange control or other consents which may be required and/or compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction.

If, in respect of any Overseas Person, New WPP is advised that the allotment and issue of New WPP Shares would or might infringe the laws of any jurisdiction outside the United Kingdom or Jersey, or would or might require New WPP to obtain any governmental or other consent or effect any registration, filing or other formality with which, in the opinion of New WPP, it would be unable to comply or which it regards as unduly onerous, the Scheme provides that New WPP may determine either: (i) that such share owner’s entitlement to New WPP Shares pursuant to the Scheme shall be issued to such share owner and then sold on his behalf as soon as reasonably practical at the best price which can be reasonably obtained at the time of sale, with the net proceeds of sale being remitted to such share owner; or (ii) that the share owner’s entitlement to New WPP Shares shall be issued to a nominee for such share owner appointed by New WPP and then sold, with the net proceeds being remitted to the share owner concerned. Any remittance of the net proceeds of sale referred to in this paragraph shall be at the risk of the relevant Share Owner.

Overseas Persons should consult their own legal and tax advisers with respect to the legal and tax consequences of the Scheme in their particular circumstances.

11.2	United States

The New WPP Shares to be issued to Scheme Share Owners in connection with the Scheme have not been, and will not be, registered under the US Securities Act but will be issued in reliance on the exemption provided by section 3(a)(10) thereof.

For the purpose of qualifying for the exemption from the registration requirements of the US Securities Act provided by section 3(a)(10) thereof, WPP and New WPP will advise the Court that its sanctioning of the Scheme will be relied on by New WPP as an approval of the Scheme following a hearing on its fairness to WPP Share Owners, at which Court Hearing all WPP Share Owners are entitled to attend in person or through counsel to support or oppose the sanctioning of the Scheme and with respect to which notification has been given to all such Share Owners.

The New WPP Shares will not be “restricted securities” within the meaning of Rule 144(a)(3) under the US Securities Act and may be immediately resold without restriction under the US Securities Act by former holders of WPP Shares who are not affiliates of New WPP and have not been affiliates of New WPP within 90 days prior to the issuance of New WPP Shares under the Scheme.

Under US federal securities laws, a WPP Share Owner who is an affiliate of New WPP at the time or within 90 days prior to any resale of New WPP Shares received under the Scheme will be subject to certain US transfer restrictions relating to such shares. Such New WPP Shares may not be sold without registration under the US Securities Act, except pursuant to any available exemptions from the registration requirements or in a transaction not subject to such requirements (including a transaction that satisfies the applicable requirements for resales outside of the US pursuant to Regulation S under the US Securities Act). Whether a person is an affiliate of New WPP for such purposes depends on the circumstances, but affiliates could include certain officers and directors and significant shareholders. A WPP Share Owner who believes that he or she may be an affiliate of New WPP should consult his or her own legal advisers prior to any sales of New WPP Shares received pursuant to the Scheme.

Neither the SEC nor any US State securities commission has reviewed or approved this document or the Scheme or the New WPP Shares. Any representation to the contrary is a criminal offence in the United States.

WPP files annual reports and submits certain other information and documents to the SEC pursuant to its registration under section 12 of the US Securities Exchange Act of 1934. Once the Scheme becomes effective, New WPP will automatically succeed to WPP’s existing US Securities Exchange Act registration, and will be subject to the reporting requirements thereof.

The reports and other information filed by WPP with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at the SEC’s Public Reference Room, 100 F Street, NE, Washington, D.C. 20549 and on the SEC’s website at www.sec.gov. Please call the SEC on +1 800 732 0330 for further information.

For additional information relating to certain US tax considerations relevant to the Scheme, see paragraph 14 of Part 4 of this document. A summary of certain US tax considerations relevant to holding New WPP Shares or New WPP ADSs is also contained in the Prospectus.

12.	The Meetings

Before the Court’s approval can be sought to sanction the Scheme, the Scheme will require approval by the WPP Share Owners at the Court Meeting and the passing of a special resolution by holders of the WPP Shares at the General Meeting.

Notices of the Court Meeting and the General Meeting are set out in Parts 6 and 7 of this document respectively. All WPP Share Owners whose names appear on the register of members of WPP at 6.00 p.m. on 28 October 2008 or, if either the General Meeting or the Court Meeting is adjourned, on the register of members at 6.00 p.m. on the date two days before the date set for the adjourned Meeting, shall be entitled to attend and vote at the relevant Meeting in respect of the number of WPP Shares registered in their name at the relevant time as further described below.

The Court Meeting

The Court Meeting, which has been convened for 11.30 a.m. on 30 October 2008, pursuant to an order of the Court at which Meeting, or at any adjournment thereof, WPP Share Owners will consider and, if thought fit, approve the Scheme.

At the Court Meeting, voting will be by way of poll and each WPP Share Owner present in person or by proxy will be entitled to one vote for each WPP Share held. The approval required at the Court Meeting is a majority in number of the WPP Share Owners present and voting, either in person or by proxy, representing three-fourths or more in value of all WPP Shares held by such WPP Share Owners.

It is important that, for the Court Meeting in particular, as many votes as possible are cast so that the Court may be satisfied that there is a fair and reasonable representation of the opinion of WPP Share Owners.

If the Scheme is approved and becomes effective, it will be binding on all WPP Share Owners irrespective of whether they attended the Court Meeting or the way they voted.

The General Meeting

The General Meeting has been convened for 11.45 a.m. on 30 October 2008 (or as soon thereafter as the Court Meeting has been concluded or adjourned), to consider and, if thought fit, pass the following resolutions. Resolutions 1 to 4, set out in the Notice of the General Meeting, will be proposed as Special Resolutions (which require votes in favour representing at least 75 per cent. of the votes cast by WPP Share Owners) to approve the following matters:

(a)

the Scheme; the cancellation of the Scheme Shares; the creation of the New Shares and the New Voting Share; the allotment of the New Shares and the New Voting Share; amendments to WPP’s Articles to deal with, inter alia, transitional matters arising from the Scheme;

(b)	conditional on the Scheme becoming effective, the New WPP Reduction of Capital;

(c)	conditional on the Scheme becoming effective, the change of WPP’s name to WPP 2008 plc;

(d)	conditional on the Scheme becoming effective, the delisting of the WPP Shares from the Official List; and

(e)

conditional on the Scheme becoming effective, the authority for the New WPP Directors to adopt the Replacement Share Plans and the Continuing Share Plans and to satisfy existing awards under the WPP Share Plans and the Inherited Share Plans using New WPP Shares.

The Ordinary Resolution will authorise the use of newly issued New WPP Shares or New WPP Treasury Shares to satisfy existing awards under the Inherited Share Plans, as set out in the Notice of the General Meeting. The majority required for the passing of the Ordinary Resolution is a simple majority of the votes cast at the General Meeting.

In accordance with the Articles, Special Resolutions 1 to 4 will be put to a poll and each WPP Share Owner present in person or by proxy will have one vote for each WPP Share held on each such resolution. In accordance with the Articles, the Ordinary Resolution would ordinarily be voted on by a show of hands, however, also in accordance with the Articles, the Chairman will require it to be put to a poll so that WPP Share Owners’ views can be fully represented and so that the same procedure is used for all the resolutions under consideration at the General Meeting. On a poll each WPP Share Owner present in person or by proxy will have one vote for each WPP Share held.

This explanatory statement relates only to the Scheme. Please see the letter from the Chairman of the Company in Part 1 of this document in respect of the New WPP Reduction of Capital and the Share Plan Proposals and paragraphs 9 and 10 of Part 4 of this document in relation to the Share Plan Proposals, together with the respective resolutions in Part 7 of this document.

13.	Action to be taken

Forms of Proxy for the Court Meeting and the General Meeting should be returned to the Registrars (c/o Computershare Investor Services PLC, P.O. Box 1075, The Pavilions, Bridgwater Road, Bristol BS99 3FA) as soon as possible and, in any event, so as to be received at least 48 hours before the time appointed for the relevant Meeting. If a white Form of Proxy for use at the Court Meeting is not returned by the above time, it may be handed to the Chairman of the Court Meeting or the Registrars at the Court Meeting. However, in the case of the General Meeting, unless the blue Form of Proxy is returned by the time mentioned in the instructions printed on it, it will be invalid. The completion and return of a Form of Proxy will not prevent a WPP Share Owner from attending and voting in person at either the Court Meeting or the General Meeting, or at any adjournment thereof, if such WPP Share Owner so wishes and is so entitled.

Holders of WPP ADSs will receive ADS proxy cards. A holder of WPP ADSs has three options:

(a)

each WPP ADS holder has already been appointed as proxy over the relevant number of WPP Shares underlying their WPP ADSs (an Appointed Proxy). Therefore a holder of WPP ADSs may attend and vote at the Court Meeting and/or General Meeting in person by bringing the ADS proxy card(s) to the relevant meeting(s);

(b)

the WPP ADS holder may appoint a nominee of the US Depositary as substitute Appointed Proxy and instruct such nominee how to vote at the Court Meeting and/or the General Meeting in relation to the WPP Shares underlying such holder’s WPP ADSs by completing the ADS proxy card(s) and returning them to the US Depositary; or

(c)

the WPP ADS holder may appoint a substitute Appointed Proxy over the WPP Shares underlying such holder’s WPP ADSs. Such substitute Appointed Proxy can then vote at the Court Meeting and/or the General Meeting in relation to the WPP Shares underlying such holder’s WPP ADSs by bringing the completed ADS proxy card(s) so appointing them to the relevant meeting(s).

Holders of WPP ADSs also have the right to cancel their WPP ADSs and withdraw the relevant WPP Shares from the ADS programme. To ensure that they become registered WPP Share Owners by 48 hours prior to the relevant meetings, such WPP Share Owners should present their WPP ADSs to the US Depositary for withdrawal (upon compliance with the terms of the WPP ADS deposit agreement, including payment of the US Depositary’s fees and any applicable taxes and governmental charges) and delivery of WPP Shares at least seven Business Days prior to the relevant Meeting.

Completed ADS proxy cards should be returned to the US Depositary, Citibank N.A., at (c/o Citigroup Shareholder Services, PO Box 43099, Providence RI 02940-5000) in the pre-addressed envelope as soon as possible, and in any case so as to be received by the US Depositary by 10.00 a.m. (New York time) on 27 October 2008. If you hold your WPP ADSs indirectly, you must rely on the procedures of your bank, broker or financial institution through which you hold your WPP ADSs. In each case, the proxy cards should be completed in accordance with the instructions printed on them.

Members of any of the 401k Plans who hold WPP ADSs under the 401k Plans have been sent a voting instruction form by the respective trustees of such plans. This form must be completed by the members in accordance with the accompanying instructions and delivered either by hand or post to the appropriate 401k Plan trustee at the address shown thereon in order to instruct the trustee how to direct the US Depositary to vote the WPP Shares underlying the WPP ADSs on behalf of the members at the Court Meeting and the General Meeting. The voting instruction form must be returned to the 401k Plan trustee by 10.00 a.m. (New York time) on 24 October 2008. Members of the 401k Plans will not be entitled to attend the Court Meeting or the General Meeting or to be present at the Court Hearing.

14.	Further information

The terms of the Scheme are set out in full in Part 3 of this document. Your attention is also drawn to the further information contained in this document and, in particular, the Additional Information set out in Part 4 of this document.

Yours faithfully

Richard Taylor
Managing Director for and on behalf of Merrill Lynch International

PART 3

THE SCHEME OF ARRANGEMENT

No. 8417 of 2008

IN THE HIGH COURT OF JUSTICE

CHANCERY DIVISION

COMPANIES COURT

IN THE MATTER OF WPP GROUP plc

and

IN THE MATTER OF THE COMPANIES ACTS 1985 AND 2006

SCHEME OF ARRANGEMENT

(under Part 26 of the Companies Act 2006)

between

WPP GROUP plc

and

THE HOLDERS OF THE SCHEME SHARES

(as hereinafter defined)

PRELIMINARY

(A)	In this Scheme, unless inconsistent with the subject or context, the following expressions bear the following meanings:

Act or Companies Act means the Companies Act 1985 as amended or, as the context requires, the Companies Act 2006;

Business Day means a day (other than a Saturday, Sunday or public holiday) on which banks are generally open for business in the City of London for the transaction of normal banking business;

certificated or in certificated form means in relation to a share or other security, a share or other security which is not in uncertificated form;

Clause means a clause of this Scheme;

Court means the High Court of Justice in England and Wales;

Court Hearing means the hearing by the Court of the claim form to sanction the Scheme under Part 26 of the Companies Act 2006 and to confirm the reduction of share capital of WPP pursuant to the Scheme under section 137 of the Companies Act 1985;

Court Meeting means the meeting of the Scheme Share Owners convened by order of the Court pursuant to Part 26 of the Companies Act 2006 to be held at the offices of Allen & Overy LLP, One Bishops Square, London E1 6AD at 11.30 a.m. on 30 October 2008 to consider and, if thought fit, approve the Scheme, including any adjournment thereof;

Court Order means the order of the Court sanctioning the Scheme under Part 26 of the Companies Act 2006 and confirming the reduction of capital of WPP pursuant to the Scheme under section 137 of the Companies Act 1985;

CREST means the system for the paperless settlement of trades in securities and the holding of uncertificated securities operated by Euroclear UK & Ireland Limited in accordance with the CREST Regulations;

CREST Regulations means (as applicable) the Uncertificated Securities Regulations 2001, as amended, or the Companies (Uncertificated Securities) (Jersey) Order 1999, as amended;

Effective Date means the date on which this Scheme becomes effective in accordance with Clause 7 of this Scheme, expected to be 19 November 2008;

General Meeting means the general meeting of WPP Share Owners to be held at the offices of Allen & Overy LLP, One Bishops Square, London E1 6AD at 11.45 a.m. on 30 October 2008 (or as soon thereafter as the Court Meeting shall have been concluded or adjourned) and any adjournment thereof;

holder means a registered holder, including any person entitled by transmission;

member means a member of WPP, on the register of members at any relevant date;

New Shares means ordinary shares of ten pence each in the capital of WPP created following the cancellation of the Scheme Shares, which shall be of an aggregate nominal amount equal to the aggregate nominal amount of the cancelled Scheme Shares (less the sum of £1) and which shall be issued credited as fully paid to New WPP pursuant to the Scheme;

New Voting Share means the special voting share of £1 in the capital of WPP created following the cancellation of the Scheme Shares, such share carrying rights to vote on all matters with such number of votes as will enable the holder of such share to approve (or not approve) any shareholder resolution of the Company following the Effective Date;

New WPP means WPP plc, a public company limited by shares incorporated in Jersey under the Companies (Jersey) Law 1991 with registered number 101749;

New WPP Shares means ordinary shares of ten pence each in the capital of New WPP;

£, pence or sterling means the lawful currency of the United Kingdom;

Registrar of Companies means the Registrar of Companies in England and Wales;

Scheme or Scheme of Arrangement means this scheme of arrangement proposed to be made under Part 26 of the Companies Act 2006 between WPP and the holders of the Scheme Shares with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by WPP and New WPP;

Scheme Record Time means 6.00 p.m. on the Business Day immediately preceding the Effective Date;

Scheme Reduction of Capital means the reduction of capital referred to in Clause 1(a) of this Scheme;

Scheme Share Owner means a holder of Scheme Shares as appearing in the register of members of WPP;

Scheme Shares means:

(a)	all the WPP Shares in issue at the date of this Scheme;

(b)	all (if any) additional WPP Shares issued after the date of this document and before the Voting Record Time; and

(c)

all (if any) further WPP Shares which may be in issue at or after the Voting Record Time and immediately before the confirmation by the Court of the Scheme Reduction of Capital in respect of which the original or any subsequent holders shall be bound by the Scheme or in respect of which the original or any subsequent holders shall have agreed in writing to be so bound.

share owner means a person on the register of members of either WPP or New WPP (as the case may be) at the relevant date and includes any person(s) entitled by transmission;

uncertificated or in uncertificated form means in relation to a share or other security, a share or other security title to which is recorded on the relevant register of the share or security concerned as being held in uncertificated form in CREST and title to which, by virtue of the CREST Regulations, may be transferred by means of CREST;

Voting Record Time means 6.00 p.m. (London time) on 28 October 2008 or, if the Court Meeting is adjourned, 48 hours before the time appointed for any adjourned Court Meeting;

WPP or the Company means WPP Group plc, a public limited company incorporated in England and Wales with registered number 05537577;

WPP Non-Voting Shares means the deferred non-voting shares of ten pence each in the capital of WPP;

WPP Share Owners means holders of WPP Shares from time to time; and

WPP Shares means ordinary shares of ten pence each in the capital of WPP.

(B)	The authorised share capital of WPP at the date of this Scheme is £175,000,000, divided as follows:

	Authorised
	Number	Nominal value
WPP Shares	1,749,999,980	10 pence each
WPP Non-Voting Shares	20	10 pence each

of which, as at 2 October 2008, 1,174,765,283 WPP Shares and all of the WPP Non-Voting Shares had been issued and were credited as fully paid and the remainder were unissued. At the date of this Scheme, the WPP Non-Voting Shares are held by New WPP.

(C)	New WPP was incorporated in Jersey on 12 September 2008, with registered number 101749.

(D)

The authorised share capital of New WPP at the date of this Scheme is £175 million, divided into 1,750,000,000 New WPP Shares of ten pence each. 20 subscriber shares have been issued and are fully paid. All other shares are unissued.

(E)

The initial share owners of New WPP passed a special resolution on 30 September 2008 to (subject to, amongst other things, the Scheme becoming effective) reduce the share capital of New WPP by reducing the amount standing to the credit of New WPP’s share premium account shortly after the Scheme becomes effective in its entirety (or by such amount as is approved by the Jersey Court). The New WPP Shares to be issued pursuant to the Scheme will be issued subject to this resolution.

(F)

New WPP has agreed to appear by Counsel at the Court Hearing, to consent to the Scheme and to undertake to be bound thereby and execute and do or procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed or done by it for the purpose of giving effect to this Scheme.

(G)	WPP shall, subject to share owner approval, change its name to WPP 2008 plc. It is intended that WPP will be re-registered as a private limited company immediately after the Scheme becomes effective.

THE SCHEME

1.	Cancellation of Scheme Shares

(a)	The issued share capital of WPP shall be reduced by cancelling and extinguishing the Scheme Shares.

(b)	Forthwith and contingent upon the reduction of capital referred to in Clause 1(a) taking effect:

(i)	the authorised share capital of WPP shall be increased to its former amount:

(A)	by the creation of such number of New Shares as shall be equal to the aggregate number of Scheme Shares cancelled pursuant to Clause 1(a) less ten Scheme Shares; and

(B)	by the creation of the New Voting Share, being equal in nominal amount to ten of the Scheme Shares cancelled pursuant to Clause 1(a); and

(ii)

WPP shall apply the credit arising in its books of account as a result of such reduction of capital in paying up, in full at par the New Shares and the New Voting Share created pursuant to Clause 1(b)(i) and shall allot and issue the same, credited as fully paid up, to New WPP and/or its nominee or nominees.

2.	Consideration for the cancellation of the Scheme Shares

In consideration of the cancellation of the Scheme Shares and the issue of the New Shares and the New Voting Share to New WPP and/or its nominee or nominees pursuant to Clause 1, New WPP shall (subject to the remaining provisions of this Clause 2 and to the provisions of Clauses 3, 4 and 5), allot and issue credited as fully paid New WPP Shares to the Scheme Share Owners on the basis of one New WPP Share for each Scheme Share held at the Scheme Record Time.

3.	Allotment and issue of New WPP Shares

(a)	The New WPP Shares to be issued pursuant to Clause 2 shall rank in full for all dividends or distributions made, paid or declared after the Effective Date on the ordinary share capital of New WPP.

(b)

The provisions of Clause 2 shall be subject to any prohibition or condition imposed by law. Without prejudice to the generality of the foregoing, if, in respect of any Scheme Share Owner who is a citizen, resident or national of any jurisdiction outside the United Kingdom or Jersey, New WPP is advised that the allotment and issue of New WPP Shares pursuant to Clause 2 would infringe the laws of any jurisdiction outside the United Kingdom or Jersey or would require New WPP to observe any governmental or other consent or effect any registration, filing or other formality with which, in the opinion of New WPP, it would be unable to comply or which it regards as unduly onerous, then New WPP may in its sole discretion either:

(i)

determine that such New WPP Shares shall be sold, in which event the New WPP Shares shall be issued to such Scheme Share Owner and New WPP shall appoint a person to act pursuant to this Clause 3(b)(i) and such person shall be authorised on behalf of such Scheme Share Owner to procure that any shares in respect of which New WPP has made such a determination shall, as soon as practicable following the Scheme Record Time, be sold at the best price which can reasonably be obtained at the time of sale and the net proceeds of such sale (after the deduction of all expenses and commissions, including any amount in respect of value added tax payable thereon) shall be paid to such Scheme Share Owner by sending a cheque to such Scheme Share Owner in accordance with the provisions of Clause 4. To give effect to any such sale, the person so appointed shall be authorised on behalf of such Scheme Share Owner to execute and deliver a form of transfer and to give such instructions and do all such things which he may consider necessary or expedient in connection with such sale. In the absence of fraud, none of WPP, New WPP or the person so appointed shall have any liability for any loss or damage arising as result of the timing or terms of any such sale; or

(ii)

determine that no such New WPP Shares shall be allotted and issued to such Scheme Share Owner under Clause 2 but instead such shares shall be allotted and issued to a nominee appointed by New WPP as trustee for such Scheme Share Owner, on terms that they shall, as soon as practicable following the Scheme Record Time, be sold on behalf of such Scheme Share Owner at the best price which can reasonably be obtained at the time of sale and the net proceeds of such sale (after the deduction of all expenses and commissions, including any amount in respect of value added tax payable thereon) shall be paid to such Scheme Share Owner by sending a cheque to such Scheme Share Owner in accordance with the provisions of Clause 4. In the absence of fraud, none of WPP, New WPP or any broker or agent of either of them shall have any liability for any loss arising as a result of the timing or terms of any such sale.

4.	Certificates and payments

(a)	Not later than five Business Days after the Effective Date, New WPP shall allot and issue all New WPP Shares which it is required to allot and issue to give effect to this Scheme pursuant to Clause 2.

(b)

As soon as reasonably practicable after the Effective Date, and not less than 15 days after the Effective Date, New WPP shall send by post to the allottees of the New WPP Shares certificates in respect of such shares save that, where Scheme Shares are held in uncertificated form, New WPP will procure that Euroclear UK & Ireland Limited is instructed to cancel the entitlement to Scheme Shares of each of the Scheme Share Owners concerned and to credit to the appropriate stock accounts in CREST of each such Scheme Share Owner the due entitlement to New WPP Shares.

(c)

Not later than 15 days following the sale of any relevant New WPP Shares pursuant to Clause 3(b), New WPP shall procure that such person appointed to act under Clause 3(b)(i) or the nominee referred to in Clause 3(b)(ii) shall account for the cash payable by despatching to the persons respectively entitled thereto cheques by post.

(d)

All certificates required to be sent by New WPP pursuant to Clause 4(b) and all cheques required to be sent pursuant to Clause 4(c) shall be sent through the post in pre-paid envelopes addressed to the persons respectively entitled thereto at their respective addresses appearing in the register of members of WPP at the Scheme Record Time (or, in the case of joint holders, to the address of that one of the joint holders whose name stands first in the register in respect of the joint holding) or in accordance with any special instructions regarding communications received at the registered office of WPP before the Scheme Record Time. All documents, certificates or other communications sent by, to, from or on behalf of Scheme Share Owners, or as such persons shall direct, will be sent at their own risk and may be sent by post.

(e)

If the New WPP Shares are consolidated or subdivided before the despatch of any certificates or the giving of any instructions in accordance with this Clause 4, the certificates or instructions shall relate to such New WPP Shares as so consolidated or subdivided (as the case may be).

(f)

None of WPP, New WPP or such person appointed to act under Clause 3(b)(i) or any nominee referred to in Clause 3(b)(ii) or any agent of any of them shall be responsible for any loss or delay in transmission of certificates or cheques sent in accordance with this Clause 4.

(g)

All cheques shall be made payable to the Scheme Share Owner or, in the case of joint holders to all share owners, in respect of the Scheme Shares concerned in sterling drawn on a UK clearing bank and the encashment of any such cheque shall be a complete discharge to New WPP for the monies represented thereby.

(h)	This Clause 4 shall be subject to any prohibition or condition imposed by law.

5.	Certificates representing Scheme Shares

With effect from and including the Effective Date, all certificates representing holdings of Scheme Shares shall cease to be valid in respect of such holdings. The share owners in respect of such shares shall be bound at the request of WPP to deliver such certificates for cancellation to WPP or to any person appointed by WPP to receive the same.

6.	Mandated payments and other instructions

Each mandate in force at the Scheme Record Time relating to the payment of dividends on Scheme Shares and each instruction then in force as to notices and other communications from WPP shall, unless and until varied or revoked, be deemed as from the Effective Date to be a valid and effective mandate or instruction to New WPP in relation to the corresponding New WPP Shares to be allotted and issued pursuant to this Scheme.

7.	Effective Date

(a)

This Scheme shall become effective as soon as an office copy of the Court Order sanctioning the Scheme under Part 26 of the Companies Act 2006 and confirming under section 137 of the Companies Act 1985 the reduction of capital provided for under the Scheme shall have been duly delivered to the Registrar of Companies for registration and, in the case of the confirmation of the reduction of capital, been registered by him.

(b)	Unless this Scheme shall have become effective on or before 31 March 2009 or such later date, if any, as WPP and New WPP may agree and the Court may allow, it shall lapse.

8.	Modification

WPP and New WPP may jointly consent on behalf of all persons concerned to any modification of or addition to this Scheme or to any condition which the Court may think fit to approve or impose.

9.	Costs

WPP is authorised and permitted to pay all the costs and expenses relating to the negotiation, preparation and implementation of the Scheme.

Dated: 6 October 2008

PART 4

ADDITIONAL INFORMATION

1.	Responsibility

The WPP Directors, whose names appear in paragraph 3 below, accept responsibility for the information contained in this document. To the best of the knowledge and belief of the WPP Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.	Information on WPP

WPP is a public limited company incorporated and domiciled in, and operating under the legislation of, England and Wales. WPP’s registered office is Pennypot Industrial Estate, Hythe, Kent CT21 6PE.

3.	WPP Directors and New WPP Directors

3.1	The WPP Directors and their functions are as follows:

Name	Position

Philip Lader	Non-Executive Chairman
Sir Martin Sorrell	Chief Executive
Paul Richardson	Finance Director
Mark Read	Strategy Director
Colin Day	Non-Executive Director
Esther Dyson	Non-Executive Director
Orit Gadiesh	Non-Executive Director
David Komansky	Non-Executive Director
Stanley (Bud) Morten	Non-Executive Director
Koichiro Naganuma	Non-Executive Director
Lubna Olayan	Non-Executive Director
John Quelch	Non-Executive Director
Jeffrey Rosen	Non-Executive Director
Timothy Shriver	Non-Executive Director
Paul Spencer	Non-Executive Director

3.2	The business address of each of the WPP Directors is 27 Farm Street, London W1J 5RJ.

3.3

Sir Martin Sorrell, Paul Richardson, Mark Read, Philip Lader, Colin Day, Esther Dyson, Orit Gadiesh, David Komansky, Stanley Morten, Koichiro Naganuma, Lubna Olayan, John Quelch, Jeffrey Rosen, Timothy Shriver and Paul Spencer were appointed as directors of New WPP on 29 September 2008. On the Effective Date, the WPP Board and the New WPP Board will therefore be the same.

3.4	The business address of each of the New WPP Directors is 6 Ely Place, Dublin 2, Ireland.

3.5	Brief biographical details of the New WPP Directors are set out in paragraph 7 of Part 6 of the Prospectus.

4.	WPP Directors’ interests in WPP and New WPP

4.1

Assuming no further WPP Shares have been purchased or issued after 2 October 2008 (being the last practicable date prior to the publication of this document), the WPP Directors and their immediate families have the following interests in the share capital of WPP (all of which are beneficial unless otherwise stated) and, in the event that the Scheme becomes effective, the WPP Directors will have the following interests in New WPP by virtue of the effect of the Scheme on their existing holdings in WPP Shares:

Name	Number of WPP Shares before the Scheme becomes effective	Percentage of WPP Shares before the Scheme becomes effective		Number of New WPP Shares after the Scheme becomes effective	Percentage of New WPP Shares after the Scheme becomes effective[6]

Philip Lader	11,950		0.001	11,950		0.001
Sir Martin Sorrell[1,3,4,5]	16,555,181		1.40	16,555,181		1.40
Paul Richardson[1,3]	291,319		0.02	291,319		0.02
Mark Read[1,3]	60,190		0.005	60,190		0.005
Colin Day	5,240	‹	0.001	5,240	‹	0.001
Esther Dyson	35,000		0.003	35,000		0.003
Orit Gadiesh	Nil		Nil	Nil		Nil
David Komansky	10,000		0.001	10,000		0.001
Stanley Morten	20,000		0.002	20,000		0.002
Koichiro Naganuma[2]	Nil		Nil	Nil		Nil
Lubna Olayan	Nil		Nil	Nil		Nil
John Quelch	12,000		0.001	12,000		0.001
Jeffrey Rosen	12,000		0.001	12,000		0.001
Timothy Shriver	5,000	‹	0.001	5,000	‹	0.01
Paul Spencer	10,000		0.001	10,000		0.001

Notes:

1.      Each executive WPP Director has a technical interest as an employee and potential beneficiary in WPP Shares held under the ESOPs. As at 2 October 2008 (being the last practicable date prior to the publication of this document), the ESOPs held in total 36,105,493 WPP Shares.

2.      Koichiro Naganuma is a director of Asatsu-DK, Inc. (Asatsu), which as at 2 October 2008 (being the last practicable date prior to the publication of this document) had interests in 31,295,646 WPP Shares representing 2.66 per cent. of the issued share capital. Immediately following implementation of the Scheme, the shareholding will represent 2.66 per cent. of the issued share capital.

3.      Interests include investment shares committed to the 2005, 2006 and 2007 awards under the WPP Group plc 2004 Leadership Equity Acquisition Plan but do not include matching shares from these plans, if any.

4.      Includes 2,823,786 WPP Shares pursuant to the vesting of the award granted in 2004 under the WPP Group plc 2004 Leadership Equity Acquisition Plan, the receipt of which has been deferred until November 2011.

5.      Includes 3,636,950 WPP Shares which originally formed part of the Capital Investment Plan (an award in respect of 4,691,392 WPP Shares in total, some of which have been received by Sir Martin Sorrell) and now comprise the UK and US Deferred Stock Units Award Agreements.

6.      This does not take into account any increase in share capital that may arise as a result of the TNS Offer becoming unconditional in all respects. If the TNS Offer becomes unconditional in all respects and the Scheme becomes effective, up to 82,807,368 New WPP Shares will be issued to the TNS Share Owners.

Except as noted in footnote 5 above, the above table does not reflect the extent to which any WPP Directors may have additional beneficial interests by virtue of their participation in the WPP Share Plans. The interests of the WPP Directors in this regard are set out in paragraph 4.3 of this Part 4. The WPP Directors are not participants in the Inherited Share Plans.

4.2

The interests of the WPP Directors together represent approximately 1.45 per cent. of the issued share capital of WPP as at 2 October 2008 (being the last practicable date before publication of this document) and are expected to represent approximately 1.45 per cent. of the issued share capital of New WPP upon the Scheme becoming effective (not taking into account any New WPP Shares that may be issued as a result of the TNS Offer becoming unconditional in all respects).

4.3	As at 2 October 2008 (being the last practicable date prior to the publication of this document), the following WPP Directors held the following interests in WPP Shares under the WPP Share Plans:

WPP Executive Stock Option Plan

	Grant Date	Number of WPP Shares	Exercise Price

Mark Read	11/03	10,615	£5.595
	10/04	9,879	£5.535

WPP Group plc 2004 Leadership Equity Acquisition Plan

	Grant Date	Maximum number of WPP Shares

Paul Richardson	15/12/05	406,790
	15/11/06	330,510
	11/12/07	297,485
Sir Martin Sorrell	15/12/05	1,016,970
	15/11/06	782,680
	11/12/07	743,710
Mark Read	15/12/05	50,850
	15/11/06	82,625
	11/12/07	74,370

Restricted Stock Awards/Executive Share Awards

	Grant Date	Number of WPP Shares	Vesting Date

Paul Richardson	08/05/07	75,441	02/03/09
	03/03/08	96,094	06/03/10
Sir Martin Sorrell	23/02/07	104,587	02/03/09
	03/03/08	149,851	06/03/10
Mark Read	16/03/06	3,601	16/03/10
	23/02/07	30,798	02/03/09
	27/04/07	9,526	16/03/11
	03/03/08	43,202	06/03/10

4.4

The interests disclosed in this paragraph 4 are based upon the interests of the WPP Directors in the ordinary share capital of WPP which: (i) have been notified by each WPP Director to WPP pursuant to Chapter 3 of the Disclosure and Transparency Rules before 2 October 2008 (being the last practicable date prior to the publication of this document); or (ii) are interests of a connected person (within the meaning of the Disclosure and Transparency Rules) of a WPP Director which have been notified to WPP by each connected person pursuant to Chapter 3 of the Disclosure and Transparency Rules.

4.5	Save as set out in this paragraph 4, none of the WPP Directors or any connected person has any interest, whether beneficial or non-beneficial, in the share capital of any member of the WPP Group.

4.6

Koichiro Naganuma was appointed as a WPP Director under the terms of an agreement between Old WPP and Asatsu. Asatsu holds 2.66 per cent. of WPP’s issued share capital as at 2 October 2008 (being the last practicable date prior to the publication of this document). Other than as set out in this paragraph, none of the WPP Directors has any potential conflicts of interest between their duties to WPP and their private interests and/or their duties to third parties.

5.	Principal shareholders

5.1

Insofar as is known to WPP, as at 2 October 2008 (being the last practicable date prior to the publication of this document) the following persons were interested, directly or indirectly, in 3 per cent. or more of WPP’s voting share capital (on the basis of their disclosed existing holdings of WPP Shares as at 2 October 2008 (being the last practicable date before the publication of this document)) and the amount of such person’s holding of the total voting rights in respect of the New WPP Shares following the Scheme becoming effective is expected to be as follows:

Name	Number of WPP Shares	Percentage of existing share capital	Number of New WPP Shares after the Scheme becomes effective	Percentage of New WPP Shares after the Scheme becomes effective[1]

Massachusetts Financial Services Company Investment Management	60,800,602	5.17	60,800,602	5.17
Invesco plc	57,800,827	4.92	57,800,827	4.92
Legal and General	55,108,806	4.69	55,108,806	4.69
ESOPs	36,105,493	3.07	36,105,493	3.07

Notes:

1. This does not take into account any increase in share capital that may arise as a result of the TNS Offer becoming conditional in all respects. If the TNS Offer becomes unconditional in all respects and the Scheme becomes effective, up to 82,807,368 New WPP Shares will be issued to the TNS Share Owners.

The disclosed interests above refer to the respective combined holdings of those entities and to interests associated with them.

5.2

Save as disclosed in paragraph 5.1 above, the WPP Directors are not aware of any holdings of voting rights (within the meaning of Chapter 5 of the Disclosure and Transparency Rules) which represent 3 per cent. or more of the total voting rights in respect of the issued ordinary share capital of New WPP once the Scheme becomes effective.

5.3	So far as WPP is aware, immediately following implementation of the Scheme, no person or persons, directly or indirectly, jointly or severally, will exercise or could exercise control over New WPP.

5.4	Neither WPP nor the WPP Directors are aware of any arrangements, the operation of which may at a subsequent date result in a change of control of WPP.

5.5

There are no differences between the voting rights enjoyed by the principal shareholders described in paragraph 5.1 above and those enjoyed by any other WPP Share Owner and expected to be enjoyed by New WPP Share Owners.

5.6	There are no outstanding loans or guarantees granted or provided by WPP to any of its subsidiaries for the benefit of any of the WPP Directors.

6.	WPP Directors’ interests in transactions

6.1

In the year ended 31 December 2007, the WPP Group paid costs of £500,000 in connection with an action for the misuse of private information brought by Sir Martin Sorrell against FullSix SpA, FullSix Francia SAS, Marco Tinelli and Marco Benatti (the Defendants) and an action for libel, brought by Sir Martin Sorrell against the Defendants (the Actions). In the year ended 31 December 2006, the WPP Group paid additional costs of £300,000 in connection with the Actions. These costs were authorised by the WPP Board as an integral part of broader legal actions, some of which are ongoing, to protect the commercial interests of the WPP Group. No further payments have been or will be made in connection with the Actions.

6.2

From time to time the WPP Group enters into transactions with its associate undertakings. These transactions were not material for the six months ended 30 June 2008 nor for the years ended 31 December 2005, 2006 and 2007.

6.3

Save as disclosed above, there are no related party transactions between WPP and members of the WPP Group that were entered into during the financial years ending 31 December 2005, 2006 and 2007 and during the period between 1 January 2008 and 2 October 2008 (being the last practicable date prior to the publication of this document).

7.	Remuneration and benefits

7.1

The executive WPP Directors have service agreements with Old WPP. Sir Martin Sorrell and Paul Richardson also have service agreements with WPP USA. The non-executive WPP Directors have letters of appointment with WPP. Conditional on the Scheme becoming effective, each of the executive WPP Directors will enter into amended service agreements with Old WPP and/or, as appropriate, WPP USA and all WPP Directors will enter into new letters of appointment with New WPP in order that they reflect the new structure of the WPP Group and any revised duties once the Scheme becomes effective. It is anticipated that such amendments will not result in any material change to the gross remuneration payable to the WPP Directors. However, in the event that the remuneration and benefits package of any of the WPP Directors is adversely affected by the tax residency of New WPP, New WPP will enter into arrangements with such WPP Directors to seek to put them into the position in which they would have been had the tax residency of New WPP been in the UK.

7.2

In order to terminate the service agreements or letters of appointment, written notice is required. The notice periods specified in the service agreements and letters of appointment (as applicable) are set out below, along with the date of each WPP Director’s current service agreement or letter of appointment (as applicable):

Director	Contract date	Notice period
Philip Lader	20 May 2008	2 months
Sir Martin Stuart Sorrell	1 April 2005	At will
Paul Richardson	1 January 2005	12 months
Mark Julian Read	9 September 2002	6 months
Colin Day	20 May 2008	2 months
Esther Dyson	20 May 2008	2 months
Orit Gadiesh	20 May 2008	2 months
David Komansky	20 May 2008	2 months
Stanley Morten	20 May 2008	2 months
Koichiro Naganuma	20 May 2008	2 months
Lubna Olayan	20 May 2008	2 months
John Quelch	20 May 2008	2 months
Jeffrey Rosen	20 May 2008	2 months
Tim Shriver	20 May 2008	2 months
Paul Spencer	20 May 2008	2 months

7.3	Key details of the executive WPP Directors’ service agreements are set out below:

Sir Martin Sorrell

Sir Martin Sorrell’s UK service agreement can be immediately terminated at any time by either party giving written notice. Except in certain circumstances which would justify summary dismissal, any notice given by either party shall be deemed to be a notice given by such party on the grounds of Sir Martin’s retirement and upon giving such notice he shall be deemed to have retired and qualified for retirement treatment for the purposes of all plans, policies, arrangements of, or other agreements with, WPP, New WPP or any WPP Group company. He shall have no entitlement to any notice payment. Sir Martin’s UK service agreement does not contain any post-termination restrictive covenants.

Sir Martin is entitled to an annual salary of £1,000,000 and an annual cash bonus of up to 200 per cent. of annual salary. Sir Martin also receives pension contributions of up to 40 per cent. of annual salary. He is also entitled to participate in WPP’s short and long term incentive plans.

Sir Martin’s US service agreement is in materially similar form to his UK service agreement. The annual salary of £1,000,000, pension contribution of 40 per cent. of annual salary and annual cash bonus of up to 200 per cent. of annual salary noted above include his entitlements under his US service agreement.

Upon the Scheme becoming effective, Sir Martin’s annual salary will be reduced by £100,000. He will become entitled to a fee of £100,000 in respect of his appointment as a director of New WPP. Sir Martin’s pension contribution and bonus payment will continue to be calculated as if his annual salary was £1,000,000.

Paul Richardson

Mr Richardson’s UK service agreement is to be terminated upon the Scheme becoming effective.

Mr Richardson’s US service agreement can be terminated at any time by either party giving 12 months’ written notice. There is no provision in his US service agreement for any further payment to be made to him on termination or following a change of control of Old WPP, although there is a change of control provision in a U.S. supplemental retirement agreement, as detailed below.

Mr Richardson is entitled to an annual salary of £550,000 and an annual cash bonus of up to 120 per cent. of annual salary.

Mr Richardson’s US service agreement contains post-termination restrictive covenants which, in summary, are intended to prevent him from doing the following during the period of 12 months from the termination of his employment or the commencement of garden leave (whichever is the earlier):

•

taking any steps preparatory to or being engaged, employed or interested or concerned in any Restricted Business (as defined in the service agreement) which is in competition with WPP USA or any Relevant Group Company (as defined in the service agreement) and/or any business which was a potential target for acquisition by WPP USA or any Relevant Group Company and/or any individual, firm, company or other entity directly or indirectly owning or controlling any such business;

•

acquiring a substantial or controlling interest directly or indirectly in any Restricted Business or any business which was a potential target for acquisition by WPP USA or any Relevant Group Company or any individual, firm, company or other entity owning or controlling any such business;

•

soliciting or attempting to solicit, canvass, interfere with or entice away from WPP USA or any Relevant Group Company the custom or any prospective custom of any client or prospective client with a view to providing to that client or prospective client any products or services which are the same as or materially similar to the Restricted Business in competition with WPP USA or any Relevant Group Company;

•

providing or agreeing to provide any products or services which are the same as or materially similar to the Restricted Business with any client or prospective client in competition with WPP USA or any Relevant Group Company;

•

soliciting, enticing or encouraging or attempting to solicit, entice or encourage any Key Person (as defined in the service agreement) to leave the employment of WPP USA or any Relevant Group Company in relation to any Restricted Business or other entity directly or indirectly owned or controlled by or controlling any Restricted Business which is or is proposing to be in competition with WPP USA or any Relevant Group Company;

•

employing, engaging, appointing, entering into partnership or association with or in any way causing to be employed, engaged or appointed the services of any Key Person in relation to any Restricted Business or other entity directly or indirectly owned or controlled by or controlling any Restricted Business which is or is proposing to be in competition with WPP USA or any Relevant Group Company;

•

providing or agreeing to provide any Restricted Business in respect of any account, product or brand which competes with any client’s account, product or brand in respect of which Mr Richardson had material dealings or responsibility;

•

being employed or engaged by any client or prospective client if a reasonably likely consequence is that the client or prospective client will cease to use or materially reduce its usage of the services of WPP USA or any Relevant Group Company or in the case of a prospective client will not use the services of WPP USA or any Relevant Group Company or use them to a materially lesser extent;

•

soliciting or trying to solicit or place orders for the supply of products or services from any supplier to WPP USA or any Relevant Group Company if a reasonably likely consequence is that the supplier will cease supplying, materially reduce its supply or vary detrimentally the terms on which it supplies products or services to WPP USA or any Relevant Group Company; and

•	encouraging, assisting or procuring any individual, firm, company or other entity to do anything which if done by Mr Richardson would be a breach of any of the restrictions above.

Mr Richardson’s US service agreement entitles WPP USA to place him on garden leave during any period of notice provided it continues to pay his salary and continues his contractual benefits.

He is also entitled to participate in WPP’s short term and long term incentive plans. A supplemental retirement agreement provides for 20 per cent. of annual salary for 2005 to 2007 and 30 per cent. of annual salary from 2008 onwards to be paid into a deferral account, which is a notional account set up to record amounts deferred and amounts of income gain or loss deemed credited in respect of him. The agreement further provides that his deferral account balance shall be paid out in a single lump sum in the event of a change of control of WPP or WPP USA upon the Scheme becoming effective.

Upon the Scheme becoming effective, Mr Richardson’s annual salary will be reduced by £75,000. He will become entitled to a fee of £75,000 in respect of his appointment as a director of New WPP. Mr Richardson’s pension contributions and bonus entitlement will continue to be calculated as if his annual salary was £550,000.

Mark Read

Mr Read’s service agreement can be terminated at any time by either party giving six months’ written notice. There is no provision in his service agreement for any further payment to be made to him on termination or following a change of control of Old WPP.

Mr Read is entitled to an annual salary of £275,000 and an annual cash bonus of up to 75 per cent. of annual salary. He is also entitled to participate in WPP’s short and long term incentive plans.

Mr Read’s service agreement contains post-termination restrictive covenants which (in summary) are intended to prevent him from doing the following during the period of 12 months from the termination of his employment or the commencement of garden leave (whichever is the earlier):

•

taking any steps preparatory to or being engaged, employed or interested or concerned in any Restricted Business (as defined in the service agreement) which is in competition with Old WPP or any Group Company (as defined in the service agreement) and/or any business which was a potential target for acquisition by Old WPP or any Group Company and/or any individual, firm, company or other entity directly or indirectly owning or controlling any such business;

•

acquiring a substantial or controlling interest directly or indirectly in any Restricted Business or any business which was a potential target for acquisition by Old WPP or any Group Company or any individual, firm, company or other entity owning or controlling any such business;

•

approaching, soliciting or endeavouring to entice for the purposes of any Restricted Business any Restricted Person (as defined in the service agreement) to leave the employment of Old WPP or any Group Company;

•	employing or offering to employ or engage the services of any Restricted Person in any Restricted Business or other entity directly or indirectly owned by or controlling any Restricted Business;

•

soliciting, interfering with or enticing away from Old WPP or any Group Company the custom of any Restricted Client (as defined in the service agreement) or Prospective Client (as defined in the service agreement) in relation to the conduct of any Restricted Business;

•	dealing with any Restricted Client or Prospective Client in relation to the conduct of any Restricted Business; and

•	encouraging, assisting or procuring any individual, firm, company or other entity to do anything which if done by Mr Read would be a breach of any of the restrictions above.

Mr Read’s service agreement entitles WPP to place him on garden leave during any period of notice, provided WPP continues to pay his salary and continues his contractual benefits.

Upon the Scheme becoming effective, Mr Read’s annual salary will be reduced by £75,000. He will become entitled to a fee of £75,000 in respect of his appointment as a director of New WPP. Mr Read’s pension contribution and bonus entitlement will continue to be calculated as if his annual salary was £275,000.

7.4

Remuneration of the WPP Directors who were WPP Directors during the year ended 31 December 2007 is set out in the table below. All amounts shown constitute the total amounts which the respective WPP Director received during 2007 and for the annual bonus in respect of 2007 but received in 2008.

						Total annual remuneration		Pensions contributions
Chairman	Location	Salary and fees	Other benefits[1]	Short- term incentive plans (annual bonus)	Value of ESA £000	2007 Total	2006 Total	2007 Total	2006 Total
Chairman
P Lader	USA	313	—		—	313	213	—	—
Executive directors
M S Sorrell	UK	1,003	35	1,650	885	3,573	3,294	400	337
M Read	UK	275	1	191	255	722	646	27	23
P W G Richardson	USA	469	82	481	567	1,599	1,612	95	90
Non-executive directors
C Day	UK	62	—	—	—	62	50	—	—
E Dyson	USA	68	—	—	—	68	56	—	—
O Gadiesh	USA	60	—	—	—	60	50	—	—
D H Komansky	USA	65	—	—	—	65	51	—	—
C A A E Mackenzie[2]	UK	68	—	—	—	68	54	—	—
S W Morten	USA	75	—	—	—	75	63	—	—
K Naganuma[3]	Japan	—	—	—	—	—	—	—	—
L Olayan	KSA	60	—	—	—	60	50
J A Quelch	USA	70	64	—	—	134	139	—	—
J Rosen	USA	75	—	—	—	75	60	—	—
T Shriver	USA	24	—	—	—	24	—	—	—
P Spencer	UK	70	—	—	—	70	60	—	—

Total remuneration		2,757	182	2,322	1,707	6,968	6,398	522	450

1.      Other benefits include items such as healthcare, life assurance and allowances for cars and housing.

2.      Mr Mackenzie retired on 24 June 2008 and is no longer a Director.

3.      Mr Naganuma received no remuneration from the WPP Group given his executive position with Asatsu.

7.5

For the financial year ended 31 December 2007, the aggregate remuneration paid and benefits in kind granted to the WPP Directors by the WPP Group was £6.968 million and the aggregate amount set aside by WPP Group to provide pension, retirement or similar benefits to the Directors was £522,000. It is estimated that for the financial year ending 31 December 2008, under arrangements in force at the date of this document, the total annual remuneration of the WPP Directors (including any proposed directors) will be approximately £5.9 million.

7.6

Other than as described in this paragraph, there is no arrangement under which a New WPP Director has waived or agreed to waive future emoluments nor have there been any such waivers during the financial year immediately preceding the date of this document. In respect of the financial year ending 31 December 2008, Lubna Olayan has waived her entitlement to any fees in respect of her non-executive directorship of WPP.

7.7	There are no outstanding loans or guarantees granted or provided by any member of the WPP Group to, or for the benefit of, any of the WPP Directors.

7.8	Other than as described in paragraph 7.4 above, no benefit, payment or compensation of any kind is payable to any WPP Director upon termination of his or her employment.

8.	New WPP Articles

A summary of the New WPP Articles is set out in paragraph 6 of Part 6 of the Prospectus and copies of the New WPP Memorandum of Association and New WPP Articles are available for inspection as described in paragraph 16 of this Part 4 of this document. A summary of the principal differences between the New WPP Articles and the Articles are set out in paragraph 5 of Part 6 of the Prospectus.

9.	The Share Plan Proposals

As explained in the Chairman’s letter, it is WPP’s intention that the Scheme should, where possible, have no impact on the rights outstanding under the WPP Share Plans and the Inherited Share Plans and that those rights and the ability to grant new awards over New WPP Shares should continue after the Scheme becomes effective.

Accordingly, where permitted under the rules of the WPP Share Plans and the Inherited Share Plans, rights will not vest or become exercisable early as a result of the Scheme becoming effective but will continue on the same terms other than that they will be satisfied using New WPP Shares rather than WPP Shares. For most participants this will not require any action on their part, although some will need to agree to having their existing rights over WPP Shares exchanged for equivalent rights over New WPP Shares.

Minor amendments will need to be made to the rules of certain of the WPP Share Plans and the Inherited Share Plans to enable the awards under the relevant plans to be satisfied using New WPP Shares.

Details are given below of the approach which has been approved by the Compensation Committee in respect of each plan.

9.1	The WPP 2005 Executive Stock Option Plan, the WPP 2005 Worldwide Ownership Plan, the WPP Executive Stock Option Plan and the WPP Worldwide Ownership Plan

The Compensation Committee, as permitted under the rules of the WPP 2005 Executive Stock Option Plan, the WPP 2005 Worldwide Ownership Plan, the WPP Executive Stock Option Plan and the WPP Worldwide Ownership Plan, proposes to authorise the grant of equivalent options by New WPP in substitution for the existing options held under these plans. New WPP has indicated its agreement to grant these options. This will prevent existing options becoming exercisable as a result of the Scheme becoming effective (except in relation to certain participants as noted below).

In the case of holders of options under the UK tax approved sections of the rules of the WPP 2005 Executive Stock Option Plan, the WPP 2005 Worldwide Ownership Plan, the WPP Executive Stock Option Plan and the WPP Worldwide Ownership Plan, optionholders will be given the opportunity to consent to the grant of equivalent options within a limited period after the Scheme becomes effective (during which time the options will be exercisable) in exchange for the cancellation of their existing options. This consent is required if the approved status of these options is to be retained. However, if the holders of UK tax approved options do not consent to having equivalent options granted within this period, the Compensation Committee proposes to mandate that any remaining options be exchanged at the end of that period.

9.2	The WPP Group plc 2004 Leadership Equity Acquisition Plan

The Scheme will not trigger the early vesting of awards under the WPP Group plc 2004 Leadership Equity Acquisition Plan. The Compensation Committee proposes to amend the terms of existing awards under the WPP Group plc 2004 Leadership Equity Acquisition Plan and the terms on which Investment Shares have been committed so that the plan operates using New WPP Shares rather than WPP Shares.

9.3	The WPP Restricted Stock Plan and the WPP Restricted Stock Awards

The Compensation Committee proposes to amend the terms of existing awards under the WPP Restricted Stock Plan and the WPP Restricted Stock Awards so that they are satisfied using New WPP Shares rather than WPP Shares.

9.4	The Deferred Stock Units Award Agreements

The Deferred Stock Units Award Agreements are the agreements under which Sir Martin Sorrell deferred receipt of his Capital Investment Plan award in 2004. The Scheme will not constitute a change of control that would trigger an early payment of the awards.

9.5	The WPP Annual Bonus Deferral Programme

The Scheme would trigger early vesting of awards under the rules of the WPP Annual Bonus Deferral Programme. Participant consent is required to prevent this and to permit existing awards to be satisfied using New WPP Shares. It is proposed to request consent from most of the participants (see below for exceptions) to prevent the Scheme triggering the early vesting of awards. It is understood that there would be a penalty of 20 per cent. additional tax under Internal Revenue Service Code s409A if the US taxable participants were to give this consent. It is, therefore, proposed that the US taxable participants will be allowed/required to have their awards under the WPP Annual Bonus Deferral Programme vest early.

9.6

The Tempus Group 1998 Long Term Incentive Plan, the Young and Rubicam Inc. 1997 Incentive Compensation Plan, the Grey Advertising Inc. 1994 Stock Incentive Plan, the Grey Global Group Inc. 2003 Senior Management Incentive Plan, the 24/7 Real Media Inc. 2002 Stock Incentive Plan and the 24/7 Real Media Inc 1998 Stock Incentive Plan

The Tempus Group 1998 Long Term Incentive Plan, the Young and Rubicam Inc. 1997 Incentive Compensation Plan, the Grey Advertising Inc. 1994 Stock Incentive Plan, the Grey Global Group Inc. 2003 Senior Management Incentive Plan, the 24/7 Real Media Inc. 2002 Stock Incentive Plan and the 24/7 Real Media Inc. 1998 Stock Incentive Plan are all plans that arise from acquisitions undertaken by WPP and Old WPP.

The outstanding awards under the Tempus Group 1998 Long Term Incentive Plan are already exercisable and it is proposed that these awards will be amended so that they will be satisfied using New WPP Shares rather than WPP Shares.

There are outstanding awards under the remainder of these plans which will not vest as a result of the Scheme. The relevant sponsoring companies have amended the awards so that they can be satisfied using New WPP Shares after the Scheme becomes effective.

10.	The Replacement Share Plans, the WPP Share Plans and the Inherited Share Plans

Summaries of the principal terms of the Replacement Share Plans, the WPP Share Plans and the Inherited Share Plans in respect of which authorisation from WPP Share Owners is being sought as part of the Share Plan Proposals are set out below.

10.1	The Replacement Share Plans

It is proposed to adopt the Replacement Share Plans to replace the 2005 ExSOP and the 2005 WWOP.

(a)	The WPP 2008 Executive Stock Option Plan (2008 ExSOP)

(i)	Outline

The 2008 ExSOP is being adopted by New WPP to replace the 2005 ExSOP and has the same provisions as the 2005 ExSOP. No further options will be granted under the 2005 ExSOP after the Scheme becomes effective. Like the 2005 ExSOP, the 2008 ExSOP will expire in 2015. The 2008 ExSOP includes a section intended to be capable of approval by HMRC as well as additional sections which amend the rules in certain jurisdictions. The 2008 ExSOP will be administered by the Compensation Committee.

(ii)	Eligibility

Options may be granted to employees or executive directors of any member of the New WPP Group.

(iii)	Grant of options

Normally options may only be granted within the period of six weeks following the announcement of New WPP’s interim or final results for any period. In exceptional circumstances, such as to facilitate the recruitment of a new employee, options may be granted at other times.

Whilst it is the current policy of WPP not to grant options to executive directors under the 2005 ExSOP, and it is intended not to do so under the 2008 ExSOP, the rules provide that if such options are granted they will be subject to performance conditions set by the Compensation Committee. The default performance condition applicable to options granted to executive directors under the 2008 ExSOP (i.e. if no other performance condition is specified when the options are granted) is that the growth in earnings per share of New WPP must exceed the growth in the UK retail prices index by at least 5 per cent. per annum over a fixed three year period. The Compensation Committee may, at its discretion, make other grants of options conditional on the satisfaction of performance conditions (either the default performance condition or otherwise).

(iv)	Option price

The price payable per New WPP Share for the exercise of an option must not be less than the lower of the two prices shown for New WPP Shares on the grant date plus one quarter of the difference between them (as derived from the Daily Official List of the London Stock Exchange or other reputable market source) or, in the case of an option over a New WPP ADS, the fair market value of a New WPP ADS as quoted on the NASDAQ over any number of consecutive dealing days (being not more than five) immediately preceding or ending on the grant date.

(v)	Exercise of options

Options granted under the 2008 ExSOP will normally be exercisable after the third anniversary of grant. The options may also be exercised (to the extent permitted under any performance conditions) for a limited period after the optionholder ceases employment by reason of injury, disability, death, retirement on or after reaching the age (if any) specified in his employment contract or following the sale out of the New WPP Group of the company or business by which the optionholder is employed. If an optionholder ceases employment for any other reason, the Compensation Committee may permit options to be exercised within a limited period after ceasing employment. If an option is exercised in any of these circumstances less than three years after it was granted, the number of New WPP Shares in respect of which the option may be exercised will be scaled back on a pro rata time basis unless the Compensation Committee determines otherwise. Options may also be exercised in the event of a takeover, reconstruction or winding up of New WPP or the declaration of the assets of New WPP en désastre (to the extent permitted under any performance conditions) and, if this occurs less than three years after the option was granted, the number of New WPP Shares in respect of which the option may be exercised will be automatically scaled back on a pro rata time basis.

If exercise of an option that is subject to performance conditions is permitted before the end of the performance period, the Compensation Committee will make an early determination as to the extent to which the performance conditions have been met.

(vi)	Issue of shares

Options granted under the 2008 ExSOP may be satisfied by the issue of New WPP Shares or by the transfer of existing New WPP Shares or New WPP Treasury Shares. New WPP Shares issued on the exercise of options will rank equally with shares of the same class in issue on the date of allotment except in respect of rights arising by reference to a prior record date.

(vii)	Plan limits

New WPP will not issue options under the 2008 ExSOP which would, when aggregated with other options or awards granted or made by New WPP and any other company in the WPP Group in the ten years prior to the grant of the option being considered, result in the number of New WPP Shares which are required to be issued to satisfy those options and awards exceeding 10 per cent. of the issued share capital of New WPP.

For the purposes of this limit, rights to acquire shares which are released or which lapse without being exercised cease to count and the transfer of treasury shares is treated as the issue of new shares.

No individual may, in any 12 month period, receive options over New WPP Shares under the 2008 ExSOP with a value exceeding four times that individual’s basic annual salary.

(viii)	Variation of share capital

In the event of a variation of the share capital of New WPP, the Compensation Committee may make appropriate adjustments to the number of New WPP Shares or New WPP ADSs subject to an option and to the option exercise price, provided that the adjustments are confirmed by the auditors or other experts as being in their view fair and reasonable. An adjustment may only reduce the price at which those New WPP Shares are acquired on exercise to less than their nominal value if the New WPP Board is authorised to capitalise from the reserves of New WPP a sum equal to the difference between the nominal value of the shares and exercise price of the options and to apply that sum in paying up the amount on the New WPP Shares.

(ix)	Pensionability

Benefits under the 2008 ExSOP are not pensionable.

(x)	Amendments

The Compensation Committee may amend the provisions of the 2008 ExSOP or the terms of options granted under it provided that no amendment to the advantage of eligible employees or participants in the 2008 ExSOP will be made without the prior approval by ordinary resolution of the New WPP Share Owners, unless the amendment is a minor amendment to benefit administration of the 2008 ExSOP, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for any participant or any New WPP Group company. Amendments to key features of the approved section of the 2008 ExSOP cannot be made without the approval of HMRC.

(b)	The WPP 2008 Worldwide Ownership Plan (2008 WWOP)

(i)	Outline

The 2008 WWOP is being adopted by New WPP to replace the 2005 WWOP and has the same provisions as the 2005 WWOP. No further options will be granted under the 2005 WWOP after the Scheme becomes effective. Like the 2005 WWOP, the 2008 WWOP will expire in 2015. The 2008 WWOP includes a section intended to be capable of approval by HMRC and additional sections amending the rules in certain overseas jurisdictions. The 2008 WWOP is administered by the Compensation Committee.

(ii)	Eligibility

Options may be granted to employees of the New WPP Group or any subsidiary designated as a participating company who are employees of the New WPP Group with at least two years’ continuous service (or any other period of service determined by the Compensation Committee).

(iii)	Grant of options

Normally, options may only be granted within the period of six weeks following the announcement of New WPP’s interim or final results for any period. In exceptional circumstances, options may be granted at other times.

The Compensation Committee can apply performance conditions to a grant of options under the 2008 WWOP where it considers it appropriate to do so.

(iv)	Option price

The price payable per New WPP Share for the exercise of an option must not be less than the lower of the two prices shown for New WPP Shares on the grant date plus one quarter of the difference between them (as derived from the Daily Official List of the London Stock Exchange or other reputable market source) or, in the case of an option over a New WPP ADS, the fair market value of a New WPP ADS as quoted on the NASDAQ over any number of consecutive dealing days (being not more than five) immediately preceding or ending on the grant date.

(v)	Exercise of options

Options granted under the 2008 WWOP will generally be exercisable on the third anniversary of grant. The options may also be exercised for a limited period after the optionholder ceases employment by reason of injury, disability, death, retirement on or after reaching the age (if any) specified in his employment contract or following the sale out of the WPP Group of the company or business by which the optionholder is employed. If an optionholder ceases employment for any other reason, the Compensation Committee may permit options to be exercised within a limited period after ceasing employment. If an option is exercised in any of these circumstances less than three years after it was granted, the number of New WPP Shares in respect of which the option may be exercised will be scaled back on a pro rata time basis unless the Compensation Committee determines otherwise. Options may also be exercised in the event of a takeover, reconstruction or winding up of New WPP or the declaration of the assets of New WPP en désastre and, if this occurs less than three years after the option was granted, the number of New WPP Shares in respect of which the option may be exercised will be automatically scaled back on a pro rata time basis.

(vi)	Issue of shares

Options granted under the 2008 WWOP may be satisfied by the issue of New WPP Shares or by the transfer of existing New WPP Shares or New WPP Treasury Shares. New WPP Shares issued on the exercise of options will rank equally with shares of the same class in issue on the date of allotment except in respect of rights arising by reference to a prior record date.

(vii)	Plan limits

New WPP will not issue options under the 2008 WWOP which would, when aggregated with other options or awards granted or made by New WPP and any other company in the New WPP Group in the ten years before the grant of the option being considered, result in the number of New WPP Shares which are required to be issued to satisfy those options and awards exceeding 10 per cent. of the issued share capital of New WPP. For the purposes of this limit, rights to acquire shares which are released or which lapse without being exercised cease to count and the transfer of treasury shares is treated as the issue of new shares.

No individual may, in any 12 month period, receive options over New WPP Shares under the 2008 WWOP with a value exceeding one times that individual’s basic annual salary.

(viii)	Variation of share capital

In the event of a variation of the share capital of New WPP, the Compensation Committee may make appropriate adjustments to the number of New WPP Shares or New WPP ADSs subject to an option and the option exercise price, provided that the adjustments are confirmed by the auditors or other experts as being in their view fair and reasonable. An adjustment may only reduce the price at which shares are acquired on the exercise of an option to less than their nominal value if the New WPP Board is authorised to capitalise from the reserves of New WPP a sum equal to the difference between the nominal value of the shares and exercise price of the options and to apply such sum in paying up such amount on such shares.

(ix)	Pensionability

Benefits under the 2008 WWOP are not pensionable.

(x)	Amendments

The Compensation Committee may amend the provisions of the 2008 WWOP or the terms of options granted under it, provided that no amendment to the advantage of participants in the 2008 WWOP can be made without the prior approval by ordinary resolution of the New WPP Share Owners, unless the amendment is a minor amendment to benefit administration of the 2008 WWOP, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for any participant or any WPP Group company. Amendments to key features of the approved section of the 2008 WWOP cannot be made without the approval of HMRC.

10.2	The Continuing Share Plans

It is proposed to adopt the Continuing Share Plans to enable New WPP to grant new awards under those plans over New WPP Shares and to satisfy existing awards under those plans using New WPP Shares (including newly issued New WPP Shares or New WPP Treasury Shares). Summaries of the principal terms of the Continuing Share Plans that will be applicable to both existing awards and new awards if the Scheme becomes effective are set out below.

(a)	The WPP Group plc 2004 Leadership Equity Acquisition Plan (LEAP)

(i)	General

LEAP was established in 2004 and replaced the previous Leadership Equity Acquisition Plan established in 1999 (under which there are no outstanding awards).

(ii)	Investment shares

A participant must commit investment shares (Investment Shares) in order to qualify for matching shares. With the exception of Sir Martin Sorrell (for whom the relevant limits are investment shares to the maximum value of US$10 million in respect of his award in 2004 and to the maximum value of US$2 million in respect of any year thereafter), the maximum aggregate value of investment shares is determined by the Compensation Committee and cannot exceed 400 per cent. of annual earnings. Investment Shares are committed to LEAP for a five year period, four years in respect of awards made in 2004 (the Investment Period). Following any offer to participate in LEAP, Investment Shares are held under arrangements approved by the Compensation Committee.

(iii)	Matching shares

The Compensation Committee will grant awards of matching shares (conditional on the satisfaction of performance conditions) to participants who commit Investment Shares to LEAP. For each Investment Share committed to LEAP the participant may earn up to five matching shares (four in respect of awards granted in 2004) if the associated performance condition is fully satisfied over the performance period. The number of matching shares a participant may receive at the end of the Investment Period will depend on the performance of New WPP measured over the five (or four, in the case of awards granted in 2004) financial years commencing with the financial year in which the Investment Shares are committed (the Performance Period). In respect of all existing awards, the number of matching shares will depend on the total share owner return (TSR) achieved by New WPP relative to a number of comparator businesses in the global communication services industry. To achieve the maximum number of five matching shares for every Investment Share (four in respect of awards granted in 2004) New WPP must rank first or second over the Performance Period. If New WPP performance is below the median of the comparator group no matching shares vest. The Compensation Committee acknowledges that TSR may not always accurately reflect the true performance of the WPP Group and so it has the discretion to vary the number of matching shares that will vest if, during a Performance Period, it determines that there have been exceptional circumstances. In respect of the right to receive dividends on the number of matching shares which vest at the end of a Performance Period, the Compensation Committee may provide that participants will be entitled to receive an issue or transfer at the end of a Performance Period of that number of New WPP Shares which could have been acquired if the dividend which would have been paid on an award in the form of actual New WPP Shares had been reinvested in New WPP Shares on the respective payment dates of the relevant dividend.

(iv)	Participation

Awards may normally only be made during the period of 42 days commencing on the day on which New WPP releases its results for any financial period. In exceptional circumstances, such as to facilitate the recruitment of new employees, awards may be granted at other times. The Compensation Committee approves the executive directors of New WPP and the senior executives throughout the WPP Group that participate in LEAP.

(v)	Form of awards

The Compensation Committee may determine the form in which awards will be made. The Compensation Committee will decide which form is most appropriate for an award in the light of the accounting and tax consequences. The manner in which an award is satisfied at the end of the Investment Period depends on the form of the award. Awards will normally be satisfied by transferring the number of New WPP Shares in respect of which the award has vested to the participant or, in the case of New WPP ADSs, to the US Depositary from one of the ESOPs. However, the satisfaction of awards under LEAP may involve the issue of New WPP Shares and the transfer of New WPP Treasury Shares. An award is personal to a participant and cannot be transferred except on a limited basis, approved by the Compensation Committee, between a participant’s close family or family interests.

(vi)	Scheme Limits

New WPP may not grant awards under LEAP which would, when aggregated with other options or awards granted by New WPP, WPP and Old WPP in the ten years before the grant of the award, result in the number of New WPP Shares which are required to be issued to satisfy those options and awards (combined with the number of New WPP Treasury Shares required for that purpose) exceeding 10 per cent. of the issued share capital of New WPP.

(vii)	Special situations

If, during the Investment Period, a participant ceases to be employed by WPP Group for any reason other than voluntary resignation or termination for cause, the number of matching shares capable of vesting is reduced proportionately based on the part of the Investment Period that the participant remained in employment (but the award will lapse altogether if the participant ceases to be in employment during the first year of the Investment Period or if the participant does not retain all of his Investment Shares until the end of the Investment Period except to the extent that the Compensation Committee decides otherwise). The reduced number of matching shares may vest, to the extent to which the applicable performance conditions are satisfied, at the end of the Investment Period. If the participant resigns voluntarily or his employment is terminated for cause during the Investment Period, no matching shares will vest, except to the extent that the Compensation Committee decides otherwise.

(viii)	Change of control

Following a change of control of New WPP as a result of a takeover offer, a number of matching shares may vest depending on the extent to which the applicable performance condition pro-rated to the date of the change of control is satisfied.

If a court sanctions a compromise or arrangement under Part 18A of the Jersey Companies Law or a resolution is passed for the voluntary winding up of New WPP, the terms of awards and the terms on which the Investment Shares have been committed to LEAP may be varied in the manner the Compensation Committee decides and the auditors (or other financial advisers) confirm to be, in their opinion, fair and reasonable.

(ix)	Pensionability

Benefits under LEAP are not pensionable.

(x)	Amendments

The Compensation Committee may amend the provisions of LEAP or the terms of any outstanding awards under it provided that no amendment to the advantage of eligible employees or participants will be made without the prior approval by ordinary resolution of the New WPP Share Owners unless the amendment is a minor amendment to benefit the administration of LEAP, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for participants in LEAP or for any member of the WPP Group.

(xi)	Variation of share capital

In the event of a variation of the share capital of New WPP, the Compensation Committee may make such amendments to the terms of outstanding awards and the terms on which Investment Shares are held as they consider appropriate and the auditors (or other advisers) confirm to be, in their opinion, fair and reasonable.

(b)	The WPP Annual Bonus Deferral Programme (the ABDP)

(i)	Outline

The ABDP was originally adopted in November 2000.

For each financial year the Compensation Committee selects the employees who may participate in the ABDP. The ABDP offers a variety of methods for employees to invest cash bonuses received as part of their remuneration in New WPP Shares.

(ii)	Form of awards

Under the ABDP participants may receive one or more of the following:

•	Basic Share Awards, where employees choose to waive their cash bonuses and receive an entitlement to free New WPP Shares after four years;

•	Basic Share Rights, where employees choose to waive their cash bonuses and receive options to receive New WPP Shares at a nominal price after four years;

•	Invested Shares, where employees choose to receive their cash bonuses and apply them in acquiring New WPP Shares that are placed in an employee benefit trust for four years;

•

Bonus Share Awards, where free New WPP Shares (the number of which is linked to the amount applied in acquiring Invested Shares) are transferred to participants who continue to be employed by the WPP Group after a period of four years; or

•

Bonus Share Rights, which are extra nominal cost options to acquire New WPP Shares (the number of which is linked to the amount applied in acquiring Invested Shares) that, again, are issued if the employee participates in the ABDP and remains with the WPP Group after the period of four years. Employees can choose whether to receive these or Bonus Share Awards.

(iii)	Eligibility

To be eligible to be selected to participate in the ABDP, an employee must be employed by the WPP Group and not be under notice to leave at the grant date.

(iv)	Forfeiture

Bonus Share Awards and Bonus Share Rights in respect of Invested Shares are granted contingently on the continuous holding by a participant of the Invested Shares during the vesting period. During the vesting period the participant may not withdraw, transfer, pledge, assign, charge or otherwise dispose of all or any Invested Shares unless the Compensation Committee determines otherwise. The corresponding Bonus Share Award or Bonus Share Rights will lapse if the participant does so without the Compensation Committee’s consent.

(v)	Dividends, scrip dividends and voting rights

Bonus Share Awards and Bonus Share Rights in respect of Invested Shares are contingent on the participant waiving any right to all dividends and scrip dividends declared in respect of the Invested Shares until the Invested Shares are transferred to the participant. Where a dividend is declared by reference to a record date after the date of the award and before the date of transfer, the trustees of the employee benefit trust will acquire further New WPP Shares calculated by reference to the dividends that would have been paid on the shares subject to a Basic Share Award or a Basic Share Right and any Invested Shares (Dividend Shares).

A participant is not entitled to instruct the trustees on how to vote or abstain from voting or whether to accept or reject any offer in respect of the participant’s Invested Shares. The trustees of the ESOPs may, at their discretion, vote or abstain from voting in respect of the New WPP Shares which are the subject of any award.

(vi)	Transfer, exercise, lapse of awards and invested shareholdings

The New WPP Shares subject to a Basic Share Award or a Bonus Share Award and Invested Shares will be transferred to the participant together with such number of Dividend Shares determined by the Compensation Committee, as soon as reasonably practicable after the final day of the four year vesting period.

Basic Share Rights or Bonus Share Rights do not become exercisable before the end of the vesting period.

If the participant ceases employment with the WPP Group for any reason the New WPP Shares subject to a Basic Share Award, the Invested Shares and any Dividend Shares will be transferred to the participant as soon as is reasonably practicable following the date of cessation, unless the Compensation Committee determines otherwise.

If a participant holds Basic Share Rights and ceases employment with the WPP Group for any reason in relation to Basic Share Rights, the Basic Share Rights become exercisable unless the Compensation Committee determines otherwise.

Satisfaction of awards under the ABDP may involve the issue of New WPP Shares and the transfer of New WPP Treasury Shares.

(vii)	Scheme Limits

New WPP may not grant awards under the ABDP which would, when aggregated with other options or awards granted by New WPP and WPP in the ten years before the grant of the award, result in the number of New WPP Shares which are required to be issued to satisfy those options and awards (combined with the number of New WPP Treasury Shares required for that purpose) exceeding 10 per cent. of the issued share capital of New WPP.

(viii)	Change of control

If there is a change of control of New WPP (other than a change of control arising from the Scheme) or New WPP passes a resolution for the winding up of New WPP or the assets of New WPP are declared en désastre, the trustees shall, as soon as is reasonably practicable after the relevant event, transfer to the participant all of the New WPP Shares subject to a Basic Share Award and a pro rata number of New WPP Shares (determined by the Compensation Committee) subject to a Bonus Share Award. A Basic Share Right will be exercisable in respect of all the New WPP Shares under it for 60 days following the relevant event and Bonus Share Rights will be exercisable in respect of a pro rata number of New WPP Shares (determined by the Compensation Committee) for 60 days following the relevant event.

(ix)	Variations of capital

In the event of any capitalisation issue, rights issue, rights offer or the issue of New WPP Shares as consideration for an acquisition or any sub-division, consolidation, reduction or other variation of the capital of New WPP or the payment of any dividend in specie, demerger or in such other circumstances as the Compensation Committee determines, the Compensation Committee may make such adjustments to the awards as the Compensation Committee considers fair and reasonable provided that New WPP’s auditors confirm that such adjustments are fair and reasonable.

(x)	Pensionability

Benefits under the ABDP are not pensionable.

(xi)	Amendments

The Compensation Committee, with the consent of the trustees, may at any time alter or add to all or any of the provisions of the ABDP in any respect, provided that no amendment to certain provisions which are to the advantage of eligible employees or participants may be made without the prior approval by ordinary resolution of the New WPP Share Owners unless the amendment is a minor amendment to benefit the administration of the ADBP, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for participants or any member of the WPP Group.

(c)	The WPP Group plc Performance Share Plan (the PSP)

(i)	Outline

The PSP was originally adopted by Old WPP in June 1993 to motivate senior executives by notionally allocating performance shares representing Old WPP Shares or bonus units under the PSP. There are no outstanding awards under the PSP and it is not currently proposed to make any awards under the PSP. However, New WPP may use the PSP in the future if circumstances change or it is necessary in a particular case.

(ii)	Eligibility

Participants in the PSP must be executive directors or full-time employees of the WPP Group who are determined by the Compensation Committee to be senior management personnel who are important to the growth of the WPP Group. Awards may be conditional on the participant’s continued employment in the WPP Group over the performance period or on any other conditions the Compensation Committee determines.

(iii)	Performance period and performance objectives

The period over which the achievement of any performance conditions determined by the Compensation Committee are to be determined is generally not less than three years. If the performance condition is not satisfied for any performance period no payments or transfer of New WPP Shares will be made to any participant on account of that performance period.

Unless the Compensation Committee determines otherwise, awards under the PSP generally lapse on termination of employment before the expiry of the performance period or, if the Compensation Committee determines otherwise, on the date for valuing New WPP Shares for the purposes of determining the payment which a participant will be entitled to receive.

(iv)	Performance Shares

The term ‘performance shares’ is a reference to units of bonus or New WPP Shares and the award represents the contingent right to receive a sum of money per unit held or a transfer of New WPP Shares.

(v)	Form of Awards

The Compensation Committee may make an award in any of the following forms:

•	as two separate awards, including either or both of a bonus award payable at the end of the performance period and an award of an option to acquire New WPP Shares;

•	an option to acquire New WPP Shares exercisable for nil or a nominal consideration;

•	an award of New WPP Shares, subject to restrictions, or a right to receive New WPP Shares; or

•	any other form which the Compensation Committee considers has a substantially similar purpose or effect.

(vi)	Scheme Limits

The PSP does not contain any limits on the use of shares. However, any New WPP Shares delivered under the PSP will be New WPP Shares held by one of the ESOPs; no newly issued New WPP Shares or New WPP Treasury Shares will be used under the PSP.

There are no limits on the maximum entitlements for an individual under the rules of the PSP.

(vii)	Optional Deferred Payments

Payments or transfers of New WPP Shares to which a participant is entitled are generally made as soon as practicable after 6 March in the year following the end of the performance period. Before the end of the performance period, the participant may elect to defer distribution of any amount he may be entitled to receive in respect of the performance shares.

(viii)	Pensionability

Benefits under the PSP are not pensionable.

(ix)	Variation of share capital

In the event of a variation of the share capital of New WPP, the Compensation Committee may make such adjustments to the number of New WPP Shares subject to outstanding awards as they consider appropriate.

(x)	Amendments

The Compensation Committee may amend the provisions of the PSP or the terms of any outstanding awards under it provided that no amendments will be made without the prior approval by ordinary resolution of the New WPP Share Owners, unless the amendment is a minor amendment to benefit the administration of the PSP, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for eligible employees or participants in the PSP or for any WPP Group company.

10.3	The Outstanding Award Plans

It is proposed to satisfy existing awards under the Outstanding Award Plans using New WPP Shares. Summaries of the principal terms of the Outstanding Award Plans that will be applicable to existing awards if the Scheme becomes effective are set out below.

(a)	The WPP 2005 Executive Stock Option Plan (2005 ExSOP)

(i)	Outline

The 2005 ExSOP is being replaced by the 2008 ExSOP and no new options will be granted under the 2005 ExSOP after the Scheme becomes effective. Options will remain outstanding under the 2005 ExSOP after the Scheme becomes effective. The 2005 ExSOP includes a section approved by HMRC as well as additional sections which amend the rules in certain jurisdictions.

If all outstanding options under the 2005 ExSOP as at 2 October 2008 (being the last practicable date prior to the publication of this document) were to be exercised and satisfied by the issue of New WPP Shares, this would involve the issue of up to 571,430 New WPP Shares.

(ii)	Exercise of options

Options granted under the 2005 ExSOP are normally exercisable after the third anniversary of grant. The options may also be exercised (to the extent permitted under any performance conditions) for a limited period after the optionholder ceases employment by reason of injury, disability, death, retirement on or after reaching the age (if any) specified in his employment contract or following the sale out of the WPP Group of the company or business by which the optionholder is employed. If an optionholder ceases employment for any other reason, the Compensation Committee may permit options to be exercised within a limited period after ceasing employment. If an option is exercised in any of these circumstances less than three years after it was granted, the number of New WPP Shares in respect of which the option may be exercised will be scaled back on a pro rata time basis unless the Compensation Committee determines otherwise. Options may also be exercised in the event of a takeover, reconstruction or winding up of New WPP or the declaration of the assets of New WPP en désastre (to the extent permitted under any performance conditions) and, if this occurs less than three years after the option was granted, the number of New WPP Shares in respect of which the option may be exercised will be automatically scaled back on a pro rata time basis.

If exercise of an option that is subject to performance conditions is permitted before the end of the performance period, the Compensation Committee will make an early determination as to the extent to which the performance conditions have been met.

(iii)	Issue of shares

Options granted under the 2005 ExSOP may be satisfied by the issue of New WPP Shares or by the transfer of existing New WPP Shares or New WPP Treasury Shares.

New WPP Shares issued on the exercise of options will rank equally with shares of the same class in issue on the date of allotment except in respect of rights arising by reference to a prior record date.

(iv)	Variation of share capital

In the event of a variation of the share capital of New WPP, the Compensation Committee may make appropriate adjustments to the number of New WPP Shares or New WPP ADSs subject to an option and to the option exercise price, provided that the adjustments are confirmed by the auditors or other experts as being in their view fair and reasonable. An adjustment may only reduce the price at which those New WPP Shares are acquired on exercise to less than their nominal value if the New WPP Board is authorised to capitalise from the reserves of New WPP a sum equal to the difference between the nominal value of the shares and exercise price of the options and to apply that sum in paying up the amount on the New WPP Shares.

(v)	Pensionability

Benefits under the 2005 ExSOP are not pensionable.

(vi)	Amendments

The Compensation Committee may amend the provisions of the 2005 ExSOP or the terms of options granted under it, provided that no amendment to the advantage of eligible employees or participants in the 2005 ExSOP will be made without the prior approval by ordinary resolution of the New WPP Share Owners, unless the amendment is a minor amendment to benefit administration of the 2005 ExSOP, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for any participant or any WPP Group company. Amendments to key features of the approved section of the 2005 ExSOP cannot be made without the approval of HMRC.

(b)	The WPP 2005 Worldwide Ownership Plan (2005 WWOP)

(i)	Outline

The 2005 WWOP is being replaced by the 2008 WWOP and no new options will be granted under the 2005 WWOP after the Scheme becomes effective. Options will remain outstanding under the 2005 WWOP after the Scheme becomes effective. The 2005 WWOP includes a section approved by HMRC as well as additional sections which amend the rules in certain jurisdictions.

If all outstanding options under the 2005 WWOP as at 2 October 2008 (being the last practicable date prior to the publication of this document) were to be exercised and satisfied by the issue of New WPP Shares, this would involve the issue of up to 7,814,574 New WPP Shares.

(ii)	Exercise of options

Options granted under the 2005 WWOP are normally exercisable after the third anniversary of grant. The options may be exercised for a limited period after the optionholder ceases employment by reason of injury, disability, death, retirement on or after reaching the age (if any) specified in his employment contract or following the sale out of the WPP Group of the company or business in which the optionholder is employed. If an optionholder ceases employment for any other reason, the Compensation Committee may permit options to be exercised within a limited period after ceasing employment. If an option is exercised in any of these circumstances less than three years after it was granted, the number of New WPP Shares in respect of which the option may be exercised will be scaled back on a pro rata time basis unless the Compensation Committee determines otherwise. Options may also be exercised in the event of a takeover, reconstruction or winding up of New WPP or the declaration of the assets of New WPP en désastre and, if this occurs less than three years after the option was granted, the number of New WPP Shares in respect of which the option may be exercised will be automatically scaled back on a pro rata time basis.

(iii)	Issue of shares

Options granted under the 2005 WWOP may be satisfied by the issue of New WPP Shares or by the transfer of existing New WPP Shares or New WPP Treasury Shares.

New WPP Shares issued on the exercise of options will rank equally with shares of the same class in issue on the date of allotment except in respect of rights arising by reference to a prior record date.

(iv)	Variation of share capital

In the event of a variation of the share capital of New WPP, the Compensation Committee may make appropriate adjustments to the number of New WPP Shares or New WPP ADSs subject to an option and to the option exercise price, provided that the adjustments are confirmed by the auditors or other experts as being in their view fair and reasonable. An adjustment may only reduce the price at which shares are acquired on the exercise of an option to less than their nominal value if the New WPP Board is authorised to capitalise from the reserves of New WPP a sum equal to the difference between the nominal value of the shares and exercise price of the options and to apply such sum in paying up such amount on such shares.

(v)	Pensionability

Benefits under the 2005 WWOP are not pensionable.

(vi)	Amendments

The Compensation Committee may amend the provisions of the 2005 WWOP or the terms of options granted under it, provided that no amendment to the advantage of participants in the 2005 WWOP can be made without the prior approval by ordinary resolution of the New WPP Share Owners, unless the amendment is a minor amendment to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for any participant or any WPP Group company. Amendments to key features of the approved section of the 2005 WWOP cannot be made without the approval of HMRC.

(c)	The WPP Executive Stock Option Plan (the Executive Plan)

(i)	Outline

The Executive Plan was adopted in 1996 and includes a section which is approved by HMRC. The Executive Plan also contains additional sections which amend the rules in certain jurisdictions. The Executive Plan was replaced by the 2005 ExSOP in 2005.

No new options will be granted under the Executive Plan. Options will remain outstanding under the Executive Plan after the Scheme becomes effective.

If all outstanding options under the Executive Plan as at 2 October 2008 (being the last practicable date prior to the publication of this document) were to be exercised and satisfied by the issue of New WPP Shares, this would involve the issue of up to 27,662,480 New WPP Shares.

(ii)	Exercise of options

Options granted under the Executive Plan are normally exercisable after the third anniversary of grant. The exercise of an option may be conditional on the satisfaction of any performance conditions set at the date of grant. If the optionholder ceases employment by reason of injury, disability, death, retirement upon reaching the age when the optionholder becomes bound to retire under his employment contract or following the sale of the WPP Group company or business in which the optionholder is employed or, in respect of options granted before March 1999, redundancy, an option may be exercised within the period of 12 months after the date of cessation. If an optionholder ceases employment for any other reason, the board may permit options to be exercised within the same period. Options may also be exercised in the event of a takeover, reconstruction or winding up of New WPP or the declaration of the assets of New WPP en désastre.

Option exercises may be satisfied by the use of newly issued New WPP Shares.

(iii)	Variation of share capital

In the event of a variation of the share capital of New WPP, the New WPP Board may make certain adjustments to options. An adjustment may only reduce the price at which shares are acquired on the exercise of an option to less than their nominal value if the New WPP Board is authorised to capitalise from the reserves of New WPP a sum equal to the difference between the nominal value of the shares and the exercise price of the options and to apply such sum in paying up such amounts on such shares.

(iv)	Amendments

The New WPP Board may amend the provisions of the Executive Plan or the terms of options granted under it, provided that no amendment to the advantage of participants in the Executive Plan will be made without the prior approval by ordinary resolution of the New WPP Share Owners unless the amendment is a minor amendment to benefit the administration of the Executive Plan, to take account of a change in legislation or to obtain favourable tax, exchange control or regulatory treatment for any participant or any WPP Group company. Amendments to the approved section of the Executive Plan cannot be made without the approval of HMRC.

(v)	Pensionability

Benefits under the Executive Plan are not pensionable.

(d)	The WPP Worldwide Ownership Plan (the Worldwide Plan)

(i)	Outline

The Worldwide Plan was approved in 1996. The approved section of the Worldwide Plan is approved by HMRC and additional sections of the Worldwide Plan amend the rules in certain overseas jurisdictions. The Worldwide Plan was replaced by the 2005 WWOP in 2005.

No new options will be granted under the Worldwide Plan. Options will remain outstanding under the Worldwide Plan after the Scheme becomes effective.

If all outstanding options under the Worldwide Plan as at 2 October 2008 (being the last practicable date prior to the publication of this document) were to be exercised and satisfied by the issue of New WPP Shares, this would involve the issue of up to 4,026,947 New WPP Shares.

(ii)	Exercise of options

Options granted under the Worldwide Plan are normally exercisable after the third anniversary of grant. If an optionholder ceases employment by reason of injury, disability, death, retirement upon reaching the age when the optionholder becomes bound to retire under his employment contract or following the sale of the WPP Group company or business in which the optionholder is employed or, in respect of options granted before March 1999, redundancy, an option may be exercised within the period of 12 months after the date of cessation. If an optionholder ceases employment for any other reason, the New WPP Board may permit options to be exercised within the same period. Options may also be exercised in the event of a takeover, reconstruction or winding up of New WPP or the declaration of the assets of New WPP en désastre.

Option exercises may be satisfied by the use of newly issued New WPP Shares.

(iii)	Variation of share capital

In the event of a variation of the share capital of New WPP, the New WPP Board may make certain adjustments to options. An adjustment may only reduce the price at which shares are acquired upon the exercise of an option to less than their nominal value if the New WPP Board is authorised to capitalise from the reserves of New WPP a sum equal to the difference between the nominal value of the shares and exercise price of the options and to apply such sum in paying up such amount on such shares.

(iv)	Amendments

The New WPP Board may amend the provisions of the Worldwide Plan or the terms of options granted under it, provided that no amendment to the advantage of participants in the Worldwide Plan can be made without the prior approval by ordinary resolution of the New WPP Share Owners, unless the amendment is a minor amendment to benefit the administration of the Worldwide Plan, to take account of a change in legislation or to obtain favourable tax, exchange control or regulatory treatment for any participant or any WPP Group company. Amendments to the approved section of the Worldwide Plan must also be approved by HMRC.

(v)	Pensionability

Benefits under the Worldwide Plan are not pensionable.

(e)	The Deferred Stock Units Award Agreements (the DSUs)

The capital investment plan (the CIP) provided Sir Martin Sorrell with a capital incentive which was initially dependent on satisfaction of performance requirements over a five year period.

On 1 September 2004 Sir Martin Sorrell exercised his award under the CIP in relation to 1,054,442 Old WPP Shares. Sir Martin deferred his entitlement to 3,636,950 Old WPP Shares under the two separate DSUs entered into by Sir Martin with Old WPP and WPP USA respectively on 16 August 2004. Old WPP received share owner approval for such deferral at its annual general meeting in June 2004. On 21 December 2007, WPP received further share owner approval to defer his entitlement to the 3,636,950 WPP Shares.

Under the DSUs, Sir Martin Sorrell will have an entitlement to receive 2,649,208 New WPP Shares on 30 November 2011, or on a change of control of, or a cessation of employment with, Old WPP or WPP USA if earlier than 30 November 2011. In addition, under the DSUs, Sir Martin deferred his option to acquire 987,742 WPP Shares at an option price of £21.73 in aggregate. The option element of the DSUs is exercisable over New WPP Shares at any time up to 31 December 2011. Benefits under the DSUs are not pensionable.

10.4	The Inherited Share Plans

Summaries of the principal terms of the Inherited Share Plans as they will be applicable to existing awards if the Scheme becomes effective are set out below. Existing awards under the Inherited Share Plans will only be satisfied using newly issued New WPP Shares or New WPP Treasury Shares if Resolution 5 set out in the Notice of the General Meeting contained in Part 7 of this document is passed at the General Meeting. No new awards will be made under the Inherited Share Plans.

(a)	The Young & Rubicam, Inc. 1997 Incentive Compensation Plan (the 1997 Plan)

(i)	Outline

The 1997 Plan authorised awards of various kinds, but only stock options are outstanding. Grants of options were last made before the acquisition of Young & Rubicam, Inc. (Y&R) by Old WPP on 4 October 2000. In connection with the acquisition of Y&R, subsisting options were converted to options relating to Old WPP Shares and/or Old WPP ADSs.

If all outstanding options under the 1997 Plan as at 2 October 2008 (being the last practicable date prior to the publication of this document) were to be exercised and satisfied by the issue of New WPP Shares, this would involve the issue of up to 2,590,713 New WPP Shares.

(ii)	Exercise of options

Options granted under the 1997 Plan are exercisable subject to conditions and requirements determined by the plan committee when the options were granted. Options must be exercised before the tenth anniversary of the grant date, except incentive stock options which are subject to any shorter term required under Section 422 of the Internal Revenue Code.

(iii)	Variation of share capital

In the event of a variation of the share capital of New WPP, the plan committee may adjust the number of New WPP Shares subject to awards and the exercise price of options.

(iv)	Amendments

The board of directors of Y&R may amend or terminate the 1997 Plan so long as the amendment does not, without the consent of a participant, impair the participant’s rights under an outstanding option. No amendment to the advantage of eligible employees or participants in the 1997 Plan will be made without the prior approval by ordinary resolution of the New WPP Share Owners, unless the amendment is a minor amendment to benefit administration of the 1997 Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for any participant or any WPP Group company.

(v)	Pensionability

Benefits under the 1997 Plan are not pensionable.

(b)	Grey Global Group Share Plans

If all outstanding awards under the SIP and the SMIP (as summarised below) as at 2 October 2008 (being the last practicable date prior to the publication of this document) were to be exercised and satisfied by the issue of New WPP Shares, this would involve the issue of up to 547,565 New WPP Shares.

(i)	The Grey Advertising Inc. 1994 Stock Incentive Plan (the SIP)

(A)	Outline

Grants of equity were last made before the acquisition of Grey Global Group Inc. (Grey Global) by WPP on 7 March 2005. In connection with the acquisition, subsisting awards were converted to awards relating to WPP Shares and/or WPP ADSs.

(B)	Exercise of options

Options granted under the SIP are exercisable over their term at such times and in such instalments as the plan committee prescribed, but no later than the tenth anniversary of the date of grant or, in the case of incentive stock options granted to 10 per cent. shareholders, no later than the fifth anniversary of the date of grant or any longer period permitted by the Internal Revenue Code. If an optionee’s employment is terminated, options may be exercised until the date set out in the optionee’s option agreement.

(C)	Exercise of right to purchase restricted stock

Employees who were granted the right to purchase shares of restricted stock could exercise such right after a period of time determined by the plan committee, provided they were still employed by Grey Global or one of its subsidiaries on the date of such exercise.

(D)	Variation of share capital

In the event of a variation of the share capital of New WPP, the plan committee may adjust the number of New WPP Shares subject to awards and the exercise price of options.

(E)	Amendments

The board of directors of Grey Global may amend or terminate the SIP so long as the amendment does not, without the consent of a participant, impair the participant’s rights under an outstanding award. No amendment to the advantage of eligible employees or participants in the SIP will be made without the prior approval by ordinary resolution of the New WPP Share Owners, unless the amendment is a minor amendment to benefit administration of the SIP, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for any participant or any New WPP Group company.

(F)	Pensionability

Benefits under the SIP are not pensionable.

(ii)	The Grey Global Group Inc. 2003 Senior Management Incentive Plan (the SMIP)

(A)	Outline

In connection with the acquisition of Grey Global by WPP, subsisting awards under the SMIP were converted to awards relating to WPP Shares and/or WPP ADSs.

(B)	Participation

There are three types of participants:

I.	vested participants, consisting of participants age 70 and over at the time they became participants before 1 December 2002;

II.	cash participants, whose awards are satisfied in cash, and

III.	stock participants, whose awards may be satisfied partly in shares.

(C)	Vesting

Generally, a participant becomes vested on the first to occur of (a) becoming a “vested participant” (as referred to above); (b) completing five full calendar years of continuous employment with Grey Global or its subsidiaries (certain exceptions apply); or (c) the death or disability of the participant. Upon the participant’s termination of employment for any reason, all unvested amounts are forfeited.

(D)	Payment

Generally, payments are made to participants of sums credited or stock allocated to their vested accounts by 30 June following their vesting date; provided, however, that cash payments and/or stock distributions may be made in no less than two nor more than five equal annual instalments, as determined by the plan committee.

(E)	Variation of share capital

In the event of a variation of the share capital of New WPP, the plan committee may adjust the number of New WPP Shares subject to awards and the exercise price of options.

(F)	Amendments

The board of directors of Grey Global may amend or terminate the SMIP so long as the amendment does not, without the consent of a participant, impair the participant’s rights under an outstanding award. No amendment to the advantage of eligible employees or participants in the SMIP will be made without the prior approval by ordinary resolution of the New WPP Share Owners, unless the amendment is a minor amendment to benefit administration of the SMIP to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for any participant or any WPP Group company.

(G)	Pensionability

Benefits under the SMIP are not pensionable.

(c)	The Tempus Group plc 1998 Long Term Incentive Plan (the Tempus LTIP)

(i)	Outline

The Tempus LTIP was used to grant options to employees of Tempus Group plc before its acquisition by Old WPP. At the time of that acquisition, some participants exchanged their options under the Tempus LTIP to acquire Tempus Group plc shares for equivalent options over Old WPP Shares.

If all outstanding options under the Tempus LTIP as at 2 October 2008 (being the last practicable date prior to the publication of this document) were to be exercised and satisfied by the issue of New WPP Shares, this would involve the issue of up to 106,295 New WPP Shares.

(ii)	Exercise of options

All options under the Tempus LTIP are currently exercisable.

(iii)	Issue of shares

New WPP Shares issued on the exercise of options will rank equally with shares of the same class in issue at the date of allotment except in respect of rights determined by reference to a date preceding the date of allotment.

(iv)	Variation of share capital

In the event of any variation in the share capital of New WPP, the number of New WPP Shares subject to any subsisting option and the option price may be adjusted by the trustee of the Tempus Group Employee Benefit Trust, where necessary after consulting the board of directors of Tempus Group plc, but otherwise as it sees fit.

(v)	Amendment

No amendment to the advantage of eligible employees or participants in the Tempus LTIP will be made without the prior approval by ordinary resolution of the New WPP Share Owners, unless the amendment is a minor amendment to benefit administration of the Tempus LTIP, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for any participant or any WPP Group company.

(d)	The 24/7 Real Media, Inc. 2002 Stock Incentive Plan and the 24/7 Media, Inc. 1998 Stock Incentive Plan (the TFSM Plans)

(i)	Outline

The TFSM Plans were used to grant awards to employees and consultants of 24/7 Real Media, Inc. (TFSM) and its affiliates before the acquisition of TFSM by WPP. All subsisting awards have been converted into awards relating to WPP Shares and/or WPP ADSs and no further awards will be granted under the TFSM Plans.

If all outstanding awards under the TFSM Plans as at 2 October 2008 (being the last practicable date prior to the publication of this document) were to be exercised and satisfied by the issue of New WPP Shares, this would involve the issue of up to 830,360 New WPP Shares.

(ii)	Awards

Awards take the form of stock options (either qualified stock options which satisfy the requirements of section 422 of the Internal Revenue Code or non-qualified stock options), stock appreciation rights or restricted stock.

The option price of options is not less than the fair market value of the shares at the time of grant. Options are exercisable at such time or times determined by the plan committee. The term of each option was determined by the plan committee but in no case is more than ten years.

Restricted stock awards were generally purchased at no cost and are subject to restrictions on transfer during the applicable vesting period, as determined by the plan committee.

A stock appreciation right gives a participant the right to receive on exercise an amount in cash or stock equal in value to the excess of the fair market value on the date of exercise over the fair market value on the date of grant.

(iii)	Variation of share capital

In the event of a variation of the share capital of New WPP, the plan committee may adjust the number of New WPP Shares subject to awards and the exercise price of options.

(iv)	Amendments

The directors of TFSM may amend or terminate the TFSM Plans so long as the amendment does not, without the consent of a participant, impair the participant’s rights under an outstanding award. No amendment to the advantage of eligible employees or participants in the TFSM Plans will be made without the prior approval by ordinary resolution of the New WPP Share Owners, unless the amendment is a minor amendment to benefit administration of the TFSM Plans, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for any participant or any WPP Group company.

(v)	Pensionability

Benefits under the TFSM Plans are not pensionable.

11.	UK taxation

11.1	General

The following statements summarise certain UK tax implications of the Scheme. They are based on current UK legislation and an understanding of current HM Revenue & Customs published practice as at the date of this document. The paragraphs are intended as a general guide and, except where express reference is made to the position of non-UK residents, apply only to WPP Share Owners who are resident and, if individuals, ordinarily resident and domiciled in the UK for tax purposes. They relate only to such WPP Share Owners who hold their existing WPP Shares or WPP ADSs, and who will hold their New WPP Shares or New WPP ADSs directly as an investment (other than under an individual savings account) and who are absolute beneficial owners of those WPP Shares or WPP ADSs or New WPP Shares or New WPP ADSs. These paragraphs do not deal with certain types of share owners, such as persons who hold more than 5 per cent. of the share capital or voting rights of WPP or New WPP, persons who hold or who have acquired WPP Shares or New WPP Shares in the course of trade or by reason of their, or another’s, employment, or collective investment schemes and insurance companies.

If you are in any doubt as to your taxation position or if you are resident or otherwise subject to taxation in any jurisdiction other than the UK, you should consult an appropriate professional adviser immediately. WPP Share Owners are referred to the sections headed “Republic of Ireland taxation”, “Jersey taxation” and “US taxation” below for a description of the tax consequences of holding WPP Shares or WPP ADSs or New WPP Shares or New WPP ADSs in such jurisdictions.

References in this paragraph 11 to WPP Shares include references to WPP ADSs, references to New WPP Shares include references to New WPP ADSs and corresponding references to WPP Share Owners and New WPP Share Owners shall be construed accordingly, unless indicated otherwise.

11.2	The Scheme

Taxation of income

The Scheme should not be treated as involving a distribution subject to UK tax as income.

Taxation of chargeable gains

The Scheme will be a scheme of reconstruction for the purposes of UK taxation of chargeable gains. Accordingly, a WPP Share Owner holding less than 5 per cent. of the issued share capital of WPP who receives New WPP Shares under the Scheme should be treated as not having made a disposal of his or her WPP Shares. Instead “roll-over” treatment should apply, which means that the New WPP Shares should be treated as the same asset as the WPP Shares in respect of which they are issued and treated as acquired at the same time as those WPP Shares, and for the same acquisition cost.

A subsequent disposal of New WPP Shares may, depending on the holder’s circumstances, give rise to a liability to UK taxation of chargeable gains.

For a corporate WPP Share Owner, indexation allowance will continue to be available in respect of the acquisition cost of the WPP Shares which is rolled-over into the New WPP Shares until the New WPP Shares are disposed of. Broadly speaking, indexation allowance increases the acquisition cost of an asset for tax purposes in line with the rise in the retail prices index, except that indexation allowance cannot be used to create or increase a loss for tax purposes.

If a WPP Share Owner, alone or together with persons connected with him, holds more than 5 per cent. of the WPP Shares, such a WPP Share Owner will be eligible for the “roll-over” treatment described above only if the Scheme is effected for bona fide commercial reasons and does not form part of a scheme or arrangement of which the main purpose, or one of the main purposes, is avoidance of liability to capital gains tax or corporation tax. Clearance has not been sought from HM Revenue and Customs under section 138 Taxation of Chargeable Gains Act 1992 that HM Revenue and Customs is satisfied that the Scheme will be effected for bona fide commercial reasons and will not form part of such a scheme or arrangement.

Transactions in securities

WPP Share Owners should note that WPP has been advised that WPP Share Owners should not suffer a counter-acting tax assessment under the transactions in securities rules in sections 703 et seq. of the Income and Corporation Taxes Act 1988 and sections 682 et seq. of the Income Tax Act 2007 by reference to the Scheme, but that no application for clearance has been made under section 707 of the Income and Corporation Taxes Act 1988 or section 701 of the Income Tax Act 2007 in relation to the Scheme.

Stamp duty and stamp duty reserve tax (SDRT)

No stamp duty or SDRT will be payable by WPP Share Owners as a result of the cancellation of WPP Shares and the issue of New WPP Shares under the Scheme.

11.3	The New WPP Reduction of Capital

The New WPP Reduction of Capital should not have any UK tax consequences for New WPP Share Owners. It should be treated as a reorganisation of the share capital of New WPP and, accordingly, will not result in a disposal by New WPP Share Owners in any of their shares in New WPP.

11.4	Receipt of dividends

Dividends received from New WPP

Unless an election is made, or is deemed to be made, to receive dividends via the Dividend Access Plan (see below), a New WPP Share Owner who:

(a)	is resident or ordinarily resident in the UK; or

(b)	carries on a trade in the UK through a UK branch or agency or, in the case of a corporate share owner, a permanent establishment in connection with which their New WPP Shares are held,

will generally be subject to United Kingdom income tax (at the rate of 10 per cent. in the case of those who are not higher rate taxpayers and 32.5 per cent. in the case of higher rate taxpayers) or corporation tax (at the prevailing rate of corporation tax, currently a maximum of 28 per cent.), as the case may be, on the gross amount of any dividends paid by New WPP before deduction of Irish withholding tax (if any). UK-resident New WPP Share Owners may be able to apply for an exemption from withholding taxes under Irish domestic law or the UK-Ireland double tax treaty and New WPP Share Owners are referred generally to paragraph 12 in the section headed “Republic of Ireland taxation” below for a description of the Republic of Ireland tax consequences of the payment of dividends by New WPP.

HM Revenue & Customs will generally give credit for any Irish dividend withholding tax withheld from the payment of a dividend (if any) and not recoverable from the Irish tax authorities against the income tax or corporation tax payable by the relevant New WPP Share Owner in respect of the dividend (such credit being limited to the UK-Ireland double tax treaty rate).

An individual New WPP Share Owner who is resident for tax purposes in the UK and who owns a shareholding of less than 10 per cent. in New WPP will, for dividends received from New WPP, be entitled to a non-payable tax credit. The value of the tax credit will be one-ninth of the amount of the dividend paid by New WPP and the tax credit is added to the amount paid to compute the gross amount of the dividend paid by New WPP. The gross amount of the dividend will be regarded as the top slice of the New WPP Share Owner’s income and will be subject to UK income tax as set out above. The tax credit will be available to set against such holder’s liability (if any) to tax on the gross amount of the dividend.

Dividends received under the Dividend Access Plan

If a New WPP Share Owner makes, or is deemed to have made, an election to receive dividends via the Dividend Access Plan, such New WPP Share Owner will be treated as receiving dividends direct from WPP UK Dividend Co (unless there is a shortfall in the Dividend Access Trust, in which case some or all of the dividend will be received from New WPP). WPP UK Dividend Co is not required to withhold at source any amount in respect of UK tax from dividend payments it makes under the Dividend Access Plan, regardless of who the recipient of the payment is. The UK tax consequences of receiving a dividend from WPP UK Dividend Co should be equivalent to the UK tax consequences of receiving a dividend from WPP.

A New WPP Share Owner who is an individual resident (for tax purposes) in the UK and who receives a dividend from WPP UK Dividend Co under the Dividend Access Plan will be entitled to a tax credit equal to one-ninth of the dividend. The tax credit is added to the amount paid to compute the gross amount of the dividend paid by WPP UK Dividend Co. The gross amount of the dividend will be regarded as the top slice of the New WPP Share Owner’s income and will generally be subject to United Kingdom income tax (at the rate of 10 per cent. in the case of those who are not higher rate taxpayers and 32.5 per cent. in the case of higher rate taxpayers). The tax credit will be available to set against each individual holder’s liability (if any) to tax on the gross amount of the dividend.

A New WPP Share Owner who is within the charge to UK corporation tax will not generally be taxed on any dividend it receives from WPP UK Dividend Co under the Dividend Access Plan.

A New WPP Share Owner who is resident in the UK and who is not liable to tax on dividends received under the Dividend Access Plan (for example, an individual holding his New WPP Shares in an individual savings account) will not be entitled to claim payment of the tax credit in respect of those dividends.

A New WPP Share Owner who is resident, but not domiciled, in the UK or who is resident but not ordinarily resident in the UK should note that he will be liable for UK income tax on dividends paid under the Dividend Access Plan, whether or not those dividends are remitted or deemed to be remitted to the UK.

A New WPP Share Owner who is not solely resident in the UK should consult his own tax adviser concerning his tax liabilities on dividends received under the Dividend Access Plan.

12.	Republic of Ireland taxation

12.1	General

The paragraphs set out below summarise the Irish tax treatment of New WPP Share Owners. They are based on current Irish legislation and an understanding of current Republic of Ireland Revenue Commissioners’ practice as at the date of this document. The paragraphs are intended as a general guide and, except for the sections dealing with dividend withholding tax and otherwise where express reference is made to the position of non-Irish residents or non-Irish domiciled shareholders, apply only to New WPP Share Owners who are resident and, if individuals, ordinarily resident and domiciled in the Republic of Ireland for tax purposes. They relate only to such New WPP Share Owners who hold their New WPP Shares directly as an investment and who are absolute beneficial owners of those New WPP Shares. These paragraphs do not deal with certain types of shareholders, such as dealers in securities or persons holding or acquiring New WPP Shares in the course of a trade or by reason of employment, collective investment schemes and insurance companies.

If you are in any doubt as to your taxation position or if you are resident or otherwise subject to taxation in any jurisdiction other than the Republic of Ireland, you should consult an appropriate professional adviser immediately.

12.2	Receipt of Dividends from New WPP

Unless a New WPP Share Owner makes, or is deemed to have made, an election to receive dividends via the Dividend Access Plan, any dividends received will be received from New WPP.

Dividend Withholding Tax

Dividends paid by New WPP will generally be subject to Irish dividend withholding tax (DWT) at the standard rate of income tax (currently 20 per cent.) unless the New WPP Share Owner is within one of the categories of exempt shareholders referred to below. Where DWT applies, New WPP will be responsible for withholding DWT at source. For DWT purposes, a dividend includes any distribution made by New WPP to New WPP Share Owners, including cash dividends, non-cash dividends and additional shares taken in lieu of a cash dividend.

DWT is not payable where an exemption applies provided that New WPP has received all necessary documentation required by the relevant legislation from a New WPP Share Owner prior to payment of the dividend.

Certain categories of Irish-resident shareholders are entitled to an exemption from DWT, including in general (but not limited to) Irish resident companies, qualifying employee share ownership trusts, charities and pension funds. Except in very limited circumstances, distributions by New WPP to an Irish-resident New WPP Share Owner who is an individual are not exempt from DWT.

Certain non-Irish resident shareholders (both individual and corporate) are also entitled to an exemption from DWT. In particular, a non-Irish resident shareholder is not subject to DWT on dividends received from New WPP if the New WPP Share Owner is:

•

an individual New WPP Share Owner who, by virtue of the laws of the relevant country, is resident for tax purposes in either a member state of the European Union (apart from the Republic of Ireland) or in a country with which the Republic of Ireland has a double tax treaty (including the United States), and the individual is neither resident nor ordinarily resident in the Republic of Ireland; or

•

a corporate New WPP Share Owner that is not resident for tax purposes in the Republic of Ireland and which is ultimately controlled, directly or indirectly, by persons who, by virtue of the laws of the relevant country, are resident in either a member state of the European Union (apart from the Republic of Ireland) or in a country with which the Republic of Ireland has a double tax treaty (including the United States); or

•

a corporate New WPP Share Owner that is not resident for tax purposes in the Republic of Ireland nor ultimately controlled by persons so resident and which, by virtue of the laws of the relevant country, is resident for tax purposes in either a member state of the European Union (apart from the Republic of Ireland) or a country with which the Republic of Ireland has a double tax treaty (including the United States); or

•

a corporate New WPP Share Owner that is not resident for tax purposes in the Republic of Ireland and whose principal class of shares (or those of its 75 per cent. parent) is substantially and regularly traded on a recognised stock exchange in: (i) the Republic of Ireland; (ii) a member state of the European Union (apart from the Republic of Ireland); (iii) a country with which the Republic of Ireland has a double tax treaty (including the United States); or (iv) on an exchange approved by the Irish Minister for Finance; or

•

a corporate New WPP Share Owner that is not resident for tax purposes in the Republic of Ireland and is wholly owned, directly or indirectly, by two or more companies the principal class of shares of each of which is substantially and regularly traded on (i) a recognised stock exchange in the Republic of Ireland; (ii) a recognised stock exchange in a member state of the European Union (apart from the Republic of Ireland); (iii) a recognised stock exchange in a country with which the Republic of Ireland has a double tax treaty (including the United States); or (iv) an exchange approved by the Irish Minister for Finance, and provided that, in all cases noted above, the New WPP Share Owner has made the appropriate declaration to New WPP prior to payment of the dividend.

Taxation on dividends

An Irish-resident or ordinarily resident individual New WPP Share Owner who does not make, or is not deemed to have made, an election to receive dividends via the Dividend Access Plan will be subject to Irish income tax on the gross dividend at their marginal rate of tax plus the health levy and, in certain circumstances, PRSI. The gross dividend is the dividend received plus DWT withheld. Irish-resident individual New WPP Share Owners are generally entitled to credit for the DWT deducted against their income tax liability and to have refunded to them any amount by which DWT exceeds such income tax liability.

Irish-resident corporate New WPP Share Owners will generally be exempt from Irish tax on dividends received from New WPP unless such a shareholder makes, or is deemed to have made, an election to receive dividends via the Dividend Access Plan. If an Irish-resident corporate shareholder is a close company for tax purposes, it may, in certain circumstances, be liable to a 20 per cent. investment income surcharge in respect of dividends received from New WPP.

Non-Irish resident New WPP Share Owners are, unless entitled to exemption from DWT, liable to Irish income tax on dividends received from New WPP. However, the DWT deducted by New WPP discharges such liability to Irish income tax. Where a non-resident shareholder is entitled to exemption from DWT, then no Irish income tax arises and, where DWT has been deducted by New WPP, a claim may be made for a refund of the DWT.

12.3	Receipt of dividends under the Dividend Access Plan

If a New WPP Share Owner makes, or is deemed to have made, an election in accordance with the terms of the Dividend Access Plan in respect of dividends to be paid by New WPP, such New WPP Share Owner will be treated as receiving dividends direct from WPP UK Dividend Co (unless there is a shortfall in the Dividend Access Trust, in which case, some or all of the dividend may be received from New WPP).

Dividend withholding tax

No DWT will be levied on dividends paid by WPP UK Dividend Co.

Taxation on dividends

An Irish-resident or ordinarily resident New WPP Share Owner who receives dividends from WPP UK Dividend Co via the Dividend Access Plan will be taxed upon the cash dividend received at their marginal rate of tax plus the health levy and, in certain circumstances, PRSI (in the case of individuals), or (in the case of corporates) at the rate of either 12.5 per cent. (subject to conditions) or 25 per cent.

12.4	Stamp duty

No Irish stamp duty or capital duty will arise on the issue of New WPP Shares. Irish stamp duty will not arise on transactions in New WPP Shares, provided such transactions do not relate to Irish land or the stocks or securities of an Irish registered company.

13.	Jersey taxation

The following summary of the anticipated treatment of New WPP, New WPP Share Owners and holders of New WPP ADSs (other than residents of Jersey) is based on Jersey taxation law as it is understood to apply at the date of this document. It does not constitute legal or tax advice. WPP Share Owners and holders of New WPP ADSs should consult their professional advisers on the implications of acquiring, buying, holding, selling or otherwise disposing of New WPP Shares or New WPP ADSs under the laws of the jurisdiction in which they may be liable to taxation. WPP Share Owners should be aware that tax laws, rules and practice and their interpretation may change.

13.1	Income tax

New WPP

Under the Jersey Income Tax Law, New WPP will be regarded as either:

(a)

not resident in Jersey under Article 123(1) of the Jersey Income Tax Law provided that (and for so long as) it satisfies the conditions set out in that provision, in which case New WPP will not (except as noted below) be liable to Jersey income tax; or

(b)

resident in Jersey under Article 123C of the Income Tax Law, in which case New WPP (being neither a financial services company nor a specified utility company under the Jersey Income Tax Law at the date hereof) will (except as noted below) be subject to Jersey income tax at a rate of 0 per cent.

If New WPP derives any income from the ownership or disposal of land in Jersey, such income will be subject to tax at the rate of 20 per cent. It is not expected that New WPP will derive any such income.

Holders of New WPP Shares

New WPP will be entitled to pay dividends to holders of New WPP Shares without any withholding or deduction for or on account of Jersey tax. Holders of New WPP Shares (other than residents of Jersey) will not be subject to any tax in Jersey in respect of the holding, sale or other disposition of such New WPP Shares.

Holders of New WPP ADSs

Under Jersey law and the New WPP Articles, New WPP is only permitted to pay a dividend to a person who is recorded in its register of members as the holder of a New WPP Share. The US Depositary will be recorded in New WPP’s register of members as the holder of each New WPP Share represented by a New WPP ADS. Accordingly, New WPP will pay all dividends in respect of each New WPP Share represented by a New WPP ADS to the US Depositary (as the registered holder of each such New WPP Share) rather than to the holder of the New WPP ADS.

The US Depositary will not be subject to any tax in Jersey in respect of the holding, sale or other disposition of the New WPP Shares held by it. In addition, holders of the New WPP ADSs (other than residents of Jersey) should not be subject to any tax in Jersey in respect of the holding, sale or other disposition of such New WPP ADSs.

13.2	Goods and services tax

New WPP is an “international services entity” for the purposes of the Goods and Services Tax (Jersey) Law 2007 (the GST Law). Consequently, New WPP is not required to:

(a)	register as a taxable person pursuant to the GST Law;

(b)	charge goods and services tax in Jersey in respect of any supply made by it; or

(c)	(subject to limited exceptions that are not expected to apply to New WPP) pay goods and services tax in Jersey in respect of any supply made to it.

13.3	Stamp duty

No stamp duty is payable in Jersey on the issue or inter vivos transfer of New WPP Shares or New WPP ADSs.

Upon the death of a New WPP Share Owner, a grant of probate or letters of administration will be required to transfer the New WPP Shares of the deceased person, except that where the deceased person was domiciled outside of Jersey at the time of death, New WPP may (at its discretion) dispense with this requirement where the value of the deceased’s movable estate in Jersey does not exceed £10,000.

Upon the death of a New WPP Share Owner, Jersey stamp duty will be payable on the registration in Jersey of a grant of probate or letters of administration, which will be required in order to transfer or otherwise deal with:

(a)

(where the deceased person was domiciled in Jersey at the time of death) the deceased person’s personal estate wherever situated (including any New WPP Shares) if the net value of such personal estate exceeds £10,000; or

(b)

(where the deceased person was domiciled outside of Jersey at the time of death) the deceased person’s personal estate situated in Jersey (including any New WPP Shares) if the net value of such personal estate exceeds £10,000.

The rate of stamp duty payable is:

(a)	(where the net value of the deceased person’s relevant personal estate does not exceed £100,000) 0.50 per cent. of the net value of the deceased person’s relevant personal estate; or

(b)

(where the net value of the deceased person’s relevant personal estate exceeds £100,000) £500 for the first £100,000 plus 0.75 per cent. of the net value of the deceased person’s relevant personal estate which exceeds £100,000.

In addition, application and other fees may be payable.

14.	US federal income taxation

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, WE INFORM YOU THAT: (A) ANY DISCUSSION OF US FEDERAL TAX ISSUES IN THIS DOCUMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY TAXPAYERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON, TAXPAYERS UNDER THE INTERNAL REVENUE CODE OF 1986; (B) SUCH DISCUSSION IS INCLUDED HEREIN IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) TAXPAYERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISER.

14.1	General

The following is a summary of certain material US federal income tax consequences to a US Holder (as defined below) of the Scheme and New WPP Reduction of Capital. The following relates only to WPP Shares and WPP ADSs held, and New WPP Shares and New WPP ADSs that will be held, as capital assets, and does not cover all aspects of US federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on the US Holder as a result of these Proposals, and does not address state, local, foreign or other tax laws. No rulings have been sought from the IRS regarding the matters set out herein and there can be no assurance that the IRS will agree with the conclusions expressed. In particular, this summary does not address all of the tax considerations that may be relevant to investors subject to special treatment under the US federal income tax laws (such as financial institutions, insurance companies, investors liable for the alternative minimum tax, investors that hold WPP Shares, WPP ADSs, New WPP Shares, or New WPP ADSs through a US permanent establishment, individual retirement accounts and other tax-deferred accounts, tax-exempt organisations, dealers in securities or currencies, traders that elect to mark to market, investors that held WPP Shares or WPP ADSs or will hold New WPP Shares or New WPP ADSs as part of straddles, hedging transactions or conversion transactions for US federal income tax purposes, or investors whose functional currency is not the US dollar). In addition, this discussion does not address the US federal income tax consequences to a US Holder that will own, directly or through the application of certain constrictive ownership rules, 5 per cent. or more of the total voting power or the total value of WPP Shares and WPP ADSs immediately before the Scheme becomes effective.

As used herein, the term US Holder means a beneficial owner of WPP Shares, WPP ADSs, New WPP Shares, or New WPP ADSs that is, for US federal income tax purposes: (i) a citizen or individual resident of the United States; (ii) a corporation, or other entity treated as a corporation for US federal tax purposes, created or organised in or under the laws of the United States or any State thereof; (iii) an estate the income of which is subject to US federal income tax without regard to its source; or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or the trust has elected to be treated as a domestic trust for US federal income tax purposes.

This discussion does not address tax consequences applicable to holders of equity interests in a holder of WPP Shares, WPP ADSs, New WPP Shares, or New WPP ADSs. The US federal income tax treatment of a partner in a partnership that holds WPP Shares, WPP ADSs, New WPP Shares, or New WPP ADSs will depend on the status of the partner and the activities of the partnership. Holders of WPP Shares, WPP ADSs, New WPP Shares, or New WPP ADSs that are partnerships should consult their tax advisers concerning the US federal income tax consequences to their partners of the acquisition, ownership and disposition of WPP Shares, WPP ADSs, New WPP Shares or New WPP ADSs.

Neither WPP Group nor New WPP believes that it is currently, nor does either expect to become, a passive foreign investment company (a PFIC) for US federal income tax purposes, and this summary assumes the correctness of this position. In general, a non-US company will be considered a PFIC for any taxable year in which (i) 75 per cent. or more of its gross income consists of passive income (such as dividends, interests, rents and royalties) or (ii) 50 per cent. or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. The possible status of either WPP Group or New WPP as a PFIC must be determined annually and therefore is subject to change. If WPP Group has been, or if WPP Group or New WPP were to be, a PFIC in any year, materially adverse consequences could result for US Holders. US Holders are encouraged to consult their tax advisers regarding any PFIC considerations with respect to the transactions described herein that may be relevant to their particular circumstances.

The summary is based on the US federal income tax laws, including the US Internal Revenue Code of 1986 (the Code), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect, all of which are subject to change, perhaps with retroactive effect.

The summary of the US federal income tax consequences set out below is for general information only. US Holders are encouraged to consult their tax advisers as to the particular tax consequences to them of the Proposals described in this document, including the applicability and effect of state, local, foreign and other tax laws and possible changes in tax law.

14.2	Classification of the New WPP ADSs

US Holders of WPP ADSs should be treated for US federal income tax purposes as owners of the WPP Shares represented by the WPP ADSs, and US Holders of New WPP ADSs should be treated as owners of the New WPP Shares represented by the New WPP ADSs for such purposes. Accordingly, the US federal income tax consequences discussed below apply equally to US Holders of WPP ADSs and New WPP ADSs.

14.3	The Scheme

New WPP intends to take the position that the cancellation of the WPP Shares and WPP ADSs and the issuance of New WPP Shares and New WPP ADSs to WPP Share Owners pursuant to the Scheme (the Exchange) should qualify as a non-taxable transaction to US Holders, and intends to report it as such in any tax return it may file with the IRS. Assuming that the Exchange so qualifies, the following are the principal US federal income tax consequences of the Exchange to a US Holder:

(a)	no gain or loss should be recognised by a US Holder upon the receipt of New WPP Shares or New WPP ADSs;

(b)	a US Holder’s aggregate tax basis in the New WPP Shares or New WPP ADSs received should be equal to its aggregate basis in the WPP Shares or WPP ADSs cancelled; and

(c)	a US Holder’s holding period for the New WPP Shares or New WPP ADSs received should include the period during which the US Holder held the WPP Shares or WPP ADSs cancelled.

14.4	The New WPP Reduction of Capital

New WPP intends to take the position that the New WPP Reduction of Capital should qualify as a non-taxable transaction to US Holders, and intends to report it as such in any tax return it may file with the IRS. If it so qualifies, for US federal income tax purposes, a US Holder will not recognise any gain or loss as a result. In such a case, a US Holder’s aggregate tax basis in the New WPP Shares or New WPP ADSs held after the New WPP Reduction of Capital will be equal to its aggregate basis in such shares before the New WPP Reduction of Capital, and its holding period for the New WPP Shares or New WPP ADSs held after the New WPP Reduction of Capital will include the period during which the US Holder held, or is deemed to have held, such shares before the New WPP Reduction of Capital.

15.	Consent

Merrill Lynch has given and has not withdrawn its consent to the inclusion in this document of its name in the form and context in which it appears.

16.	Documents available for inspection

Copies of the following documents are available for inspection at the offices of Allen & Overy LLP, One Bishops Square, London E1 6AD and at the registered office of WPP, during normal business hours on any Business Day from the date of this document until close of business on the day of the Meetings:

(a)	the New WPP Memorandum of Association and the New WPP Articles;

(b)	the WPP Articles and memorandum of association and the Amended WPP Articles as they will be following the proposed amendments at the General Meeting;

(c)	the rules of the Replacement Share Plans, the WPP Share Plans and the Inherited Share Plans;

(d)	the Dividend Access Plan Rules;

(e)	the consolidated audited accounts of the WPP Group for the three financial years ended 31 December 2005, 2006 and 2007;

(f)	the consent letter referred to in paragraph 15 of this Part 4;

(g)	the Prospectus; and

(h)	this document.

PART 5

DEFINITIONS

The following definitions apply throughout this document (except in those parts of this document containing the Scheme, the Notice of the General Meeting and the Notice of the Court Meeting, which contain separate definitions) unless the context requires otherwise.

401k Plans means the J. Walter Thompson Company U.S. Employees Profit Sharing and Matched Savings Plan, The M Plan, the Ogilvy & Mather Profit Sharing Retirement and 401(k) Plan, and the Hill and Knowlton Retirement and 401k Savings Plan;

Act or Companies Act means the Companies Act 1985 as amended, or, as the context requires, the Companies Act 2006;

Admission means admission of the New WPP Shares to the Official List and to trading on the London Stock Exchange’s main market for listed securities and “Admission becoming effective” means it becoming effective in accordance with paragraph 3.2.7 of the Listing Rules and the Admission and Disclosure Standards published by the London Stock Exchange;

ADRs means American Depositary Receipts;

Amended WPP Articles means the Articles, as they are proposed to be amended at the General Meeting;

Articles means the articles of association of WPP;

Business Day means a day (other than a Saturday, Sunday or public holiday) on which banks are generally open for business in the City of London for the transaction of normal banking business;

certificated or in certificated form means in relation to a share or other security, a share or other security which is not in uncertificated form;

City Code means the City Code on Takeovers and Mergers;

Combined Code means the Combined Code on Corporate Governance published in June 2006 by the Financial Reporting Council;

Conditions means the conditions to the Scheme which are set out in paragraph 4 of Part 2 of this document;

Continuing Share Plans means the WPP Group plc 2004 Leadership Equity Acquisition Plan, the WPP Annual Bonus Deferral Programme and the WPP Group plc Performance Share Plan;

Court means the High Court of Justice in England and Wales;

Court Hearing means the hearing by the Court of the claim form to sanction the Scheme under Part 26 of the Companies Act 2006 and to confirm the reduction of share capital of WPP pursuant to the Scheme under section 137 of the Companies Act 1985;

Court Meeting means the meeting of the Scheme Share Owners convened by order of the Court pursuant to Part 26 of the Companies Act 2006 to be held at the offices of Allen & Overy LLP, One Bishops Square, London E1 6AD at 11.30 a.m. on 30 October 2008 to consider and, if thought fit, approve the Scheme, notice of which is set out in Part 6 of this document, and any adjournment thereof;

Court Order means the order of the Court sanctioning the Scheme under Part 26 of the Companies Act 2006 and confirming the reduction of capital of WPP pursuant to the Scheme under section 137 of the Companies Act 1985;

CREST means the system for the paperless settlement of trades in securities and the holding of uncertificated securities operated by Euroclear in accordance with the CREST Regulations;

CREST Regulations means (as applicable) the Uncertificated Securities Regulations 2001, as amended or the Companies (Uncertificated Securities) (Jersey) Order 1999 as amended;

Deloitte & Touche means Deloitte & Touche LLP;

Disclosure and Transparency Rules means the rules and regulations made by the FSA in its capacity as the UK Listing Authority under Part VI of FSMA, and contained in the UK Listing Authority’s publication of the same name;

Dividend Access Plan means the dividend access plan as described in paragraph 4 of Part 1 of this document;

Dividend Access Plan Rules means the rules of the Dividend Access Plan;

Dividend Access Share means the dividend access share in the capital of WPP UK Dividend Co having a nominal value of £1 and having the rights attaching to it as set out in the articles of association of WPP UK Dividend Co, as described in paragraph 4 of Part 1 of this document;

Dividend Access Trust means the trust to be established pursuant to the declaration of trust between New WPP, WPP, WPP UK Dividend Co, and the Trustee;

DTC means the Depositary Trust Company;

EC Merger Regulation means Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings;

Effective Date means the date on which the Scheme becomes effective in accordance with Clause 7 of the Scheme, expected to be 19 November 2008;

Election Notice means the pink form of election notice to participate in the Dividend Access Plan, a copy of which is enclosed with this document;

ESOPs means the WPP Group plc Grantor Trust, the WPP Group plc US Grantor No.2 Trust, the WPP Group CIP Grantor Trust, the WPP Group plc ROW ESOP and the WPP Group plc UK ESOP;

Euroclear means Euroclear UK & Ireland Limited;

European Economic Area or EEA means the European Union, Ireland, Norway and Liechtenstein;

Forms of Proxy means, as the context may require, either or both of (a) the white form of proxy for use at the Court Meeting, and (b) the blue form of proxy for use at the General Meeting, each of which accompanies this document;

FSA means the Financial Services Authority;

FSMA means the Financial Services and Markets Act 2000, as amended;

General Meeting means the general meeting of WPP Share Owners to be held at the offices of Allen & Overy LLP, One Bishops Square, London E1 6AD at 11.45 a.m. on 30 October 2008 (or as soon thereafter as the Court Meeting shall have been concluded or adjourned), notice of which is set out in Part 7 of this document, and any adjournment thereof;

HMRC means Her Majesty’s Revenue & Customs;

holder means a registered holder, including any person entitled by transmission;

Inherited Share Plans means the Young & Rubicam Inc. 1997 Incentive Compensation Plan, the Grey Advertising Inc. 1994 Stock Incentive Plan, the Grey Global Group Inc. 2003 Senior Management Incentive Plan, the Tempus Group plc 1998 Long Term Incentive Plan, the 24/7 Real Media, Inc. 2002 Stock Incentive Plan and the 24/7 Media, Inc. 1998 Stock Incentive Plan;

Irish Shares means one ordinary share of €1.00 each held by New WPP in the capital of each of WPP Ireland Holdings Limited, WPP Air 1 Limited and WPP Air 2 Limited;

IRS means the United States Internal Revenue Service;

ISA means an individual savings account;

Jersey Companies Law means the Companies (Jersey) Law 1991, as amended;

Jersey Court means The Royal Court of Jersey;

Jersey Income Tax Law means the Income Tax (Jersey) Law 1961, as amended;

Jersey Registrars means Computershare Investor Services (Channel Islands) Limited, PO Box 83, Ordnance House, 31 Pier Road, Jersey JE4 8PW;

Listing Rules means the listing rules of the UK Listing Authority;

London Stock Exchange means London Stock Exchange plc;

Meetings means the Court Meeting and the General Meeting and Meeting means either of these;

member means a member of WPP, on the register of members at any relevant date;

Merrill Lynch means Merrill Lynch International;

NASDAQ means The NASDAQ Stock Market, Inc.;

New Shares means ordinary shares of ten pence each in the capital of WPP created following the cancellation of the Scheme Shares, which shall be of an aggregate nominal amount equal to the aggregate nominal amount of the cancelled Scheme Shares, less the sum of £1, and which shall be issued credited as fully paid to New WPP pursuant to the Scheme;

New Voting Share means the special voting share of £1 in the capital of WPP created following the cancellation of the Scheme Shares, such share carrying rights to vote on all matters with such number of votes as will enable the holder of such share to approve (or not approve) any shareholder resolution of the Company following the Effective Date;

New WPP means WPP plc, a public company limited by shares incorporated in Jersey under the Jersey Companies Law with registered number 101749;

New WPP ADR means an American Depositary Receipt certificate evidencing New WPP ADSs;

New WPP ADS means an American Depositary Share to be issued by the US Depositary in respect of and representing the right to receive five (5) New WPP Shares;

New WPP ADS Deposit Agreement means the deposit agreement relating to New WPP ADSs between New WPP and Citibank N.A. as described in paragraph 4 of Part 1 of this document;

New WPP Articles means the articles of association of New WPP;

New WPP Board means the board of directors of New WPP;

New WPP Directors means the directors of New WPP whose names are set out in paragraph 3 of Part 4 of this document;

New WPP Memorandum of Association means the memorandum of association of New WPP;

New WPP Reduction of Capital means the proposed reduction of capital of New WPP under the Jersey Companies Law, as described in paragraph 2(b) of Part 1 of this document;

New WPP Reduction of Capital Resolution means Special Resolution 2, set out in paragraph 2 of the Notice of the General Meeting contained in Part 7 of this document, to approve the New WPP Reduction of Capital;

New WPP Share Owner means a holder of New WPP Shares from time to time;

New WPP Shares means ordinary shares of ten pence each in the capital of New WPP;

New WPP Treasury Share means a treasury share of ten pence each in the share capital of New WPP;

Official List means the official list of the UK Listing Authority;

Old WPP means the company previously named WPP Group plc and now known as WPP 2005 Limited;

Old WPP Shares means ordinary shares of 10 pence each in the capital of Old WPP;

Ordinary Resolution means the ordinary resolution to be proposed at the General Meeting, numbered 5, as set out in Part 7 of this document;

Outstanding Award Plans means the WPP Executive Stock Option Plan, the WPP Worldwide Ownership Plan, the WPP 2005 Executive Stock Option Plan, the WPP 2005 Worldwide Ownership Plan, the WPP Annual Bonus Deferral Programme and the Deferred Stock Units Award Agreements;

Overseas Persons means Scheme Share Owners who are resident in, ordinarily resident in, or citizens of, jurisdictions outside the United Kingdom or Jersey;

Proposals means collectively the Scheme, the New WPP Reduction of Capital and the Share Plan Proposals;

Prospectus means the prospectus dated 6 October 2008 relating to New WPP and the New WPP Shares prepared in accordance with the Prospectus Rules;

Prospectus Equivalent Document means the document published on 1 August 2008 by WPP in connection with the TNS Offer;

Prospectus Rules means the rules and regulations made by the FSA in its capacity as the UK Listing Authority under Part VI of FSMA and contained in the UK Listing Authority’s publication of the same name;

PRSI means pay-related social insurance;

Reform Act means the US Private Securities Litigation Reform Act of 1995;

Registrar of Companies means the Registrar of Companies in England and Wales;

Registrars means Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol BS13 8AE;

Regulatory Information Service means a regulatory information service that is approved by the FSA;

Replacement Share Plans means the WPP 2008 Executive Stock Option Plan and the WPP 2008 Worldwide Ownership Plan, both as summarised in paragraph 10 of Part 4 of this document;

Scheme or Scheme of Arrangement means the scheme of arrangement proposed to be made under Part 26 of the Companies Act 2006 between WPP and the holders of Scheme Shares as set out in Part 3 of this document, with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by WPP and New WPP;

Scheme Record Time means 6.00 p.m. on the Business Day immediately preceding the Effective Date;

Scheme Reduction of Capital means the reduction of capital referred to in Clause 1(a) of the Scheme;

Scheme Share Owner means a holder of Scheme Shares as appearing in the register of members of WPP;

Scheme Shares means:

(a)	all the WPP Shares in issue at the date of this document;

(b)	all (if any) additional WPP Shares issued after the date of this document and before the Voting Record Time; and

(c)

all (if any) further WPP Shares which may be in issue at or after the Voting Record Time and immediately before the confirmation by the Court of the Scheme Reduction of Capital in respect of which the original or any subsequent holders shall be bound by the Scheme or in respect of which the original or any subsequent holders shall have agreed in writing to be so bound;

SEC means the US Securities and Exchange Commission;

Share Plan Proposals means the adoption of and/or the satisfaction of existing awards under the Replacement Share Plans, the WPP Share Plans and the Inherited Share Plans in accordance with the resolutions proposed at the General Meeting, as set out in Part 7 of this document;

Special Resolutions means the special resolutions to be proposed at the General Meeting, numbered 1 to 4, as set out in Part 7 of this document;

subsidiary or subsidiary undertaking has the meaning given in the Act;

TNS means Taylor Nelson Sofres plc;

TNS Acquisition means the acquisition by WPP of the entire issued share capital of TNS pursuant to the TNS Offer;

TNS Offer means the offer made by WPP to acquire the whole of the issued and to be issued share capital of TNS on the terms and conditions set out in the TNS Offer Document and in the form of acceptance and election (and, where the context so requires, any subsequent revision, variation, extension or renewal of such offer);

TNS Offer Document means the document dated 1 August 2008 containing the terms and conditions of the TNS Offer;

TNS Share Owners means holders of TNS Shares;

TNS Shares means the existing unconditionally allotted or issued and fully paid ordinary shares of 5 pence each in the capital of TNS and any further such shares which may be unconditionally allotted or issued and fully paid before the date on which the TNS Offer closes (or before such earlier date as WPP may, subject to the City Code, decide), but excluding any shares held as treasury shares on such date as WPP may decide before the date on which the TNS Offer closes;

Trustee means Computershare Trustees (C.I.) Limited, P.O. Box 83, Ordnance House, 31 Pier Road, St. Helier, Jersey JE4 8PW;

UK Bond Issues means the €750,000,000 6.625 per cent. guaranteed bonds due 2016, the €500,000,000 5.25 per cent. guaranteed bonds due 2015, the £200,000,000 6.375 per cent. guaranteed bonds due 2020, the £400,000,000 6.0 per cent. guaranteed bonds due 2017 and the €600,000,000 4.375 per cent. guaranteed bonds due 2013 (each a UK Bond Issue respectively);

UK Listing Authority means the FSA acting in its capacity as the competent authority for the purposes of Part VI of FSMA and in the exercise of its functions in respect of the Admission to the Official List otherwise than in accordance with Part VI of FSMA;

uncertificated or in uncertificated form means, in relation to a share or other security, a share or other security title to which is recorded on the relevant register of the share or security concerned as being held in uncertificated form in CREST and title to which, by virtue of the CREST Regulations, may be transferred by means of CREST;

United Kingdom or UK means the United Kingdom of Great Britain and Northern Ireland;

United States or US means the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia;

US Depositary means Citibank N.A., including, where the context requires, its nominee;

US Securities Act means US Securities Act of 1933, as amended;

Voting Record Time means 6.00 p.m. (London time) on 28 October 2008 or, if the Court Meeting is adjourned, 48 hours before the time appointed for any adjourned Court Meeting;

Withdrawal Notice means a notice to withdraw from participation in the Dividend Access Plan which is available upon request from the Jersey Registrars;

WPP or the Company means WPP Group plc, a public limited company incorporated in England and Wales with registered number 05537577;

WPP ADR means an American Depositary Receipt certificate evidencing WPP ADSs;

WPP ADS means an American Depositary Share issued by the US Depositary in respect of and representing five WPP Shares;

WPP Board means the board of directors of WPP;

WPP Directors means the directors of WPP, whose names are set out in paragraph 3.1 of Part 4 of this document;

WPP Facilities means: (a) £650,000,000 Term Credit Facility Agreement dated 9 July 2008 between, amongst others, WPP, Citibank International plc (as Agent) and Banc of America Securities Limited, Banco Santander S.A., Barclays Capital, BNP Paribas, Citigroup Global Markets Limited, HSBC Bank plc and The Royal Bank of Scotland plc (as Mandated Lead Arrangers); (b) £600,000,000 Revolving Credit Facility Agreement dated 9 July 2008 between, amongst others, WPP, Citibank International plc (as Agent) and Banc of America Securities Limited, Banco Santander S.A., Barclays Capital, BNP Paribas, Citigroup Global Markets Limited, HSBC Bank plc and The Royal Bank of Scotland plc (the Mandated Lead Arrangers); and (c) US$1,600,000,000 Revolving Credit Facility Agreement (including US $1,400,000,000 Swingline Facility) dated 23 August 2005 between, amongst others, WPP, Citibank International plc (as Agent) and Citibank, N.A. (as Swingline Agent), and WPP Facility means each of them respectively;

WPP Group means, before the Effective Date, WPP and its subsidiaries and subsidiary undertakings and, where the context requires, its associated undertakings and, after the Effective Date, New WPP and its subsidiaries and subsidiary undertakings and, where the context requires, its associated undertakings;

WPP Non-Voting Shares means the deferred non-voting shares of ten pence each in the capital of WPP;

WPP Share Owners or Share Owners means holders of WPP Shares from time to time;

WPP Share Plans means the WPP Executive Stock Option Plan, the WPP Worldwide Ownership Plan, the WPP Group plc 2004 Leadership Equity Acquisition Plan, the WPP Group plc Performance Share Plan, the ESOPs, the WPP 2005 Executive Stock Option Plan, the WPP 2005 Worldwide Ownership Plan, the WPP Annual Bonus Deferral Programme and the Deferred Stock Units Award Agreements;

WPP Shares means ordinary shares of ten pence each in the capital of WPP;

WPP UK Dividend Co means WPP DAS Limited, a private company limited by shares being an indirect subsidiary of New WPP; and

WPP USA means WPP Group USA, Inc.

PART 6

NOTICE OF COURT MEETING

IN THE HIGH COURT OF JUSTICE CHANCERY DIVISION COMPANIES COURT Mr Chief Registrar Baister	No. 8417 of 2008

IN THE MATTER OF WPP GROUP PLC

- and -

IN THE MATTER OF THE COMPANIES ACTS 1985 AND 2006

NOTICE IS HEREBY GIVEN that by an Order dated 3 October 2008 made in the above matters the Court has directed a meeting to be convened of the holders of the ordinary shares of ten pence each in the capital of WPP Group plc (the Company) (the WPP Shares) for the purpose of considering and, if thought fit, approving (with or without modification) a scheme of arrangement (the Scheme of Arrangement) proposed to be made between the Company and the holders of the Scheme Shares (as defined in the Scheme of Arrangement) and that such meeting will be held at the offices of Allen & Overy LLP, One Bishops Square, London E1 6AD, at 11.30 a.m., on 30 October 2008, at which place and time all holders of the said shares are requested to attend.

A copy of the Scheme of Arrangement and a copy of the explanatory statement required to be furnished pursuant to section 897 of the Companies Act 2006 are incorporated in the document of which this notice forms part.

Shareholders may vote in person at the said meeting or they may appoint another person, whether a member of the Company or not, as their proxy to attend and vote in their stead. A white Form of Proxy for use at the said meeting is enclosed with this notice. Completion of the white Form of Proxy will not prevent a holder of WPP Shares from attending and voting at the said meeting.

It is requested that the white Form of Proxy (together with any power of attorney or other authority under which it is signed, or a notarially certified copy of such power or authority) be lodged with the Registrars, Computershare Investor Services PLC, P.O. Box 1075, The Pavilions, Bridgwater Road, Bristol BS99 3FA, not less than 48 hours before the time appointed for the said meeting but if forms are not so lodged they may be handed to the Registrars or Chairman at the Court Meeting.

In the case of joint holders, the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the vote(s) of the other joint holder(s) and for this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the joint holding.

The Company, pursuant to Regulation 41 of the Uncertificated Securities Regulations 2001, specifies that only those shareholders registered in the register of members of the Company as at 6.00 p.m. (London time) on 28 October 2008 or, in the event that the Court Meeting is adjourned, in the register of members 48 hours before the time of any adjourned meeting, shall be entitled to attend or vote in respect of the number of shares registered in their name at the relevant time. Changes to entries in the relevant register of members after 6.00 p.m. (London time) on 28 October 2008 or, in the event that the Court Meeting is adjourned, less than 48 hours before the time of any adjourned meeting, shall be disregarded in determining the rights of any person to attend or vote at the Court Meeting.

By the said Order, the Court has appointed Philip Lader or, failing him, Sir Martin Sorrell or, failing him, Paul Richardson to act as chairman of the said meeting and has directed the chairman to report the result thereof to the Court.

The Scheme of Arrangement will be subject to the subsequent sanction of the Court.

NOTE FOR CREST MEMBERS

Electronic proxy appointment through CREST

CREST members who wish to appoint a proxy or proxies through the CREST electronic proxy appointment service may do so for the Court Meeting and any adjournment(s) thereof by using the procedures described in the CREST manual. CREST personal members or other CREST sponsored members, and those CREST members who have appointed (a) voting service provider(s), should refer to their CREST sponsor or voting service provider(s), who will be able to take the appropriate action on their behalf.

In order for a proxy appointment or instruction made using the CREST service to be valid, the appropriate CREST message (a CREST proxy instruction) must be properly authenticated in accordance with Euroclear’s specifications and must contain the information required for such instructions, as described in the CREST manual. The message, regardless of whether it constitutes the appointment of a proxy or to an amendment to the instruction given to a previously appointed proxy must, in order to be valid, be transmitted so as to be received by the Company’s agent, Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol BS13 8AE (ID 3RA50) by 11.30 a.m. (London time) on 28 October 2008 (or 48 hours preceding the date and time for any adjourned meeting). For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp applied to the message by the CREST Applications Host) from which the Company’s agent is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. After this time any change of instructions to proxies appointed through CREST should be communicated to the appointee through other means.

CREST members and, where applicable, their CREST sponsors or voting service providers should note that Euroclear does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of CREST proxy instructions. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST personal member or sponsored member or has appointed a voting service provider(s), to procure that his CREST sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In this connection, CREST members and, where applicable, their CREST sponsors or voting service providers are referred, in particular, to those sections of the CREST manual concerning practical limitations of the CREST system and timings.

The Company may treat as invalid a CREST proxy instruction in the circumstances set out in Regulation 35(5)(a) of the Uncertificated Securities Regulations 2001.

Dated 6 October 2008

Allen & Overy LLP

One Bishops Square

London E1 6AD

Solicitors for the Company

PART 7

NOTICE OF GENERAL MEETING

WPP Group plc

(Registered in England and Wales under registered no. 05537577)

NOTICE IS HEREBY GIVEN that a GENERAL MEETING of WPP Group plc (the Company) will be held at the offices of Allen & Overy LLP, One Bishops Square, London E1 6AD on 30 October 2008 at 11.45 a.m. (London time) (or as soon thereafter as the Court Meeting (as defined in the document of which this notice forms part) shall have been concluded or adjourned), for the purpose of considering and, if thought fit, passing the following resolutions, of which Resolutions 1 to 4 will be proposed as Special Resolutions and of which Resolution 5 will be proposed as an Ordinary Resolution:

SPECIAL RESOLUTIONS

1.	That, subject to and conditional upon the passing of Special Resolutions 2 and 4 (as set out in this Notice of the General Meeting):

(a)

the Scheme of Arrangement dated 6 October 2008 in its original form or with or subject to any modification, addition or condition approved or imposed by the Court (the Scheme) proposed to be made between the Company and the holders of the Scheme Shares (as defined in the Scheme) be approved and the directors of the Company be and are hereby authorised to take all such action as they may consider necessary or appropriate for carrying the Scheme into effect;

(b)	for the purpose of giving effect to the Scheme:

(i)	the issued share capital of the Company be reduced by cancelling and extinguishing the Scheme Shares (as defined in the Scheme); and

(ii)	forthwith and contingently upon such reduction of capital taking effect:

(A)

the authorised share capital of the Company be increased to its former amount by the creation of such number of ordinary shares of ten pence each in the capital of the Company (New Shares) as is equal to the aggregate number of Scheme Shares cancelled pursuant to paragraph 1(b)(i) of this resolution, less ten Scheme Shares, and by the creation of one new special voting share of £1 (New Voting Share), being equal in nominal amount to ten of the Scheme Shares cancelled pursuant to paragraph 1(b)(i) of this resolution;

(B)

the Company shall apply the credit arising in its books of account on such reduction of capital in paying up, in full at par, the New Shares and the New Voting Share, which shall be allotted and issued, credited as fully paid, to WPP plc (New WPP) and/or its nominee or nominees; and

(C)

the directors of the Company be and they are hereby generally and unconditionally authorised, for the purposes of section 80 of the Companies Act 1985, to allot the New Shares and the New Voting Share provided that:

I.	the maximum nominal amount of share capital which may be allotted hereunder shall be £175,000,000;

II.	this authority shall expire on 30 June 2009; and

III.	this authority shall be in addition to any subsisting authority conferred on the directors of the Company pursuant to the said section 80;

(c)	the directors of New WPP be authorised to:

(i)

adopt the WPP 2008 Executive Stock Option Plan and the WPP 2008 Worldwide Ownership Plan (the Replacement Share Plans), the principal terms of which are summarised in paragraph 10 of Part 4 of the circular to WPP Share Owners dated 6 October 2008 (the Circular) and carry the same into effect with any amendments required, including in order to obtain the approval of HM Revenue & Customs to the Replacement Share Plans, and create any schedules to the Replacement Share Plans that they consider necessary in relation to employees in jurisdictions outside the United Kingdom, with any modifications necessary or desirable to take account of local tax, exchange control or securities laws in overseas territories, provided that any New WPP Shares (as defined in the Scheme) made available under any such schedule to the Replacement Share Plans are treated as counting against the relevant limits on individual or overall participation in the Replacement Share Plans;

(ii)

ensure that outstanding awards under the WPP Executive Stock Option Plan, the WPP Worldwide Ownership Plan, the WPP Group plc 2004 Leadership Equity Acquisition Plan, the WPP 2005 Executive Stock Option Plan, the WPP 2005 Worldwide Ownership Plan, the WPP Annual Bonus Deferral Programme and the two Deferred Stock Units Award Agreements dated as of 16 August 2004 for Sir Martin Sorrell, the principal terms of each of which are summarised in paragraph 10 of Part 4 of the Circular, are satisfied using New WPP Shares (including newly issued New WPP Shares and New WPP Treasury Shares) and are hereby authorised to take all actions necessary or desirable to so ensure;

(iii)

ensure that the sponsoring companies of the Tempus Group plc 1998 Long Term Incentive Plan, the Young & Rubicam Inc. 1997 Incentive Compensation Plan, the Grey Advertising Inc. 1994 Stock Incentive Plan, the Grey Global Group Inc. 2003 Senior Management Incentive Plan, the 24/7 Real Media, Inc. 2002 Stock Incentive Plan and the 24/7 Media, Inc. 1998 Stock Incentive Plan (the Inherited Share Plans), the principal terms of each of which are summarised in paragraph 10 of Part 4 of the Circular, are able to satisfy existing awards under the Inherited Share Plans using New WPP Shares and are hereby authorised to take all actions necessary or desirable to so ensure; and

(iv)

adopt the WPP Annual Bonus Deferral Programme, the WPP Group plc Performance Share Plan and the WPP Group plc 2004 Leadership Equity Acquisition Plan (the Continuing Share Plans), the principal terms of each of which are summarised in paragraph 10 of Part 4 of the Circular, so as to enable New WPP to grant new awards under the Continuing Share Plans over New WPP Shares and carry the same into effect with any amendments consequently required and create any schedules to the Continuing Share Plans that they consider necessary in relation to employees in jurisdictions outside the United Kingdom, with any modifications necessary or desirable to take account of local tax, exchange control or securities laws in overseas territories, provided that any New WPP Shares made available under any such schedule to the Continuing Share Plans are treated as counting against the relevant limit on individual or overall participation in the Continuing Share Plans; and

(d)	the Articles of Association of the Company (the Articles) be amended as follows:

(i)	the replacement of Article 3 with a new Article 3 below:

“3.	Authorised Capital

The authorised share capital of the Company at the date of adoption of these articles is £175,000,000 divided into 1,749,999,970 ordinary shares of ten pence each (ordinary shares), 20 deferred non-voting shares of ten pence each and one special voting share of £1.”

(ii)	the adoption and inclusion of the following new Articles 141, 142 and 143:

“141.	Scheme of Arrangement

(1)

For the purpose of this Article 141, references to the Scheme are to the scheme of arrangement between the Company and the holders of the Scheme Shares dated 6 October 2008 under Part 26 of the Companies Act 2006 in its original form or with or subject to any modification, addition or condition approved or imposed by the Court and (save as defined in this Article) expressions defined in the Scheme shall have the same meaning in this Article.

(2)

Notwithstanding any other provisions of these Articles, if any ordinary shares in the capital of the Company are allotted and issued to any person (a New Member) other than New WPP and/or its nominee or nominees after the time at which this Article becomes effective and before 6.00 p.m. on the business day before the date on which the Court confirms the Scheme Reduction of Capital (as defined in the Scheme), such ordinary shares in the share capital of the Company shall be allotted and issued subject to the terms of the Scheme and shall be Scheme Shares for the purposes thereof and the New Member, and any subsequent holder other than New WPP and/or its nominee or nominees, shall be bound by the terms of the Scheme.

(3)

Subject to the Scheme becoming effective, if any ordinary shares in the share capital of the Company are issued and allotted to a New Member at or after 6.00 p.m. on the business day before the date on which the Court confirms the Scheme Reduction of Capital (the Post-Scheme Shares), they will, on receipt by the Company of an election in writing from New WPP, be immediately transferred to New WPP and/or its nominee in consideration of and conditional upon the issue or transfer to the New Member of one New WPP Share for each Post-Scheme Share, so transferred. Any New WPP Shares issued pursuant to this Article 141 to the New Member will be credited as fully paid and will rank equally in all respects with all New WPP Shares in issue at the time (other than as regards any dividend or other distribution payable, or return of capital made, by reference to a record time preceding the date of exchange) and will be subject to the Memorandum and Articles of Association of New WPP.

(4)

The number of New WPP Shares to be issued or transferred to the New Member under this Article 141 may be adjusted by the directors of the Company in such manner as the Company’s auditors may determine on any reorganisation or material alteration of the share capital of either the Company or of New WPP or any other return of value to holders of New WPP Shares, provided always that any fractions of New WPP Shares shall be disregarded and shall be aggregated and sold for the benefit of New WPP.

(5)

In order to give effect to any such transfer required by this Article 141, the Company may appoint any person to execute and deliver a form of transfer on behalf of the New Member in favour of New WPP and/or its nominee or nominees and to agree for and on behalf of the New Member to become a member of New WPP. Pending the registration of New WPP as a holder of any Post-Scheme Shares to be transferred pursuant to this Article 141, New WPP shall be empowered to appoint a person nominated by the directors of the Company to act as attorney on behalf of the holder of the Post-Scheme Shares in accordance with such directions as New WPP may give in relation to any dealings with or disposal of the Post-Scheme Shares (or any interest therein), exercising any rights attached thereto or receiving any distribution or other benefit accruing or payable in respect thereof and any holder of Post-Scheme Shares shall exercise all rights attached thereto in accordance with the directions of New WPP but not otherwise. The Company shall not be obliged to issue a certificate to the New Member for the Post-Scheme Shares.

142.	Deferred non-voting shares

The rights and restrictions attaching to the deferred non-voting shares are as follows:

(1)	Income

The deferred non-voting shares shall not confer any right to participate in the profits of the Company.

(2)	Capital

On a return of capital on a winding-up or otherwise (except on a redemption in accordance with the terms of issue of any share, or purchase by the Company of any share or on a capitalisation issue and subject to the rights of any other class of shares that may be issued) there shall be paid to the holders of the deferred non-voting shares the nominal capital paid up or credited as paid up on such deferred non-voting shares after paying to the holders of the ordinary shares the nominal capital paid up or credited as paid up on the ordinary shares held by them respectively together with the sum of £100,000 on each ordinary share. The holders of the deferred non-voting shares shall not be entitled to any further right of participation in the assets of the Company.

(3)	Attendance and voting at general meetings

The holders of the deferred non-voting shares shall not be entitled, in their capacity as holders of such shares, to receive notice of any general meeting of the Company or to attend, speak or vote at any such meeting.

(4)	Class rights

(i)

The Company may from time to time create, allot and issue further shares, whether ranking pari passu with or in priority to the deferred non-voting shares, and on such creation, allotment or issue any such further shares (whether or not ranking in any respect in priority to the deferred non-voting shares) shall be treated as being in accordance with the rights attaching to the deferred non-voting shares and shall not involve a variation of such rights for any purpose or require the consent of the holders of the deferred non-voting shares.

(ii)

A reduction by the Company of the capital paid up on the deferred non-voting shares shall be in accordance with the rights attaching to the deferred non-voting shares and shall not involve a variation of such rights for any purpose and the Company shall be authorised at any time to reduce its capital (subject to the confirmation of the Court in accordance with the Act) and without obtaining the consent of the holders of the deferred non-voting shares.

(5)	Company’s rights

(i)	The Company has the irrevocable authority at any time to do all or any of the following without obtaining the sanction of the holder or holders of the deferred non-voting shares:

(A) to appoint any person to execute on behalf of any holder of deferred non-voting shares a transfer of all or any part thereof and/or an agreement to transfer the same (without making any payment therefor) to such person as the board may determine (whether or not an officer of the Company) and who is willing to accept the same;

(B) to purchase all or any of the same in accordance with the Act without obtaining the consent of the holders thereof in consideration of the payment to each of the holders whose shares are purchased an amount equal to ten pence in respect of each of the deferred non-voting shares then being purchased from him;

(C) for the purposes of any such purchase, to appoint any person to execute on behalf of any holder of deferred non-voting shares a contract for the sale to the Company of any such deferred non-voting shares held by him; and

(D) to cancel all or any of the same so purchased in accordance with the Act.

(ii)

Upon or after the purchase of any deferred non-voting shares in accordance with this paragraph the board may consolidate and/or sub-divide and/or convert and/or reclassify the authorised deferred non-voting share capital of the Company existing following such purchase (a) into shares of any other class of share capital into which the authorised share capital is or may at that time be divided of a like nominal amount as the shares of such other class and/or (b) into unclassified shares.

(6)	Form

The deferred non-voting shares shall not be listed on any stock exchange nor shall any share certificates be issued in respect of such shares. The deferred non-voting shares shall not be transferable save as referred to in sub-paragraph (5) above or with the written consent of the board of the Company.

143.	Special voting share

The rights and restrictions attaching to the special voting share are as follows:

(1)	Income

The special voting share shall not confer any right to participate in the profits of the Company.

(2)	Capital

On a return of capital on a winding-up or otherwise (except on a redemption in accordance with the terms of issue of any share, or purchase by the Company of any share or on a capitalisation issue and subject to the rights of any other class of shares that may be issued) there shall be paid to the holder of the special voting share the nominal capital paid up or credited as paid up on such special voting share after paying to the holders of the ordinary shares the nominal capital paid up or credited as paid up on the ordinary shares held by them respectively together with the sum of £100,000 on each ordinary share. The holder of the special voting share shall not be entitled to any further right of participation in the assets of the Company.

(3)	Attendance and voting at general meetings

Subject to the Scheme becoming effective, as referred to in Article 141, the holder of the special voting share shall be entitled, in its capacity as holder of such share, to receive notice of any general meeting of the Company and to attend, speak and vote on all matters at any such meeting. On any resolution (including any resolution to change the Articles to vary or cancel the rights of the voting share) the voting share shall carry such number of additional votes as will enable the holder of such share to approve (or not approve) any shareholder resolution of the Company after the Scheme becomes effective.

(4)	Class rights

(i)

The Company may from time to time create, allot and issue further shares, whether ranking pari passu with or in priority to the special voting share, and on such creation, allotment or issue any such further shares (whether or not ranking in any respect in priority to the special voting share) shall be treated as being in accordance with the rights attaching to the special voting share and shall not involve a variation of such rights for any purpose or require the consent of the holder of the special voting share.

(ii)

A reduction by the Company of the capital paid up on the voting share shall be in accordance with the rights attaching to the voting share and shall not involve a variation of such rights for any purpose and the Company shall be authorised at any time to reduce its capital (subject to the confirmation of the Court in accordance with the Act) and without obtaining the consent of the holder of the voting share.

(5)	Company’s rights

The Company has the irrevocable authority at any time to do all or any of the following without obtaining the sanction of the holder of the special voting share:

(i)

to appoint any person to execute on behalf of the holder of the special voting share a transfer thereof and/or an agreement to transfer the same (without making any payment therefor) to such person as the board may determine (whether or not an officer of the Company) and who is willing to accept the same;

(ii)

to purchase the same in accordance with the Act without obtaining the consent of the holder thereof in consideration of the payment to the holder of an amount equal to £1 in respect of the special voting share then being purchased from him;

(iii)	for the purposes of any such purchase, to appoint any person to execute on behalf of the holder of the voting share a contract for the sale to the Company of the special voting share held by him;

(iv)	to cancel the same so purchased in accordance with the Act.

(6)	Form

The special voting share shall not be listed on any stock exchange nor shall any share certificate be issued in respect of such share. The special voting share shall not be transferable save as referred to in sub-paragraph (5) above or with the written consent of the board of the Company.”

2.	That, subject to and conditional upon:

(a)	the passing of Special Resolution 1 (as set out in this Notice of the General Meeting);

(b)

the New WPP Shares required to be allotted and issued by New WPP pursuant to the Scheme having been allotted and issued and registered in the names of the persons entitled to such New WPP Shares in New WPP’s register of members; and

(c)	the Scheme becoming effective,

the amount standing to the credit of New WPP’s share premium account (including the amount arising upon the allotment and issue of the New WPP Shares pursuant to the Scheme) on the date on which the Scheme becomes effective be reduced in its entirety (or up to such amount as is approved by the Jersey Court) by crediting such amount to a reserve of profit to be available to New WPP to be:

(i)	distributed by New WPP from time to time as dividends in accordance with the Companies (Jersey) Law 1991 and the articles of association of New WPP; or

(ii)

applied by New WPP from time to time toward any other lawful purpose to which such a reserve may be applied. as approved by way of shareholder resolution of New WPP (as described in paragraph 2(b) of Part 1 of the Circular), be approved.

3.	That, subject to and conditional upon the Scheme becoming effective, the name of the Company be changed to WPP 2008 plc.

4.	That, subject to and conditional upon the Scheme becoming effective, the WPP Shares be delisted from the Official List.

ORDINARY RESOLUTION

5.

That, subject to and conditional upon the Scheme becoming effective, the New WPP Directors (as defined in the Scheme referred to and defined in resolution numbered 1(a) above) be and are hereby authorised to ensure that the sponsoring companies of the Inherited Share Plans, the principal terms of which are summarised in paragraph 10 of Part 4 of the Circular to WPP Share Owners dated 6 October 2008, are able to satisfy existing awards under the Inherited Share Plans using newly issued New WPP Shares or New WPP Treasury Shares and are hereby authorised to take all actions necessary or desirable to so ensure.

By order of the Board	Registered office:
M W Capes, Secretary	Pennypot Industrial Estate
Hythe
6 October 2008	Kent CT21 6PE

Notes:

1.

A share owner of the Company entitled to attend and vote at this meeting is entitled to appoint one or more proxies to attend, speak and vote instead of him or her. A share owner may appoint more than one proxy in relation to the General Meeting provided that each proxy is appointed to exercise the rights attached to a different share or shares held by that share owner. A proxy need not be a share owner of the Company.

2.

A blue form of proxy is enclosed with this document. To be valid, the blue form of proxy (together with any power of attorney or authority under which it is signed, or a notarially certified copy of such power or authority) must be received by the Registrars, Computershare Investor Services PLC at P.O. Box 1075, The Pavilions, Bridgwater Road, Bristol BS99 3FA not less than 48 hours before the time appointed for the meeting or, as the case may be, the adjourned meeting. Completion and return of the form of proxy will not prevent you from attending and voting at the meeting instead of the proxy should you so wish.

3.

As an alternative to completing the blue form of proxy you may submit your form of proxy electronically by accessing www.wppinvestor.com. For security purposes, you will need your unique share owner reference number (SRN) and personal identification number (PIN) to validate the submission of your proxy online. Share owners’ individual SRN and PIN numbers are shown on the blue form of proxy. For further information, see the instructions printed on the blue form of proxy.

4.

To be entitled to attend and vote at the meeting (and for the purpose of the determination by the Company of the number of votes cast), share owners must be entered on the Company’s register of members at 6.00 p.m. on 28 October 2008 or, in the event that the meeting is adjourned, on the Company’s register of members at 6.00 p.m. on the date two days before the date of any adjourned meeting.

5.

CREST members who wish to appoint a proxy or proxies through the CREST electronic proxy appointment service may do so for the meeting and any adjournment(s) thereof by using the procedures described in the CREST manual. The Company may treat as invalid a proxy appointment sent by CREST in the circumstances set out in Regulation 35(5)(a) of the Uncertificated Securities Regulations 2001.

6.

Any person to whom this notice is sent who is a person nominated under section 146 of the Companies Act 2006 to enjoy information rights (a Nominated Person) may, under an agreement between him/her and the share owner by who he/she was nominated, have a right to be appointed (or, to have someone else appointed) as a proxy for the meeting. If a Nominated Person has no such proxy appointment right or does not wish to exercise it, he/she may, under any such agreement, have a right to give instructions to the share owner as to the exercise of voting rights. The statement of the rights of share owners in relation to the appointment of proxies in Notes 1 and 2 above does not apply to Nominated Persons. The rights described in these Notes can only be exercised by members of the Company. Nominated persons are reminded that they should contact the registered holder of their shares (and not the Company) on matters relating to their investment in the Company.

7.	In order to facilitate voting by corporate representatives at the meeting, arrangements will be put in place at the meeting so that:

(a)

if a corporate shareholder has appointed the chairman of the meeting as its corporate representative with instructions to vote on a poll in accordance with the directions of all of the other corporate representatives for that shareholder at the meeting, then on a poll those corporate representatives will give voting directions to the chairman and the chairman will vote (or withhold a vote) as corporate representative in accordance with those directions; and

(b)

if more than one corporate representative for the same corporate shareholder attends the meeting but the corporate shareholder has not appointed the chairman of the meeting as its corporate representative, a designated corporate representative will be nominated, from those corporate representatives who attend, who will vote on a poll and the other corporate representatives will give voting directions to that designated corporate representative. Corporate shareholders are referred to the guidance issued by the Institute of Chartered Secretaries and Administrators on proxies and corporate representatives (www.icsa.org.uk) for further details of this procedure. The guidance includes a sample form of representation letter if the chairman is being appointed as described in (a) above.

8.	Copies of:

(a)	the Company’s existing Articles;

(b)	the Company’s Articles as proposed to be amended by Special Resolution 1 (set out in the Notice of the General Meeting); and

(c)	the rules of the Replacement Share Plans, the WPP Share Plans and the Inherited Share Plans,

are available for inspection at the offices of Allen & Overy LLP at One Bishops Square, London E1 6AD and the Company’s registered office at Pennypot Industrial Estate, Hythe, Kent, CT21 6PE, during normal business hours on any weekday (excluding Saturdays, Sundays and public holidays) from the date of this notice until the close of business on the date of the General Meeting and will also be available for inspection at the place of the meeting for at least 15 minutes prior to, and during, the General Meeting.

9.

As at 2 October 2008 (being the last practicable date prior to the publication of this notice) the Company’s issued share capital consists of 1,174,765,283 ordinary shares, each ordinary share carrying one vote.

NOTE FOR CREST MEMBERS

Electronic proxy appointment through CREST

CREST members who wish to appoint a proxy or proxies through the CREST electronic proxy appointment service may do so for the General Meeting and any adjournment(s) thereof by using the procedures described in the CREST manual. CREST personal members or other CREST sponsored members, and those CREST members who have appointed (a) voting service provider(s), should refer to their CREST sponsor or voting service provider(s), who will be able to take the appropriate action on their behalf.

In order for a proxy appointment or instruction made using the CREST service to be valid, the appropriate CREST message (a CREST proxy instruction) must be properly authenticated in accordance with Euroclear’s specifications and must contain the information required for such instructions, as described in the CREST manual. The message, regardless of whether it constitutes the appointment of a proxy or to an amendment to the instruction given to a previously appointed proxy must, in order to be valid, be transmitted so as to be received by the Company’s agent, Computershare Investor Services PLC P.O. Box 1075, The Pavilions, Bridgwater Road, Bristol BS13 8AE (ID 3RA50) by 11.45 a.m. on 28 October 2008 (or 48 hours preceding the date and time for any adjourned meeting). For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp applied to the message by the CREST Applications Host) from which the Company’s agent is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. After this time any change of instructions to proxies appointed through CREST should be communicated to the appointee through other means.

CREST members and, where applicable, their CREST sponsors or voting service providers should note that Euroclear does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of CREST proxy instructions. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST personal member or sponsored member or has appointed a voting service provider(s), to procure that his CREST sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In this connection, CREST members and, where applicable, their CREST sponsors or voting service providers are referred, in particular, to those sections of the CREST manual concerning practical limitations of the CREST system and timings.

The Company may treat as invalid a CREST proxy instruction in the circumstances set out in Regulation 35(5)(a) of the Uncertificated Securities Regulations 2001.